Exhibit 10.1

EXECUTION VERSION

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

MASTER LOAN AGREEMENT

between

TPHGREENWICH OWNER LLC,

as Borrower

and

MACQUARIE PF INC.,

as Lender and Administrative Agent

Dated as of October 22, 2021

Relating to Property Located at:

77 Greenwich Street

(also known as 67 Greenwich Street and 28-42 Trinity Place) (Block 19, Lots 1001, 1002, 1004, 1005, 1007-1028, and 1030-1092)

and Air Rights acquired from 81 Greenwich Street (Block 19, Lot 18)

New York, New York

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

LIST OF SCHEDULES

SCHEDULE A -	SCA PRE- AND POST- TURNOVER WORK
SCHEDULE B -	STORED MATERIALS
SCHEDULE C -	CHANGE ORDERS
SCHEDULE D -	NOTIONAL AMOUNT
SCHEDULE E -	CERTIFICATES OF OCCUPANCY
SCHEDULE F -	INTELLECTUAL PROPERTY
SCHEDULE G -	WARRANTIES
SCHEDULE H -	EXISTING RESIDENTIAL UNIT CONTRACTS
SCHEDULE I -	RESIDENTIAL UNIT CONTRACTS - DATES OF CLOSING
SCHEDULE J-	MINIMUM LEASING GUIDELINES
SCHEDULE K-	CONTRACTS

LIST OF EXHIBITS

EXHIBIT A	-	LEGAL DESCRIPTION OF PROPERTY
EXHIBIT B	-	APPROVED BUDGET
EXHIBIT C	-	RESIDENTIAL UNIT MINIMUM RELEASE PRICE SCHEDULE
EXHIBIT D	-	LIST OF APPROVED PLANS AND SPECIFICATIONS
EXHIBIT E	-	FORM OF DRAW REQUEST
EXHIBIT F	-	BORROWER CERTIFICATION
EXHIBIT G	-	INTENTIONALLY OMITTED
EXHIBIT H	-	SURVEY REQUIREMENTS
EXHIBIT I	-	FORM OF LIEN WAIVER
EXHIBIT J	-	LIST OF OPERATING AGREEMENTS
EXHIBIT K	-	LIST OF EASEMENT AGREEMENTS
EXHIBIT L	-	BORROWER ORGANIZATIONAL CHART
EXHIBIT M	-	HOIST RUN UNITS
EXHIBIT N	-	MEZZANINE LOAN DOCUMENTS
EXHIBIT O	-	SCA ADDITIONAL CONSTRUCTION ITEMS
EXHIBIT P	-	INCOMPLETE SCA WORK AND ADDITIONAL CONSTRUCTION ITEMS
EXHIBIT Q	-	INTENTIONALLY OMITTED
EXHIBIT R	-	FORM OF RELEASE OF UNITS
EXHIBIT S	-	INTENTIONALLY OMITTED
EXHIBIT T	-	FORM OF PURCHASE AGREEMENT DEPOSIT ESCROWEE ACKNOWLEDGMENT
EXHIBIT U	-	BUSINESS PLAN
EXHIBIT V	-	FORM OF LETTER OF CREDIT
EXHIBIT W	-	FORM OF EIGHTH AMENDMENT TO OFFERING PLAN

-vi-

MASTER LOAN AGREEMENT

This Master Loan Agreement (this “Agreement”) is entered into as of October 22, 2021 by and between TPHGREENWICH OWNER LLC, a Delaware limited liability company (“Borrower”) and MACQUARIE PF INC., a Delaware corporation (“Lender” and, to the extent applicable pursuant to Article 15, “Administrative Agent”).

RECITALS:

A.            Borrower is the owner of certain real property containing approximately 1.23 acres located at 77 Greenwich Street (also known as 67 Greenwich Street and 28-42 Trinity Place) designated as Block 19, Lots 1001, 1002, 1004, 1005, 1007-1028, and 1030-1092 in the New York City Tax Map in the City, County and State of New York as more particularly described on Exhibit A attached hereto (the “Land”) and the existing improvements located thereon. The Land is part of a “zoning lot”, as defined in the Zoning Resolution of the City of New York consisting of the Land and the parcel of real property designated on the New York City Tax Map in the City, County and State of New York as Lot 18, Block 19.

B.             Borrower and the New York City School Construction Authority, a public benefit corporation of the State of New York (the “SCA”) are parties to that certain School Design, Construction, Funding and Purchase Agreement dated as of December 22, 2017, together with that certain letter agreement dated as of December 22, 2017, between Borrower and SCA, together with that certain First Amendment to School Design, Construction, Funding and Purchase Agreement dated as of March 13, 2019, between Borrower and SCA, together with that certain Second Amendment to School Design, Construction, Funding and Purchase Agreement dated as of January 28, 2020, between Borrower and SCA, together with that certain Third Amendment to School Design, Construction, Funding and Purchase Agreement (the “Third SCA PA Amendment”) dated as of April 6, 2020, between Borrower and SCA (collectively, as further amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “School Unit Purchase Agreement”) pursuant to which Borrower shall, inter alia, complete the construction of the School Improvements (as defined below).

C.            To the extent not already completed, Borrower intends to complete construction of (i) a new mixed-use building containing approximately 300,400 square feet of gross floor area on the Land (the “Building”) which Building shall include (1) approximately 207,000 square feet of gross floor area of residential space to be located predominantly on portions of floors 11 through 38 (the “Residential Improvements”), (2) the core and shell of the approximately 86,000 square feet of gross floor area of school improvements to be located predominantly on a portion of the cellar and ground floor and portions of floors 2 through 8 of the Building as more particularly described in the School Unit Purchase Agreement (the “School Improvements”), the completion of such School Improvements to include, without limitation (a) certain modifications to the existing Robert and Anne Dickey House which has been designated a landmark by the New York City Landmarks Preservation Commission (the “Dickey House”), (b) certain modifications to the exterior of the Dickey House, and (c) the incorporation of a portion of the Dickey House into the School Unit, (3) approximately 7,542 square feet of retail space to be located on a portion of the cellar and ground floor of the Building (the “Retail Improvements”), and (ii) construction of a new subway entrance consisting of a staircase and elevator on Trinity Place pursuant and subject to the terms and conditions of the Transit Improvement Agreement and as further described therein (the “Subway Entrance”; together with the Building, the “Improvements”; provided that (x) to the extent that construction of the Subway Entrance is not required under the terms of the Transit Improvement Agreement, the term “Improvements” shall not include the Subway Entrance, and (y) the term “Improvements” shall not include the School Unit, Residential Units 15C and/or 21B, and/or any other Condominium Unit from and after the time such Condominium Unit has been released from the lien of the Mortgage in accordance with the terms and conditions of this Agreement). The construction work contemplated by the Approved Plans and the 100% School Base Building CD’s, including without limitation, the construction of the Improvements is referred to herein collectively as the “Project”.

D.            The Improvements have been (to the extent already completed) and are to be (to the extent not already completed) (i) constructed substantially in accordance with the Approved Plans, including without limitation, the 100% School Base Building CD’s, pursuant to a certain Construction Management Agreement dated March 16, 2017 by and between Borrower, as owner, and Gilbane Residential Construction LLC (the “Contractor”), as construction manager, as amended by that certain Amendment No. 1 to Agreement between Owner and at Risk Construction Manager for Construction of 42 Trinity Place, New York, New York dated October 24, 2017 (as the same may be amended, modified, supplemented or replaced, from time to time, in accordance with this Agreement, the “Construction Contract”), and substantially in accordance with the Business Plan and the Approved Budget, and (ii) Finally Completed prior to the Completion Date.

E.             The Project has been submitted to the provisions of the Condominium Act to create a condominium of the Project (excluding the Subway Entrance) which is governed by and subject to the provisions of the Condominium Laws and the Condominium Documents. The Condominium is comprised of the following Condominium Units: (i) ninety (90) residential condominium units (each such residential unit being herein referred to as a “Residential Unit”, and, collectively, the “Residential Units”) containing the Residential Improvements (subject to combination of Residential Units with Lender’s prior written approval in accordance with the provisions of this Agreement), (ii) one (1) school condominium unit containing the School Improvements (the “School Unit”), and (iii) one (1) retail condominium unit containing the Retail Improvements (the “Retail Unit”; together with the Residential Units and the School Unit, the “Condominium Units” and each, a “Condominium Unit”). Borrower has previously conveyed its fee interest in (i) the School Unit to the SCA in accordance with the provisions of the School Unit Purchase Agreement, and (ii) Residential Units 15C and 21B to Residential Unit Purchasers in accordance with Residential Unit Contracts of Sale applicable thereto.

F.             In order to refinance Borrower’s existing term, building and project loans (collectively, the “Refinanced Loans”), and to finance the remaining development of the Project and the remaining construction of the Improvements, Borrower has applied to Lender for a loan and subject to the terms of this Agreement and the other Loan Documents, Lender has agreed to make (i) a Term Loan to Borrower in the original principal amount of $28,961,945.00, (ii) a Building Loan to Borrower in the maximum principal amount of up to $128,197,878.00 to reimburse Borrower for (or to pay directly) certain construction costs in connection with the construction of the Improvements on the Land in accordance with the Approved Plans, and (iii) a Project Loan to Borrower in the maximum principal amount of up to $9,540,177.00 to reimburse Borrower for (or to pay directly) certain other costs incurred by Borrower in connection with the construction of the Improvements on the Land in accordance with the Approved Plans, each such loan which shall be secured, in part, by all of Borrower’s assets.

G.             Pursuant to the terms of the School Unit Purchase Agreement, the SCA has made the following payments to the Borrower in connection with the completion of the School Unit: an amount equal to the aggregate of (i) [***] (the “Land Value Payment”) representing SCA’s payment to Borrower for a portion of the Land value determined in accordance with Exhibit G of the School Unit Purchase Agreement, (ii) Pre-Development Costs, interest on SCA’s allocable share of Pre-Development Costs, and all soft costs incurred for the School Improvements more particularly set forth in Exhibit O of the School Unit Purchase Agreement in an amount equal to [***] (the “School Base Building Soft Costs”), as such School Base Building Soft Costs have been allocated to the School Improvements in accordance with Exhibit G of the School Unit Purchase Agreement (the “School Base Building Soft Cost Payment”), (iii) a construction supervision fee (the “School Construction Supervision Fee”) of [***] of each Requisition (as defined in the School Unit Purchase Agreement) (subject to the holdback provisions of Section 5.02(f) of the School Unit Purchase Agreement) payable by the SCA in periodic installments in accordance with and subject to the guidelines set forth in Exhibit H of the School Unit Purchase Agreement (the “School Construction Supervision Fee Payment”), and (iv) [***], which was payable based on percentage completion (the “School Base Building Hard Cost Payment”; together with the Land Value Payment, the School Construction Supervision Fee Payment, the School Base Building Soft Cost Payment and any other payment made by the SCA under the School Unit Purchase Agreement, the “School Cost Payments”) to pay Borrower SCA’s portion of hard costs attributable to the School Improvements in accordance with Exhibit G of the School Unit Purchase Agreement (excluding the School Construction Supervision Fee and the Land Value Payment, the “School Base Building Hard Costs”; together with the Pre-Development Costs, the School Base Building Soft Costs, and any other Public School Project Costs, the “School Costs”).

H.            The Recitals are a material part of this Agreement.

NOW, THEREFORE, in consideration of the terms and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed to, the parties agree to be bound as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1         Certain Definitions. As used in this Agreement, the following terms shall mean:

“100% School Base Building CD’s” is defined in the School Unit Purchase Agreement.

“Acceleration Event” is defined in Section 2.3(e).

“Acceptable Invoice” means an invoice or bill that (i) is in writing, (ii) contains the vendor’s name and address, (iii) contains the Project name and location, and (iv) is dated not more than 90 days prior to the date of the applicable Draw Request.

“Access Laws” means the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities, as may heretofore or hereafter may be amended.

“ACH” is defined in Section 2.7(a).

“Actual Return Amount” means the aggregate sum actually paid in cash to Lender of all interest on the outstanding principal balance of the Loan and interest on any PIK Interest, but in all cases, excluding, (a) interest paid at the Default Rate to the extent the same is in excess of interest at the Contract Rate, (b) any Extension Fee paid to Lender in accordance with this Agreement, (c) the Origination Fee paid to Lender in accordance with this Agreement, (d) any Exit Fee paid to Lender in accordance with this Agreement, (e) [intentionally omitted], (f) the repayment of any outstanding principal balance, (g) [***], and (h) any and all other costs, expenses, fees paid to (or received by) or on behalf of Lender, any late payment charge, any protective advances made in accordance with this Agreement and any similar payments, fees or amounts received by, or paid on behalf of, Lender.

[***]

[***]

“Adjusted Rate” means the Federal Funds Rate as such Federal Funds Rate may change from time to time, plus the Rate Spread.

“Administrative Agent” means Macquarie PF Inc., a Delaware corporation, or any successor pursuant to Article 15.

“Advances” means (other than (i) Loan proceeds, (ii) equity contributed by Borrower to the Project, (iii) School Cost Payments, and (iv) all other amounts funded by Borrower or any Affiliate thereof) all amounts of money advanced or paid and all costs and expenses incurred by Administrative Agent or Lender, as provided in this Agreement or in any other Loan Document, upon failure of Borrower to pay or perform any obligation or covenant contained herein or in such other Loan Document.

“Affiliate” means any Person Controlled by, in Control of or under common Control with any other Person.

“Agreement” means this Master Loan Agreement, as amended from time to time.

“Anti-Money Laundering Laws” means the USA Patriot Act of 2001, as amended, the Bank Secrecy Act, as amended, Executive Order 13324 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended, and other federal laws and regulations and executive orders administered by OFAC which prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (such individuals include OFAC Prohibited Persons), specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanction and embargo programs), and such additional laws and programs administered by OFAC which prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on any of the OFAC lists.

“Application” means the Term Sheet dated as of June 28, 2021, executed by or on behalf of Borrower and Lender for the Loan.

“Approved Bank” means a bank or other financial institution which has the Required Rating.

“Approved Budget” means the Line Item breakdown of the total direct and indirect costs of the Project attached hereto as Exhibit B and made a part hereof, including all Hard Costs, all Soft Costs, as the same shall be amended by Lender from time to time to reflect (i) Change Orders approved by Lender in accordance with this Agreement or that do not require Lender’s approval hereunder and (ii) reallocations of Available Cost Savings and from the Contingency Line Item which are expressly permitted in accordance with the terms of this Agreement.

“Approved Form of Contract of Sale” means the form of residential Condominium Unit purchase and sale contract that is part of the Offering Plan.

“Approved Plans” means the final signed architectural, civil, structural, foundation, plumbing, electrical and mechanical plans and specifications listed on Exhibit D, as the same may be amended and supplemented from time to time in accordance with Section 3.3(a)(ii) and to reflect Change Orders approved by Lender (or which do not require Lender’s approval) in accordance with the terms of this Agreement; provided that to the extent that the completion of the MTA Work is not required under the Transit Improvement Agreement, the portions of the Approved Plans relating solely to the MTA Work shall be deemed to have been deleted for the purposes of the definition of “Approved Plans”.

“Appurtenances” is defined in the Granting Clauses of the Mortgage.

“Architect” means FXFowle Architects, LLP, and any other architect for the construction of the Improvements approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

“Architect’s Consent” means the consent executed and delivered by the Architect to Lender in connection with the Loan, pursuant to which the Architect has, among other things, consented to the assignment of the Architect’s Contract from Borrower to Lender.

“Architect’s Contract” means that certain Architectural Services Agreement dated as of December 18, 2015 between Borrower and Architect, as (i) amended by that certain letter agreement, dated as of March 30, 2021, and (ii) may be further amended, supplemented or otherwise modified, from time to time, in accordance with this Agreement or any other contract between Borrower and Architect approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

“Assignment of Architect Contract” means the Assignment of Architect Contract of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time.

“Assignment of Construction Contract” means the Assignment of Construction Contract of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time.

“Assignment of Design Contract” means the Assignment of Interior Design and Architectural Services Agreement of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time.

“Assignment of Engineer’s Contract” means collectively, (i) with respect to the Stantec Contract, the Assignment of Professional Services Agreement of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time, (ii) with respect to the Langan Contract, the Assignment of Engineer’s Contract of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time, and (iii) with respect to the Tomasetti Contract, the Assignment of Engineer’s Contract of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time.

“Assignment of Exclusive Sales Agreement” means the Assignment and Subordination of Exclusive Sales and Marketing Agreement executed by Borrower, Lender and the Sales Agent in connection with the Loan.

“Assignment of Leases and Rents” means collectively, the Term Loan Assignment of Leases and Rents, the Building Loan Assignment of Leases and Rents and the Project Loan Assignment of Leases and Rents.

“Assignment of Licenses and Contracts” means the Assignment of Licenses, Permits, Approval, Contracts and Agreements of even date herewith from Borrower to Lender, as it may be amended, modified, consolidated or extended from time to time.

“Assignment of Rate Cap Agreement” is defined in Section 8.17(c).

“Assignment of Services Contract” means the Assignment of Services Contract of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time.

“Attorney General” means the New York State Office of the Attorney General, Department of Law, Real Estate Finance Bureau.

“Available Cost Savings” means any cost savings achieved by Borrower with respect to any Line Item in the Approved Budget which has not previously been reallocated as permitted in this Agreement. Borrower shall not be deemed to have achieved any cost savings in any Line Item in the Approved Budget unless the work or the materials to which those cost savings relate has been completed or purchased in accordance with the requirements of this Agreement or until such cost savings have been otherwise documented to the reasonable satisfaction of Lender.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bankruptcy Proceeding” means any proceeding, action, petition or filing under the Federal Bankruptcy Code or any similar state or federal law now or hereafter in effect relating to bankruptcy, reorganization or insolvency, or the arrangement or adjustment of debts.

“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant Section 2.8(a) of this Agreement, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

1.	For purposes of clause (a)(i) of Section 2.8 of this Agreement, the first alternative set forth below that can be determined by Lender:

a.	the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, or

b.	the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a)(i) of Section 2.8; and

2.	For purposes of clause (a)(ii) of Section 2.8 of this Agreement, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Lender (after consultation with the Borrower) as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause 1 or 2 above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Adjusted Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Lender (after consultation with Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if Lender (after consultation with Borrower) decides that adoption of any portion of such market practice is not administratively feasible or if Lender (after consultation with Borrower) determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Lender (after consultation with Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Borrower” is defined in the introductory paragraph on page one of this Agreement, and also includes any subsequent owner of the Mortgaged Property and its or their respective permitted successors and assigns.

“Borrower Certification” means a certification in the form attached to this Agreement as Exhibit F, together with all accompanying documentation reasonably required by Lender.

“Building” is defined in paragraph C of the Recitals.

“Building Loan” means that certain loan evidenced by the Building Loan Note in the maximum principal amount of up to One Hundred Twenty Eight Million One Hundred Ninety Seven Thousand Eight Hundred Seventy Eight and 00/100 Dollars $(128,197,878.00) made by Lender to Borrower to finance Hard Costs, which Building Loan is secured by, among other things, the Building Loan Mortgage.

“Building Loan Advance(s)” is defined in Section 2.1(b).

“Building Loan Agreement” means that certain Building Loan Agreement of even date herewith between Borrower and Lender, as the same may be amended, restated, or modified from time to time.

“Building Loan Assignment of Leases and Rents” means the Building Loan Assignment of Leases and Rents from Borrower to Lender of even date herewith, as the same may be amended, modified, consolidated or extended from time to time.

“Building Loan Documents” means collectively, this Agreement, the Building Loan Agreement, the Building Loan Note, the Building Loan Mortgage, the Building Loan Assignment of Leases and Rents, the Environmental Indemnification Agreement, the Recourse Guaranty Agreement, the Completion Guaranty, the Interest and Carry Guaranty, and all other documents now or hereafter executed by Borrower, Indemnitor or any other Person to evidence or secure the repayment of the Indebtedness or the performance of Borrower in connection with the Building Loan.

“Building Loan Note” means that certain Building Loan Promissory Note of even date herewith executed and delivered by Borrower to Lender in the original principal amount of up to One Hundred Twenty Eight Million One Hundred Ninety Seven Thousand Eight Hundred Seventy Eight and 00/100 Dollars $(128,197,878.00), as the same may be modified, amended, split, consolidated, replaced, substituted or extended from time to time.

“Building Loan Mortgage” means the Fee and Leasehold Building Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith executed by Borrower in favor of Lender, as the same may be modified, amended, split, consolidated, replaced, substituted or extended from time to time.

“Bulk Sale” means the sale of more than three (3) Residential Units to any one Residential Unit Purchaser.

“Breakage Fee” is defined in Section 2.5(a)(iii).

“Business Day” means any day other than a Saturday, Sunday or other day on which national banks in the State are not open for business.

“Business Plan” means the business plan as shown on Exhibit U attached hereto and made a part hereof, as the same is updated annually by Borrower in accordance with the provisions of Section 9.1(a)(i) and approved by Lender (not to be unreasonably withheld, conditioned or delayed other than with respect to requests to amend the Major Points of Business Plan, which may be granted or withheld in Lender’s sole and absolute discretion), and such other updates as approved by Lender (not to be unreasonably withheld, conditioned or delayed other than with respect to requests to amend the Major Points of Business Plan, which may be granted or withheld in Lender’s sole and absolute discretion).

“Bylaws” means the by-laws of the Condominium attached as Schedule C to the Declaration, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement.

“Carry Cost Reserve” is defined in Section 2.9.

“Carry Cost Reserve Account” is defined in Section 2.9.

“Carry Costs” means, without duplication, Impositions, real estate taxes, assessments (including common charges with respect to the Condominium), municipal charges, insurance premiums and any other carrying costs necessary or reasonably desirable to own and operate the Mortgaged Property as reasonably determined by Lender.

“Cash Collateral Account” means the account bearing account no. [***] established at the Cash Collateral Bank and further described in the Cash Collateral Account Agreement.

“Cash Collateral Account Agreement” means that certain Cash Management Agreement (Hard – Cash Collateral Accont), dated as of the date hereof, among Borrower, Lender and Cash Collateral Bank, as the same may be amended from time to time.

“Cash Collateral Bank” means Signature Bank, a New York state chartered bank.

“Cause” means, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute willful disregard of, or gross negligence with respect to, such Independent Director’s or Independent Manager’s, as applicable, duties, (ii) such Independent Director or Independent Manager, as applicable, has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, as applicable, (iii) such Independent Director or Independent Manager, as applicable, has breached its duties as and to the extent such duties are accordance with the terms of Borrower’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Director or Independent Manager, as applicable, or a material change to such Independent Director’s or Independent Manager’s, as applicable, terms of service, (v) such Independent Director or Independent Manager, as applicable, is unable to perform his or her duties as Independent Director or Independent Manager, as applicable, due to death, disability or incapacity, or (vi) such Independent Director or Independent Manager, as applicable, no longer meets the definition of Independent Director or Independent Manager, as applicable.

“Change Order” is defined in Section 4.2.

“Closing Date” means the date that the Loan (or the initial portion thereof) is advanced to Borrower.

“Collateral” is defined in the Granting Clauses of the Mortgage.

“Collusive Insolvency” is defined in Section 13.1(c).

“Comparable Condominium Projects” means first class condominium projects located in Manhattan that are comparable to the Project in location, price, size, facilities, amenities and quality.

“Completion Date” means July 1, 2022, as the same may be extended due to Force Majeure in accordance with this Agreement.

“Completion Guaranty” means the Guaranty of Completion and Payment of even date herewith from Indemnitor for the benefit of Lender, as amended from time to time.

“Condominium” means the condominium established by Borrower pursuant to the Condominium Declaration consisting of the Condominium Units and common elements and limited common elements described therein, in accordance with the terms and conditions of this Agreement.

“Condominium Act” means Article 9-B of the New York Real Property Law (339-d et seq.), together with the administrative rules promulgated thereunder, and all amendments and replacements thereof, and all regulations with respect thereto now or hereafter promulgated.

“Condominium Association” means the condominium association established pursuant to the Condominium Documents.

“Condominium Board of Managers” means the persons responsible for the administration and operation of the Condominium Association who were designated by the Unit Owners in accordance with the Bylaws of the Condominium attached as an exhibit to the Declaration.

“Condominium Documents” means, collectively, the Declaration, the Bylaws, the Condominium Plans, the Offering Plan, drawings and any other documents relating to the submission of the Improvements to the condominium form of ownership and the regulation and administration of the Improvements after submission, all of which have been accepted for filing by any agency whose approval and acceptance is required by the Condominium Laws, including without limitation, the Attorney General.

“Condominium Laws” means all applicable local and state laws, rules and regulations which affect the establishment and maintenance of condominiums in the State and the offering and sale of condominiums in the State, including, without limitation, the Condominium Act and the Martin Act, as same may be amended and in effect from time to time.

“Condominium Plans” means the floor plans of the Condominium Units prepared and certified by the Architect and approved by the Tax Map Unit and filed in the Division of Land Records Office of the Department of Finance of the City of New York, and also recorded in the Register’s Office as CRFN2021000370642.

“Condominium Unit” is defined in paragraph E of the Recitals.

“Construction Contract” is defined in paragraph D of the Recitals.

“Construction Work” means the construction of the Project in accordance with the Approved Plans, which includes, without limitation, the construction of the Improvements.

“Contingency Line Item” is defined in Section 3.9.

“Contract” means any cleaning, maintenance, service, repair, supply, credit, personnel, staffing or other written contract or agreement of any kind relating to the use, operation, maintenance, repair or restoration of the Mortgaged Property or otherwise binding on Borrower or any Affiliate (on behalf of Borrower) with respect to the Mortgaged Property.

“Contractor” is defined in paragraph D of the Recitals.

“Contract Rate” is defined in Section 2.2(a).

“Control” means the power to direct the decision-making, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise; and the terms “Controlling” or “Controlled” have meanings correlative to the foregoing.

“Conversion Costs” is defined in Section 2.8(c).

“Conveyance” is defined in Section 10.1.

“Cure Notice” is defined in Section 11.1(c).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Lender in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if Lender (after consultation with Borrower) decides that any such convention is not administratively feasible for Lender, then Lender may establish another convention in its reasonable discretion.

“Declaration” means the Amended and Restated Declaration of 42 Trinity Place Condominium, as recorded in the Register’s Office on September 20, 2021 as CRFN 2021000370641, with such modifications thereto as shall be approved by Lender in accordance with this Agreement.

“Default Rate” is defined in Section 2.2(c).

“Defaulting Lender” means any Lender that fails or refuses to perform its obligation to fund its share of a Disbursement to Borrower in accordance with the terms and conditions of this Agreement within the time period specified for such funding and such failure or refusal continues for a period of ten (10) Business Days following written notice from Borrower to said Lender and to the Administrative Agent.

“Deficiency Amount” is defined in Section 5.2(d)(iv).

“Demolition Contract” means that certain AIA101-2007 Standard Form of Agreement Between Owner and Contractor executed as of March 30, 2016 between Borrower and Demolition Contractor, as the same may have been amended, supplemented or otherwise modified, from time to time.

“Demolition Contractor” means Alba Services, Inc., and any other demolition contractor approved by Lender under this Agreement.

“Designer” means Deborah Berke & Partners Architects LLP, and any other designer approved by Lender under this Agreement.

“Designer’s Consent” means the consent executed and delivered by the Designer to Lender in connection with the Loan, pursuant to which the Designer has, among other things, consented to the assignment of the Designer’s Contract from Borrower to Lender.

“Designer’s Contract” means that certain Agreement for Interior Design and Architecture Services dated as of August 5, 2015 between Borrower and Designer, as (i) amended by that certain letter agreement, dated as of September 18, 2020, (ii) amended by that certain letter agreement, dated as of January 26, 2021, and (iii) may be further amended, supplemented or otherwise modified, from time to time, in accordance with this Agreement or any other contract between Borrower and Designer approved by Lender under this Agreement.

“Developer Event of Default” means any event of default by Borrower under the School Unit Purchase Agreement following any required notice to Borrower and following the expiration of any applicable cure periods specified therein.

“Dickey House” is defined in paragraph C of the Recitals.

“Disbursement to Borrower” or “Disbursement” means the disbursement of Funds by Lender to Borrower in accordance with the applicable provisions of this Agreement, from the Loan Reserve, Carry Cost Reserve Account or as a Loan Advance.

“Disbursement Date” is defined in Section 3.1(b).

“Dollars” and “$” means lawful money of the United States of America.

“Draw Request” means a request for payment in the form attached to this Agreement as Exhibit E, together with all accompanying documentation reasonably required by Lender.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower.

“Early Opt-in Election” means the occurrence of:

1.	a determination by Lender that at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate, and

2.	(a) if Lender is then making the same Early Opt-in Election uniformly across its U.S. loan portfolio, the election by the Lender to trigger a fallback from LIBOR and the provision by the Lender of written notice of such election to the Borrower, or (b) if Lender is not then making the same Early Opt-in Election uniformly across its U.S. loan portfolio, the joint election by the Lender and Borrower to trigger a fallback from LIBOR.

“Easement Agreements” is defined in Section 8.3.

“Easements” is defined in Section 8.3.

“Engineer” means collectively, Stantec Consulting Services Inc. (“Stantec”), Langan Engineering, Environmental, Survey and Landscape Architecture, DPC (“Langan”) and Thornton Tomasetti, Inc. (“Tomasetti”) or any substitute or replacement engineer designated by Borrower and approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

“Engineer’s Consent” means the consent executed and delivered by each Engineer to Lender in connection with the Loan, pursuant to which each Engineer has, among other things, consented to the assignment of the applicable Engineer’s Contract from Borrower to Lender.

“Engineer’s Contract” means collectively, (i) that certain Professional Services Agreement dated March 13, 2017 by and between Borrower, as Owner, and Stantec, as Consultant (the “Stantec Contract”), (ii) that certain Proposal to Owner dated September 10, 2015 from Langan and agreed to by Borrower, as supplemented by that certain letter agreement dated November 5, 2015 from Borrower to Langan (the “Langan Contract”), (iii) that certain Letter Agreement dated December 18, 2015 by and between Borrower, as Owner, and Tomasetti, as Consultant, as supplemented by that certain Proposal to Provide Engineering Services dated August 9, 2017 accepted by Colliers International, as agent for Borrower (the “Tomasetti Contract”), and (iv) any other agreement between (or on behalf of) Borrower and any other Engineer approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

“Environmental Indemnification Agreement” means the Environmental Indemnification Agreement of even date executed by Borrower and Indemnitor in favor of Lender and the Lender Parties and Administrative Agent, as applicable, as amended from time to time.

“Equipment” is defined in the Granting Clauses of the Mortgage.

“Equity Deposit” means any amount required from time to time after the date hereof to be deposited in cash with Lender to pay the costs of the Project which are (i) not paid out of the proceeds of the Loan, (ii) necessary to pay for Change Orders, (iii) [intentionally omitted] or (iv) any equity payments required to be made by Borrower under Section 3.11 in order to prevent the Loan from being Out of Balance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the IRS Code, of which Borrower is a member, and (b) solely for purposes of potential liability or any lien arising under Section 302 of ERISA and Section 412 of the IRS Code, described in Section 414(m) or (o) of the IRS Code, of which Borrower is a member.

“Evidence of Sufficient Funds” is defined in the School Unit Purchase Agreement.

“Event of Default” means any one or more of the events described in Section 11.1.

“Excess Rate” is defined in Section 8.17(d).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes; (b) Taxes imposed on amounts payable to Lender under the Loan Documents pursuant to a law in effect on the date of this Agreement (or on the date that it becomes a Lender hereunder); and (c) Taxes attributable solely to Lender’s failure to provide Borrower with an IRS Form W-9, IRS Form W-8BEN-E, or other proper and sufficient evidence under the IRS Code to establish that it is exempt from (or eligible for a reduced rate of) Tax with respect to amounts payable under the Loan Documents.

“Exit Fee” is defined in Section 2.5(a)(ii).

“Extended Term” is defined in Section 2.4(b).

“Extension Conditions” is defined in Section 2.4(b).

“Extension Fee” means an extension fee equal to [***] of the principal balance of the Loan outstanding as of the Initial Maturity Date.

“Extension Notice” is defined in Section 2.4(b).

“Extension Option” is defined in Section 2.4(b).

“Federal Bankruptcy Code” means Title 11 of the United States Code, as the same may be amended from time to time or any successor statute.

“Federal Funds Rate” means the rate published in The Wall Street Journal as the average federal funds rate in the Money Rates section as of the applicable date. If The Wall Street Journal is not in publication on the applicable date, or ceases to publish such average rates, then any other publication acceptable to Lender quoting daily market average federal funds rates will be used.

“Final Architect’s Certificate” means an AIA Certificate of Completion issued by the Architect and verified by the Inspector, indicating that the Project is in compliance with all applicable Legal Requirements and that based upon personal inspections at adequate intervals (not less frequently than monthly) during construction, the Construction Work has been completed in a good and workmanlike manner and substantially in accordance with the Approved Plans and in accordance with all applicable Legal Requirements.

“Final Completion”, “Finally Complete” or “Finally Completed” means that (i) Substantial Completion shall have occurred and all Punch List Items, SCA Additional Construction Items and SCA Pre- and Post-Turnover Work (but not the MTA Work, SCA Fit-Out Impacted Work or Retail Unit fit-out work not then required to be completed under a Lease that is then in effect) shall have been completed in accordance in all material respects with the Approved Plans (as the same may be amended, in accordance with this Agreement), all applicable Legal Requirements, and this Agreement, free and clear of mechanics’ liens and comparable liens (other than those that have been bonded or otherwise discharged pursuant to, and in accordance with, Section 4.7 hereof), (ii) all direct and indirect costs of the Project (other than with respect to the MTA Work, SCA Fit-Out Impacted Work and Retail Unit fit-out work not then required to be completed under a Lease that is then in effect) set forth in the Approved Budget (taking into account Available Cost Savings and permitted reallocations from Contingency as set forth in Section 3.9) have been paid in full and closed out and unconditional lien waivers from the Contractor, Major Subcontractors and other subcontractors (unless the applicable contract with a Major Subcontractor or other subcontractor was terminated and either (x) the statutory period in which to file a mechanics’ lien by such Major Subcontractor or other subcontractor has expired and no such mechanics’ lien has been filed, or (y) if the statutory period in which to file a mechanics’ lien has not expired with respect to such Major Subcontractor or other subcontractor, the aggregate value of the applicable subcontracts that fall under this clause (y) for which unconditional lien waivers have not been obtained does not exceed $2,000,000.00 in the aggregate), each in form reasonably satisfactory to Lender (Lender hereby approving the form of Contractor lien waiver attached hereto as Exhibit I) have been delivered to Lender (or the disputed amount of any direct or indirect Project costs have been fully bonded to the reasonable satisfaction of Lender), (iii) to the extent not already delivered to Lender, Borrower shall have delivered to Lender (A) upon Lender’s request, copies of all operating manuals, warranties and other material documentation relating to the Property and Project, and any fixtures, furniture and equipment used in accordance therewith to the extent in Borrower’s possession or control (provided the same may be delivered within sixty (60) days after Final Completion), (B) a final “as built” set of drawings for mechanical, electrical, fire protection, and plumbing work with respect to the Project improvements (other than with respect to the MTA Work, SCA Fit-Out Impacted Work and Retail Unit fit-out work not then required to be completed under a Lease that is then in effect) (provided the same may be delivered within sixty (60) days after Final Completion), together with plans that reflect all addenda and sketches issued by the Designer and/or the Architect, (C) an “as built” survey of the Property and the Improvements (provided the same may be delivered within sixty (60) days after Final Completion), and (D) proof that Borrower has obtained either one or more temporary certificate(s) of occupancy (with no conditions to the future issuance of a permanent certificate of occupancy other than those approved by Lender acting in its reasonable discretion) or permanent certificate(s) of occupancy, in each case, with regard to the Project improvements as a whole (other than with respect to (i) the MTA Work, (2) the SCA Fit-Out Impacted Work, (3) the School Unit and (4) (x) to the extent a Lease(s) with respect to the Retail Unit then exists, the interior spaces within the Retail Unit which are to be delivered to tenant(s) for their fit out work pursuant to Leases entered into in accordance with the terms hereof and where such work is the only work remaining in order to obtain a certificate of occupancy for such space or (y) to the extent no Lease(s) with respect to the Retail Unit then exists, the interior spaces within the Retail Unit which are to be delivered to tenant(s) for their fit out work pursuant to Leases which may be entered into in accordance with the terms hereof and where such work as is customarily performed in connection with a Lease is the only work remaining in order to obtain a certificate of occupancy for such space); with completion of such requirements set forth in (i) through (iii) above to be evidenced to the reasonable satisfaction of Lender.

“Financial Information” is defined in Section 9.1.

“Financial Information Fee” is defined in Section 9.1(c).

“First Month” is defined in Section 2.2(a).

“Fiscal Year” means each calendar year during the term of this Agreement, or such other fiscal year of Borrower as Borrower may select from time to time with the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. During the first year of the term of this Agreement, Borrower’s Fiscal Year shall be deemed to have commenced on the date of this Agreement and shall end on the regular Fiscal Year ending date as indicated in the immediately preceding sentence.

“Floor” means a rate per annum equal to twenty-five hundredths of one percent (0.25%).

“Force Majeure” means a delay or inability of Borrower to perform its obligations under the Loan Documents that is not the result of any failure to timely satisfy any monetary obligation of Borrower, the Principals or their respective Affiliates, but rather is the result of Acts of God, acts of nature, strikes or similar labor disturbance, acts of terrorism, embargo or blockades, delays in transportation or information distribution, governmental regulation or restriction, strike, riot, fire or explosions, or inability to obtain labor or materials, arbitrary or capricious interpretations or actions of governmental authorities including, without limitation, moratoriums, delays in issuing Permits or making inspections (which delays are not caused by the failure to timely make requests or application, Borrower error or incomplete filings), pandemic, public health emergency or changes in laws, or any substantively like event, if and to the extent beyond the reasonable control of Borrower or Indemnitor, in each case, that first arise after the Closing Date and are not specific to the Project, any Contractor or Borrower or any of its Affiliates; provided that with respect to any of the circumstances described in this definition:

(i)            for the purposes of this Agreement, any period of Force Majeure shall apply only to such Person’s performance of the obligations (or portion thereof) actually affected by such circumstance and shall continue only for so long as such Person is diligently using all reasonable efforts to minimize the effect and duration thereof, and in no event, for longer than ninety (90) days (in the aggregate with all other days affected by Force Majeure) from the commencement of any applicable Force Majeure period (it being understood and agreed by Borrower that the maximum aggregate days that may be subject to Force Majeure shall in no circumstances exceed ninety (90));

(ii)            notwithstanding anything to the contrary set forth herein, Force Majeure shall not include (y) the unavailability or insufficiency of funds or (z) events that are reasonably foreseeable and relate to non-unique, customary supplies, materials or other matters that can be substituted for, including reasonably foreseeable shortages or the inability to obtain supplies, materials or other matters to the extent such inability was reasonably foreseeable;

(iii)            [intentionally omitted];

(iv)            Borrower shall have notified Lender of any Force Majeure within ten (10) days following Borrower obtaining actual knowledge of the occurrence thereof (which notice shall include a reasonably detailed description of what is affected by such Force Majeure and how the same is affected by such Force Majeure, in each case, to the extent Borrower has actual knowledge thereof at such time) and keep Lender reasonably informed thereof;

(v)            in no event shall Force Majeure extend the applicable Maturity Date or suspend or abate any obligation of Borrower, Indemnitor or any other Person to pay any amounts required to be paid hereunder; and

(vi)            in no event shall Force Majeure include any effects of the COVID-19 pandemic existing on and as of the Closing Date that are actually known to Borrower as of the Closing Date (it being understood that the same is ongoing as of the Closing Date and the effects thereof have already been taken into account by Borrower).

“Funds” means the proceeds of the Loan, Required Equity and any other amounts in the Loan Reserve or Carry Cost Reserve Account.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever, or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether new or hereafter in existence.

“Hard Costs” means amounts payable to the Contractor under the Construction Contract for the Construction Work and other budgeted hard costs, excluding without limitation, any School Costs and, to the extent the same is not required to be completed under the terms of the Transit Improvement Agreement, costs in respect of the MTA Work.

“Hoist Run Units” means those Residential Units set forth on Exhibit M attached hereto.

“Immaterial Service Requests” mean changes to the Approved Budget, Business Plan, Approved Plans, Construction Contract, Engineer’s Contract, Designer’s Contract and/or Architect’s Contract, as applicable, in connection with assessing design feasibility of de minimis changes to an individual Residential Unit requested by a purchaser thereof which assessment satisfies the following conditions: (i) the cost of such assessment shall not exceed Ten Thousand and 00/100 Dollars ($10,000.00) and the cost of all Immaterial Service Requests in the aggregate shall not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00), (ii) no Event of Default shall have occurred and be continuing, and (iii) the Loan is not Out of Balance.

“Impositions” means all taxes or payments in lieu of taxes of every kind and nature, sewer rents, charges for water, for setting or repairing meters and for all other utilities serving the Premises, and assessments, levies, inspection and license fees and all other charges imposed upon or assessed against the Mortgaged Property or any portion thereof (including the Property Income but specifically excluding income, franchise and doing business taxes) by a Governmental Authority, in each case relating to the Mortgaged Property, and any stamp, mortgage or other taxes which might be required to be paid, or with respect to any of the Loan Documents, any of which might, if unpaid, affect the enforceability of any of the remedies provided in this Agreement or any other Loan Documents or result in a lien on the Mortgaged Property or any portion thereof, regardless of to whom assessed.

“Improvements” is defined in paragraph C of the Recitals.

“Increased Costs” is defined in Section 2.8(b).

“Indebtedness” means the aggregate of all principal and interest payments that accrue or are due and payable in connection with the Loan, together with all other obligations and liabilities and all amounts of money advanced or paid or due and all costs and expenses incurred by Lender hereunder or under any other Loan Document.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitor” means Trinity Place Holdings Inc.

“Indemnitor’s Financial Covenants” means the financial covenants to be satisfied by Indemnitor as same are set forth in Section 12 of the Recourse Guaranty Agreement.

“Independent Director” or “Independent Manager” means a natural person selected by Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of Borrower ceasing to be a member of Borrower) and shall not have been at any time during the preceding five (5) years, any of the following:

(i)	a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of Borrower, any Affiliate of Borrower or any direct or indirect parent of Borrower;

(ii)	a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower;

(iii)	a Person or other entity Controlling or under common Control with any such stockholder, partner, customer, supplier or other Person described in clause (i) or clause (ii) above; or

(iv)	a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person described in clause (i) or clause (ii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director or Independent Manager of Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual's annual income for that year.

A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

“Initial Maturity Date” is defined in Section 2.4(a).

“Inspector” means the independent inspector retained by Lender for the benefit of Lender at Borrower’s cost to perform the functions described in Section 4.5. Lender hereby pre-approves Sterling Project Development and CBRE as Inspector.

“Institutional Real Estate Investor” means (i) any bank, insurance company, pension fund or other similar non-individual investor, provided that said entity conducts business in the United States, or (ii) a United States based real estate fund that is comprised of investors that are Institutional Real Estate Investors.

“Intangibles” is defined in the Granting Clauses of the Mortgage.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and between Lender and Mezzanine Lender.

“Interest and Carry Guaranty” means the Interest and Carry Guaranty of even date herewith from Indemnitor for the benefit of Lender, as amended from time to time.

“Interest Rate Step Up Event” means that on April 22, 2023, the outstanding principal amount of the Loan, together with any accrued and unpaid PIK Interest [***], is equal to or greater than Ninety-One Million and No/100 Dollars ($91,000,000.00).

“Interest Period” means the initial period commencing on and including the Closing Date to and including the last day in the month in which the Closing Date occurs, and thereafter, each one (1) calendar month period to the Maturity Date.  Each Interest Period shall commence on the day immediately following the last day of the next preceding Interest Period, and shall end on the day immediately prior to the first day of the next Interest Period; provided that, if any such Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; provided further, that Lender, no more than once during the term of the Loan, may change the Interest Period upon not less than thirty (30) days prior written notice to Borrower, but may not shorten the Maturity Date.

“Interest Rate Cap Agreement” is defined in Section 8.17.

“Investor” is defined in Section 14.13.

“IRS Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Issuer” is defined in Section 8.17.

“L/C Step Down Conditions” means that (i) Final Completion has occurred and either (x) the statutory period in which to file a mechanics’ lien has expired with respect to any terminated Major Subcontractor or other subcontractor for which unconditional lien waivers have not been obtained in accordance with the definition of “Final Completion”, or (y) unconditional lien waivers have been obtained (or the disputed amount of any direct or indirect Project costs with respect thereto have been fully bonded to the reasonable satisfaction of Lender) by the Major Subcontractor or other subcontractor in accordance with the definition of “Final Completion”, (ii) no Event of Default has occurred and is continuing, (iii) Indemnitor is not in default and there is no outstanding claim with respect to which Lender is entitled to payment and/or performance by Indemnitor under the Interest and Carry Guaranty, Recourse Guaranty Agreement, Completion Guaranty and/or Environmental Indemnification Agreement, (iv) Lender shall be reasonably satisfied that the sum of (x) any remaining unadvanced Loan Advances allocated to the payment of Carry Costs, plus (y) any funds on deposit in the Carry Cost Reserve Account are sufficient to pay the Carry Costs that Lender reasonably estimates will be required to be paid until such time as the Loan has been repaid through the sale of Residential Units in accordance with this Agreement, and (v) the outstanding principal balance of the Loan is no greater than the product of (A) Six Hundred Twenty-Five and No/100 Dollars ($625.00) multiplied by (B) the aggregate square feet of remaining (unsold) Residential Units (i.e., a closing of the sale pursuant to a Residential Unit Contract of Sale has not yet occurred or a Residential Unit Contract of Sale has not been entered into with respect thereto) (such product, as of any given time, the “625 SF Amount”).

“Land” is defined in paragraph A of the Recitals.

“Land Value Payment” is defined in paragraph G of the Recitals.

“Leases” is defined in the Granting Clauses of the Mortgage.

“Legal Requirements” means all applicable existing and future federal, state and local laws, ordinances, rules and regulations and court orders affecting the Mortgaged Property, the Borrower or the Indemnitor including those pertaining to zoning, landmarks, historical sites, wetlands, subdivision, land use, environmental, traffic, fire, building, union collective bargaining agreements (which are binding upon trade contractors performing work at the Mortgaged Property), occupational safety and other applicable labor laws (including any applicable minimum or prevailing wage laws), health and Americans with Disabilities Act, and all covenants, agreements, restrictions and encumbrances contained in any instruments of record at any time in force affecting the Mortgaged Property, the Project, the Condominium, the Condominium Units or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Mortgaged Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” means, collectively, Macquarie PF Inc., a Delaware corporation, any other holders from time to time of the Note and their respective successor and assigns.

“Lender Parties” means Lender, any present and future Administrative Agent, loan participants, co-lenders, loan servicers, custodians and trustees, and each of their respective directors, officers, employees, shareholders, agents, affiliates, heirs, legal representatives, successors and assigns.

“Letter of Credit” means an irrevocable, auto-renewing, unconditional, transferable, clean sight draft letter of credit issued by an Approved Bank, in an amount not less than the Required L/C Amount, having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods, for which Borrower shall have no reimbursement obligation and which is not secured by the Mortgaged Property or any other collateral for the Loan, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. Notwithstanding anything to the contrary in the foregoing definition, a letter of credit substantially in the form of Exhibit V attached hereto from an Approved Bank shall be deemed to constitute a “Letter of Credit” hereunder.

“LIBOR” means the interest rate per annum equal to the 1-month London Interbank Offered Rate, as reported by the ICE Benchmark Administration Limited (the “IBA”) (or the successor thereto if IBA is no longer making LIBOR available), on Bloomberg (or such other financial service acceptable to Lender as may be nominated by the IBA as the information vendor for the purpose of displaying IBA’s interest settlement rates for U.S. Dollar deposits) and except as expressly set forth herein, LIBOR shall be determined at 11:00 a.m. (New York time) on the day that is two (2) Business Days prior to the date that the applicable LIBOR is to be effective pursuant to the terms hereof (or the last day prior thereto on which Bloomberg is published, if it is not published on the applicable Business Day).

“Licenses” means all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Mortgaged Property for its intended use from and after Substantial Completion.

“Lien” means any security interest or encumbrance of or in the Mortgaged Property securing an obligation owed to, or a claim by, any Person other than the owner of the Mortgaged Property, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, or under any ground leases and any other lease forming a part of the Mortgaged Property, or arising from any claims and demands of mechanics, materialmen, laborers and others.

“Line Item” means a line item of cost and expense, as set forth in the Approved Budget.

“Loan” means collectively, the Term Loan, the Building Loan and the Project Loan made by Lender to Borrower under this Agreement and the other Loan Documents and all other amounts secured by the Loan Documents.

“Loan Advance” means Building Loan Advances and Project Loan Advances.

“Loan Documents” means collectively, this Agreement, the Building Loan Agreement, the Project Loan Agreement, the Notes, the Mortgage, the Assignments of Leases and Rents, the Assignment of Licenses and Contracts, the Assignment of Architect Contract, the Assignment of Construction Contract, the Assignment of Design Contract, the Assignment of Engineer’s Contract, the Assignment of Services Contract, the Architect’s Consent, the Contractor’s Consent, the Engineer’s Consent, the Designer’s Consent, the Owner’s Representative Consent, the Environmental Indemnification Agreement, the Recourse Guaranty Agreement, the Completion Guaranty, the Interest and Carry Guaranty, the Assignment of Exclusive Sales Agreement, the Assignment of Rate Cap Agreement, the Power of Attorney, the Uniform Commercial Code Financing Statement naming Indemnitor as debtor and Lender as secured party, the Uniform Commercial Code Financing Statements naming Borrower as debtor and Lender as secured party and all other documents now or hereafter executed by Borrower, Indemnitor or any other Person to evidence or secure the payment of the Indebtedness or the performance of Borrower or otherwise now or hereafter executed in connection with the Loan and all amendments, modification, restatements, extensions, renewals and replacements of the foregoing.

“Loan Reserve” means a reserve account (which may be interest bearing or non-interest bearing) established with Lender at a financial institution selected by Lender (subject to Borrower’s approval, not to be unreasonably withheld, conditioned or delayed), which financial institution must meet the Rating Criteria, in which Lender holds a perfected security interest for the benefit of Lender, and into which all (i) Equity Deposits, (ii) Set Aside Funds, and (iii) all force funding amounts funded pursuant to Section 3.22 will be deposited.

“Loan Term” means the term of the Note from the date of the Note through and including the Maturity Date.

“Losses” means all actual claims, suits, liabilities, actions, proceedings, obligations, debts, losses, costs, fines, penalties, charges, fees, expenses, judgments, awards, and damage amounts paid in settlement and damages of every kind and nature (including, but not limited to, reasonable out-of-pocket attorneys' fees and the costs and all expenses of collection and enforcement), but excluding punitive damages.

“Major Points of Business Plan” means the following: (i) building a luxury residential condominium project materially in accordance with the Approved Plans and all applicable Legal Requirements, (ii) materially adhering to the Approved Budget, (iii) selling Residential Units for Residential Unit Net Sales Proceeds at or above the Residential Unit Minimum Release Price, and (iv) achieving the Milestone Construction Hurdles on or before the respective Milestone Deadlines, subject to extension as expressly set forth in, and otherwise in accordance with, the provisions of Section 4.1(b) of this Agreement.

“Major Subcontractor” means any sub-contractor or material supplier with a contract value in excess of Five Hundred Thousand Dollars ($500,000.00) and for the avoidance of doubt, will include (notwithstanding such contract value) any contract relating to the drywall, carpentry, electrical, plumbing and HVAC Line Items in the Approved Budget.

“Management Agreement” means the Management Agreement, dated as of August 9, 2021, by and between the Condominium Board of Managers and Property Manager, as the same may be amended, modified, extended, or replaced from time to time in accordance with the terms and conditions of this Agreement.

“Martin Act” means Article 23-A of New York General Business Law (352-e et seq.) and the regulations promulgated pursuant thereto, all as amended from time to time, governing the offering and sale of cooperative and condominium interest in real property in the State.

“Material Adverse Effect” means any set of circumstances or events which singly or in conjunction with any other circumstances or events (i) has caused a material adverse change regarding the validity or enforceability of any Loan Document, (ii) is material and adverse to the Project (including any material and adverse impact to the scheduled timing of completion of the Project (or any material portion thereof) or material increase to the Approved Budget (or any material portion thereof)), (iii) would materially impair the ability of Borrower or Indemnitor to duly and punctually pay and/or perform its respective Obligations, (iv) would materially impair Lender’s ability to enforce its legal and/or contractual rights and remedies pursuant to any Loan Document, or (v) has caused a material adverse change in the financial condition of the Borrower or Indemnitor. For the avoidance of doubt, changes in general market conditions shall not be taken into account in determining whether a Material Adverse Effect has occurred.

“Maturity Date” means the Initial Maturity Date, as may be extended in accordance with Section 2.4.

“Maximum Loan Amount” is defined in Section 2.1(d).

“Milestone Construction Hurdle” is defined in Section 4.1(b).

“Mezzanine Administrative Agent” means TPHS Lender II LLC, a Delaware limited liability company, as administrative agent, together with any successor administrative agent appointed pursuant to the Mezzanine Loan Agreement.

“Mezzanine Borrower” means TPHGreenwich Subordinate Mezz LLC, a Delaware limited liability company.

“Mezzanine Lender” means TPHS Lender II LLC, a Delaware limited liability company, each other lender from time to time party to the Mezzanine Loan Agreement and their respective permitted successors and assigns.

“Mezzanine Loan” has the meaning ascribed to the term “Loan” in the Mezzanine Loan Agreement.

“Mezzanine Loan Agreement” means that certain Amended and Restated Mezzanine Loan Agreement, dated as of the date hereof, by and between Mezzanine Borrower and Mezzanine Lender, as the foregoing may be amended, supplemented or otherwise modified from time to time, subject to the limitations and agreements contained in this Agreement.

“Mezzanine Loan Documents” means the documents and instruments set forth on Exhibit N attached hereto, as the foregoing may be amended, supplemented or otherwise modified from time to time, subject to the limitations and agreements contained in this Agreement.

“Mezzanine Note” means that certain Amended and Restated Mezzanine Promissory Note, dated as of the date hereof, in the original principal amount of $30,270,789.73 made by Mezzanine Borrower to Mezzanine Lender, as the foregoing may be amended, supplemented or otherwise modified from time to time, subject to the limitations and agreements contained in this Agreement.

“Mezzanine Pledge Agreement” shall have the meaning given to the term “Pledge Agreement” in the Mezzanine Loan Agreement.

“Mezzanine Pledged Collateral” shall have the meaning set forth in Section 10.1(b).

“Mezzanine Pledgor” means TPHGreenwich Mezz LLC, a Delaware limited liability company.

“Milestone Deadline” is defined in Section 4.1(b).

“Minimum Leasing Guidelines” means the minimum retail leasing requirements for the Retail Unit as set forth on Schedule J attached hereto.

“Minimum Multiple Fee” is defined in Section 2.5(a)(i).

“Minimum Return Amount” means (i) if no Loan Advance has been made of all or any portion of the Additional Contingency Amount for the payment of Hard Costs, an amount equal to Fifteen Million Two Hundred Sixty Thousand and No/100 Dollars ($15,260,000.00), or (ii) if a Loan Advance has been made of all or a portion of the Additional Contingency Amount for the payment of Hard Costs, an amount equal to the sum of (x) Fifteen Million Two Hundred Sixty Thousand and No/100 Dollars ($15,260,000.00), plus (y) ten percent (10%) of the Additional Contingency Amount that has been disbursed.

“Mortgage” means collectively, the Term Loan Mortgage, the Building Loan Mortgage and the Project Loan Mortgage, as the same may be amended, modified, consolidated, extended, substituted or replaced from time to time.

“Mortgaged Property” means the Premises and the Collateral.

“MTA Cash Collateral Account” means any cash collateral account required to be established pursuant to the terms of the Transit Improvement Agreement and controlled by the MTA.

“MTA Cash Collateral Account Control Agreement” means a Deposit Account Control Agreement with respect to the MTA Cash Collateral Account in form and substance reasonably satisfactory to Borrower, Lender and the MTA.

“MTA Work” means the construction of the Subway Entrance pursuant and subject to the terms and conditions of the Transit Improvement Agreement.

“Nationally Recognized Service Company” means any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Agent, in each case that is not an Affiliate of Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business.

“Note” or “Notes” means collectively, the Term Loan Note, the Building Loan Note and the Project Loan Note, each of even date executed and delivered by Borrower in the aggregate maximum principal amount of One Hundred Sixty Six Million Seven Hundred Thousand and 00/100 Dollars ($166,700,000.00), as the same may be modified, amended, split, consolidated, replaced, substituted or extended from time to time in accordance with the terms hereof.

“Obligations” means all amounts now or hereafter payable by Borrower or Indemnitor under the Loan Documents and any and all obligations of Borrower or Indemnitor under or related to any Loan Documents.

“OFAC” means the United States Department of the Treasury, Office of Foreign Assets Control, or any successor or replacement agency.

“OFAC Prohibited Person” means, a country, territory or Person that is or that is owned, controlled by, acting on behalf of or affiliated with any Person (i) listed on, included within or associated with any of the countries, territories, individuals or entities referred to on The Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons or any other prohibited person lists maintained by governmental authorities, or otherwise prohibited by OFAC or any other Anti-Money Laundering Laws, or (ii) which is obligated to pay, donate, transfer or otherwise assign any property, money, goods, services, or other benefits from any of the Mortgaged Property, directly or indirectly, to any countries, territories, individuals or entities on or associated with anyone on such list or prohibited by such laws.

“Offering Plan” means that certain Condominium Offering Plan (File No. CD18-0179) for the sale of Units in the Condominium, which has been accepted for filing by the Attorney General and declared effective prior to the Closing Date, as the same has been amended by (i) that certain First Amendment to Condominium Offering Plan for 77 Greenwich Street dated June 24, 2019, (ii) that certain Second Amendment to Condominium Offering Plan for 77 Greenwich Street dated September 5, 2019, (iii) that certain Third Amendment to Condominium Offering Plan for 77 Greenwich Street dated June 25, 2020, (iv) that certain Fourth Amendment to Condominium Offering Plan for 77 Greenwich Street dated January 21, 2021, (v) that certain Fifth Amendment to Condominium Offering Plan for 77 Greenwich Street dated June 11, 2021, (vi) that certain Sixth Amendment to Condominium Offering Plan for 77 Greenwich Street dated June 25, 2021, and (vii) that certain Seventh Amendment to Condominium Offering Plan for 77 Greenwich Street dated October 1, 2021, and as the same may be further amended, restated or modified from time to time pursuant to Section 16.1.

“Operating Account” means an operating account established, maintained by and under the exclusive dominion and control of Borrower at a financial institution selected by Lender (subject to Borrower’s approval, not to be unreasonably withheld, conditioned or delayed), which financial institution must meet the Rating Criteria. As of the Closing Date, the Operating Account shall be maintained at Signature Bank, a New York state chartered bank.

“Operating Agreements” means the management agreements, easement agreements, reciprocal easement agreements, leasing commission agreements, and other agreements concerning the Mortgaged Property set forth in Exhibit J.

“Origination Fee” means an amount equal to [***].

“Organizational Chart” means the organizational chart attached hereto as Exhibit L that sets forth the direct and indirect ownership interests in Borrower and the Upstream Owners.

“Out of Balance” is defined in Section 3.11.

“Owner’s Representative” means Gardiner & Theobald, Inc.

“Owner’s Representative’s Consent” means the consent executed and delivered by Owner’s Representative to Lender in connection with the Loan, pursuant to which the Owner’s Representative has, among other things, consented to the assignment of the Services Contract from Borrower to Lender.

“Participation” is defined in Section 14.13.

“Payment and Performance Bond” means with respect to any subcontractor (other than Amendola Stone & Tile) that does not qualify for Subcontractor Default Insurance, a dual obligee payment and performance bond in the form of AIA Document 312, issued by a surety company or companies authorized to do business in the state in which the Improvements are located, having a minimum rating of “A”, with no less than $5,000,000 of Treasury listing capacity or $50,000,000 of Statutory GAAP Equity and otherwise acceptable to Lender in its reasonable discretion, and in an amount not less than the full contract price under the applicable contract and otherwise in form and substance reasonably acceptable to Lender.

“Payment Date” means November 1, 2021 and the first Business Day of each calendar month thereafter to and including the Maturity Date; provided that, once during the term of the Loan, Lender may change the Payment Date upon not less than thirty (30) days prior written notice to Borrower; provided further, that the Maturity Date shall not be sooner than provided herein, nor may any Interest Period be extended beyond the Maturity Date.

“Permits” means, collectively, all authorizations, consents and approvals given by and licenses and permits issued by Governmental Authorities that are required for the construction of the Improvements in accordance with the Approved Plans, this Agreement, the School Unit Purchase Agreement, the other Loan Documents, all Legal Requirements, all Condominium Laws, the Condominium Documents (to the extent they contain requirements applicable to the construction of the Improvements, including without limitation the following work permit number 121191021-01-FO issued on August 30, 2017 by the New York City Department of Buildings).

“Permitted Encumbrances” means with respect to the Premises, only the outstanding Liens, easements, restrictions, security interests and other exceptions to title expressly set forth in Schedule B of the Title Policies approved by Lender on or prior to the Closing Date issued by the Title Company insuring the Mortgage for the benefit of Lender, together with the Liens and security interests in favor of Lender created by the Loan Documents and such other matters as are expressly set forth in the Loan Documents.

“Person” means and includes any individual, corporation, partnership, joint venture, limited liability company, association, bank, joint-stock company, trust, unincorporated organization or government, or an agency or political subdivision thereof.

“PIK Balance Trigger” means an amount equal to Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00).

“PIK Interest” means interest that has accrued with respect to the Loan in accordance with the terms of this Agreement and the other Loan Documents and that is not paid on the Payment Date when due, but instead remains accrued and unpaid, in accordance with Section 2.3(b) of this Agreement.

“Plan Assets Regulation” is defined in Section 8.10(a).

“Potential Event of Default” means any event or occurrence with respect which Lender has provided Borrower with written notice that Borrower’s failure to take all corrective action prior to the expiration of an applicable cure period would be or become an Event of Default under any Loan Document.

“Power of Attorney” means that certain Power of Attorney of even date herewith from Borrower to Lender.

“Pre-Development Costs” is defined in the School Unit Purchase Agreement.

“Premises” means the Land, the Improvements and the Appurtenances.

“Prepayment Date” means the date set forth in Borrower’s written notice to Lender (as required under Section 2.5) of Borrower’s intention to make a prepayment of the Loan, or if no such notice is required or provided, the date of any prepayment of the Loan, in whole or in part.

“Price Change Amendment” shall have the meaning set forth in Section 8.20(b)(i) hereof.

“Principal” means (a) Borrower, (b) Indemnitor, and (c) in the event that Indemnitor is no longer a publicly traded company, each Person that directly or indirectly Controls Borrower or Indemnitor.

“Proceeds” is defined in the Granting Clauses of the Mortgage.

“Proforma Operating Budget” means the proforma operating budget for the period from September 1, 2021 to August 31, 2022 as set forth in the business plan approved by Lender and attached as Exhibit U.

“Project” is defined in paragraph C of the Recitals.

“Project Loan” means that certain loan evidenced by the Project Loan Note in the maximum principal amount of up to Nine Million Five Hundred Forty Thousand One Hundred Seventy Seven and 00/100 Dollars ($9,540,177.00) made by Lender to Borrower to finance certain Soft Costs, which Project Loan is secured by, among other things, the Project Loan Mortgage.

“Project Loan Advance(s)” is defined in Section 2.1(c).

“Project Loan Agreement” means that certain Project Loan Agreement of even date herewith between Borrower and Lender, as the same may be amended, restated, or modified from time to time.

“Project Loan Assignment of Leases and Rents” means the Project Loan Assignment of Leases and Rents from Borrower to Lender of even date herewith, as it may be amended, modified, consolidated or extended from time to time.

“Project Loan Documents” means collectively, this Agreement, the Project Loan Agreement, the Project Loan Note, the Project Loan Mortgage, the Project Loan Assignment of Leases and Rents, the Environmental Indemnification Agreement, the Recourse Guaranty Agreement, the Completion Guaranty, the Interest and Carry Guaranty, and all other documents now or hereafter executed by Borrower, Indemnitor or any other Person to evidence or secure the repayment of the Indebtedness or the performance of Borrower now or hereafter executed in connection with the Project Loan.

“Project Loan Mortgage” means the Fee and Leasehold Project Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith executed by Borrower in favor of Lender, as the same may be modified, amended, split, consolidated, replaced, substituted or extended from time to time.

“Project Loan Note” means that certain Project Loan Promissory Note of even date herewith executed and delivered by Borrower to Lender in the original principal amount of up to Nine Million Five Hundred Forty Thousand One Hundred Seventy Seven and 00/100 Dollars ($9,540,177.00), as the same may be modified, amended, split, consolidated, replaced, substituted or extended from time to time.

“Property Income” is defined in the Granting Clauses of the Mortgage.

“Property Manager” means a property manager designated by Borrower in accordance with the terms and provisions of this Agreement and approved by Lender.

“Public School Project Costs” is defined in the School Unit Purchase Agreement.

“Punch List Items” means Lender’s list of normal and customary punch list items in respect of the Project totaling not more than $4,000,000 to complete in the aggregate.

“Purchase Agreement Deposit” means a deposit pursuant to a Residential Unit Contract of Sale or a Retail Unit Contract of Sale, as applicable.

“Purchase Agreement Deposit Accounts” means the escrow/trust account(s) established pursuant to the Residential Unit Contract of Sale or a Retail Unit Contract of Sale, as applicable, or such other escrow account(s) established by Kramer Levin Naftalis & Frankel LLP, as escrow agent, for purposes of holding Purchase Agreement Deposits as required by the Attorney General.

“Purchase Agreement Deposit Escrow Agreement” means that certain Escrow Agreement with respect to escrow procedures for individual condominium closings for Residential Units and the Retail Unit, dated as of the date hereof, among Borrower, Lender and Kramer Levin Naftalis & Frankel LLP (as escrow agent thereunder).

“Purchase Agreement Deposit Escrowee” means Kramer Levin Naftalis & Frankel LLP or such other Person as shall be compliant with Legal Requirements and reasonably acceptable to Lender to act as escrow agent under a Residential Unit Contract of Sale or Retail Unit Contract of Sale, as applicable, and hold the Purchase Agreement Deposits and the Residential Unit Net Sale Proceeds or Retail Unit Net Sale Proceeds, as applicable.

“Purchase Agreement Deposit Escrowee Acknowledgment” means the acknowledgement of Purchase Agreement Deposit Escrowee in the form attached hereto as Exhibit T.

“Purchase Agreement Deposit Escrowee Bank” means any financial institution selected by Borrower (and subject to reasonable approval of Lender) where the Purchase Agreement Deposit under each Residential Unit Contract of Sale and/or Retail Unit Contract of Sale will be deposited by Purchase Agreement Deposit Escrowee.

“Qualified Real Estate Investor” means, with respect to any proposed transferee or its principal or Affiliate, as applicable, any reputable entity (as determined by Lender in the exercise of its reasonable discretion) which is domiciled in the U.S. and which is reasonably determined by Lender to have satisfied all of the following conditions: said entity or entities, as applicable (1) shall be an Institutional Real Estate Investor or another Person approved in writing by Lender, which approval shall not be unreasonably withheld, conditioned or delayed, with an allocation to United States commercial real estate and prior experience investing in commercial real estate in the United States; (2) have (a) total assets, excluding the Mortgaged Property, with a current market value of not less than $200,000,000, (b) have a net worth, excluding the Mortgaged Property of not less than $100,000,000, and (c) liquid assets of not less than $35,000,000; and (3) is not and has not been (w) in default beyond any required notice and the expiration of any applicable cure period on any indebtedness or loan from Lender or any affiliate of Lender, (w) involved as a debtor or as the principal of a debtor in any bankruptcy, reorganization or insolvency proceeding, (x) the subject of any criminal charges or proceedings, (y) involved in litigation which is reasonably deemed to (i) cause Lender reputational risk in the commercial real estate market, (ii) prevent or materially impair Borrower’s ability to achieve the Milestone Construction Hurdles prior to the Milestone Deadlines, or (iii) if adversely determined would cause said entity to be unable to satisfy the financial thresholds set forth in clause (2) herein, or (z) listed on, included within or associated with any of the persons or entities referred to in Executive Order 13324 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended by the United States Department of the Treasury, Office of Foreign Assets Control through the date the determination of Qualified Real Estate Investor is made.

“Rate Cap Rating Criteria” is defined in Section 8.17(e).

“Rate Spread” means the positive difference, if any, between (a) the Contract Rate then in effect during the Interest Period in which the conversion of the Interest Rate takes place and (b) the Federal Funds Rate on the day that is two (2) Business Days prior to the first day of such Interest Period. The Rate Spread shall be determined one time (i.e., shall not be adjusted during the Loan Term).

“Rating Agency” means any nationally-recognized statistical rating agency which has been approved by Lender.

“Rating Criteria” with respect to any Person means that (i) the short-term unsecured debt obligations or commercial paper of which are rated at least A-3 by S&P, P-3 by Moody’s and F3 by Fitch, if deposits are held in the account for a period of less than 30 days or (ii) the long-term unsecured debt obligations of which are rated at least “BBB-” by S&P and Fitch and Baa3 by Moody’s, if deposits are held in the account for a period of 30 days or more. Notwithstanding the foregoing, Sterling National Bank shall be deemed to satisfy the Rating Criteria so long as its long-term unsecured debt obligations are rated at least “BBB” by Kroll Bond Rating Agency (regardless of any rating by S&P, Moody’s or Fitch).

“Recourse Guaranty Agreement” means that certain Recourse Guaranty Agreement of even date from Indemnitor for the benefit of Lender, as amended from time to time.

“Register” is defined in Section 14.15.

“Register’s Office” means the Office of the City Register of the City of New York.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Required L/C Amount” means (i) at any time prior to the satisfaction of the L/C Step Down Conditions, Four Million and No/100 Dollars ($4,000,000.00), and (ii) from and after the satisfaction of the L/C Step Down Conditions (if any), Three Million and No/100 Dollars ($3,000,000.00).

“Required Rating” means a rating of not less than “AA-” (or its equivalent) from S&P, Moody’s and Fitch, or other rating approved by Lender.

“Residential Improvements” is defined in paragraph C of the Recitals.

“Residential Unit” is defined in paragraph E of the Recitals.

“Residential Unit Contract of Sale” means any executed contract for the sale of a Residential Unit, to be in the form required pursuant to the Condominium Documents and Section 16.2 of this Agreement.

“Residential Unit Minimum Release Price” means an amount no less than the applicable per unit sale price detailed in the Residential Unit Minimum Release Price Schedule attached hereto as Exhibit C.

“Residential Unit Net Sale Proceeds” means the difference between (a) the actual gross sales price for the sale of the Residential Unit in question to a third party in an arm’s length transaction (or subject to Lender’s approval rights in Section 16.2(b)(x), to an Affiliate of Borrower, Indemnitor or a Principal), minus (b) the reasonable and customary expenses incurred by Borrower and paid to unaffiliated third parties (or subject to Lender’s approval rights in Section 16.2(b)(x), to an Affiliate of Borrower, Indemnitor or a Principal) in connection with the sale of the Residential Unit and any credit given to unaffiliated arm’s length third party purchaser in connection with the sale of the applicable Residential Unit (including credits for condominium common charges and other customary closing costs of Residential Unit Purchasers), which amounts described in this clause (b) (i) shall not exceed twelve percent (12%) of the gross sales price for said Residential Unit, (ii) may include items such as transfer taxes, attorney’s fees and commissions to salespersons or brokers, if such items are customarily paid by seller, and (iii) shall exclude any costs in excess of those customarily and reasonably incurred by sellers in connection with the sale of residential condominium units in Comparable Condominium Projects.

“Residential Unit Purchaser” means any person or entity that purchases a Residential Unit. Any partners, Affiliates, related entities, subsidiaries, entities under common ownership or control of the applicable Residential Unit Purchaser, as well as any relations or relatives of natural persons by blood or marriage of the applicable Residential Unit Purchaser shall constitute one and the same Residential Unit Purchaser for purposes of this Agreement.

“Retail Improvements” is defined in paragraph C of the Recitals.

“Retail Unit” is defined in paragraph E of the Recitals.

“Retail Unit Contract of Sale” is defined in Section 16.2(c).

“Retail Unit Minimum Release Price” means an amount of Retail Unit Net Sale Proceeds no less than [***].

“Retail Unit Net Sale Proceeds” means the difference between (a) the actual gross sales price for the sale of the Retail Unit in question to a third party in an arm’s length transaction (or subject to Lender’s approval rights in Section 16.2(c)(vii), to an Affiliate of Borrower, Indemnitor or a Principal), and (b) the reasonable and customary expenses incurred by Borrower and paid to unaffiliated third parties (or subject to Lender’s approval rights in Section 16.2(c)(vii), to an Affiliate of Borrower, Indemnitor or a Principal) in connection with the sale of the Retail Unit, which expenses (i) shall not exceed ten percent (10%) of the gross sales price for said Retail Unit, (ii) may include items such as transfer taxes, attorney’s fees and commissions to salespersons or brokers, if such items are customarily paid by seller, and (iii) shall exclude any costs in excess of those customarily and reasonably incurred by sellers in connection with the sale of non-residential condominium units in Comparable Condominium Projects.

“Retainage” is defined in Section 3.5 (c).

“Required Equity” means an amount equal to or greater than [***].

“Requisition” is defined in the School Unit Purchase Agreement.

“Sales Agent” means Serhant. LLC.

“Sales Agreement” means that certain Exclusive Sales and Marketing Agreement, dated as of March 9, 2021, by and between Sales Agent and Borrower.

“SCA” is defined in paragraph B of the Recitals.

“SCA Additional Construction Items” means those Additional Construction Items (as defined in the Third SCA PA Amendment) that have not been completed as of the date hereof, as further set forth on Exhibit O attached hereto.

“SCA Change Order” is defined in Section 4.2.

“SCA Fit-Out Impacted Work” means those portions of the SCA Pre- and Post-Turnover Work described on Schedule A attached hereto, the completion of which (i) is delayed due to interference from SCA’s fit-out work and logistics considerations associated with SCA’s fit-out work, and (ii) does not adversely affect the Substantial Completion or Final Completion of the remainder of the Project (other than the School Unit) if not completed.

“SCA Pre- and Post-Turnover Work” is defined in the School Unit Purchase Agreement.

“SCA’s Project Representative” is defined in the School Unit Purchase Agreement.

“School Base Building Hard Cost Payment” is defined in paragraph G of the Recitals.

“School Base Building Hard Costs” is defined in paragraph G of the Recitals.

“School Base Building Soft Cost Payment” is defined in paragraph G of the Recitals.

“School Base Building Soft Costs” is defined in paragraph G of the Recitals.

“School Construction Supervision Fee” is defined in paragraph G of the Recitals.

“School Construction Supervision Fee Payment” is defined in paragraph G of the Recitals.

“School Cost” is defined in paragraph G of the Recitals.

“School Cost Payments” is defined in paragraph G of the Recitals.

“School Improvements” is defined in paragraph C of the Recitals.

“School Payment Disbursement” is defined in Section 2.11(b).

“School Unit” is defined in paragraph E of the Recitals.

“School Unit Purchase Agreement” is defined in paragraph B of the Recitals.

“Securities” is defined in Section 14.13.

“Securitization” is defined in Section 14.13.

“Services Contract” means that certain Owner’s Representative Agreement dated March 24, 2020 by and between Borrower and Owner’s Representative, as may be amended, supplemented or otherwise modified, from time to time, in accordance with this Agreement or any other contract between Owner’s Representative and Borrower approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Soft Costs” means all costs and expenses of construction of the Improvements, as set forth in the Approved Budget, other than Hard Costs, and any School Costs.

“SPE Requirements” is defined in Section 8.12.

“State” means the state or commonwealth in which the Land is situated.

“Stored Materials” is defined in Section 3.5(d).

“Strike Price” is defined in Section 8.17.

“Subcontractor Default Insurance” means the insurance policies covering subcontractors (other than Amendola Stone & Tile) under the Construction Contract that is provided by Zurich Insurance Company, or such other provider that Lender may approve (which approval shall not be unreasonably withheld, conditioned or delayed) from time to time, satisfying the requirements of Section 5.1(d).

“Substantial Completion”, “Substantially Complete” or “Substantially Completed” means (i) the substantial completion of the Project and Construction Work (including the SCA Additional Construction Items but excluding any remaining SCA Pre- and Post-Turnover Work, SCA Fit-Out Impacted Work, the MTA Work, and any Retail Unit fit-out work not then required to be completed under a Lease that is then in effect) free and clear of mechanics’ liens and comparable liens (other than those that have been bonded or otherwise discharged pursuant to, and in accordance with, Section 4.7 hereof) in accordance with the Approved Budget (taking into account Available Cost Savings and permitted reallocations from Contingency as set forth in Section 3.9), the Approved Plans, with all necessary Permits and certificates of occupancy (which may be temporary) for the entire Project (other than with respect to (i) the MTA Work, (2) the SCA Fit-Out Impacted Work, (3) the School Unit and (4) (x) to the extent a Lease(s) with respect to the Retail Unit then exists, the interior spaces within the Retail Unit which are to be delivered to tenant(s) for their fit out work pursuant to Leases entered into in accordance with the terms hereof and where such work is the only work remaining in order to obtain a certificate of occupancy for such space or (y) to the extent no Lease(s) with respect to the Retail Unit then exists, the interior spaces within the Retail Unit which are to be delivered to tenant(s) for their fit out work pursuant to Leases which may be entered into in accordance with the terms hereof and where such work as is customarily performed in connection with a Lease is the only work remaining in order to obtain a certificate of occupancy for such space) and in compliance in all material respects with all applicable Legal Requirements and Permits, and subject only to the completion of Punch List Items, and (ii) delivery to Lender of an AIA Form G704 (Certificate of Substantial Completion) executed by the Architect and Borrower in connection with the Project.

“Subway Entrance” is defined in paragraph C of the Recitals.

“Taxes” means, collectively, income, stamp or other taxes, levies, imposts duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TBTA Agreement” means that certain Agreement dated March 22, 2017 by and between Borrower and Triborough Bridge and Tunnel Authority, as (i) amended by that certain First Amendment to Agreement, dated as of May 31, 2018, and (ii) may be further amended, restated and replaced in accordance with the terms and provisions of Section 8.3.

“Term Loan” means that certain loan evidenced by the Term Loan Note in the principal amount of Twenty Eight Million Nine Hundred Sixty One Thousand Nine Hundred Forty Five and 00/100 Dollars ($28,961,945.00) made by Lender to Borrower to finance the repayment of an existing mortgage loan secured by the Mortgaged Property, which Term Loan is secured by, among other things, the Term Loan Mortgage.

“Term Loan Assignment of Leases and Rents” means the Term Loan Assignment of Leases and Rents from Borrower to Lender of even date herewith, as it may be amended,

“Term Loan Documents” means collectively, this Agreement, the Term Loan Note, the Term Loan Mortgage, the Term Loan Assignment of Leases and Rents, the Environmental Indemnification Agreement, the Recourse Guaranty Agreement, the Completion Guaranty, the Interest and Carry Guaranty, and all other documents now or hereafter executed by Borrower, Indemnitor or any other Person to evidence or secure the repayment of the Indebtedness or the performance of Borrower now or hereafter executed in connection with the Term Loan.

“Term Loan Mortgage” means the Amended, Restated and Consolidated Fee and Leasehold Term Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith executed by Borrower in favor of Lender, as the same may be modified, amended, split, consolidated, replaced, substituted or extended from time to time.

“Term Loan Note” means the Amended, Restated and Consolidated Term Loan Promissory Note of even date herewith executed and delivered by Borrower to Lender in the original principal amount of up to Twenty Eight Million Nine Hundred Sixty One Thousand Nine Hundred Forty Five and 00/100 Dollars ($28,961,945.00).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Title Company” means Fidelity National Title Insurance Company.

“Title Policy” means collectively, (i) the title policy insuring the Term Loan Mortgage, (ii) the title policy insuring the Building Loan Mortgage, and (iii) the title policy insuring the Project Loan Mortgage, each as approved by Lender and issued by the Title Company.

“Transit Improvement Agreement” means that certain Transit Improvement Agreement by and between Borrower and the New York City Transit Authority (the “MTA”) dated April 5, 2017 and recorded in the Office of the City Register on April 20, 2017 as CRFN 2017000151522, as amended by that certain First Amendment to Transit Improvement Agreement dated March 28, 2019 and recorded in the Office of the City Register on April 4, 2019 as CRFN 2019000107820 (the “MTA First Amendment”), as the foregoing may be further amended, supplemented or otherwise modified from time to time, subject to the limitations and agreements contained in this Agreement.

“Transfer” is defined in Section 14.13.

“Treasury Issue” means United States Treasury issued bills, notes and bond instruments specifically excluding any strips, inflation indexed issues and other types of derivative instruments.

“TRIPRA” is defined in Section 5.1(a).

“Unit Owners” is defined in the Declaration.

“Upstream Owner” means any Person having a direct or indirect legal, beneficial or other ownership interest in Borrower (e.g., if Borrower is a limited liability company, and one of Borrower’s members is a limited partnership, whose partner is a corporation, then such limited partnership, corporation and the shareholders of such corporation would each be an Upstream Owner); provided, however, to the extent Indemnitor remains a publicly traded company, Upstream Owner shall not include any shareholder of, or Person having a direct or indirect legal and/or beneficial ownership interest in, Indemnitor.

“Work” is defined in Section 5.2(a).

Section 1.2             Interpretation.

For all purposes under and pursuant to this Agreement and each other Loan Document, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

(a)         the capitalized terms defined in this Article have the meanings assigned to them in this Article, include the plural as well as the singular, and, when used with respect to any instrument, contract or agreement, include all extensions, modifications, amendments and supplements from time to time thereto;

(b)            the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement and each other Loan Document as a whole and not to any particular Article, Section, or other subdivision;

(c)            the words “include” and “including” and other words of similar import shall be construed as if followed by the phrase “, without limitation,”;

(d)            Lender’s consent, approval, acceptance or determination under the Loan Documents shall be in Lender’s sole discretion, unless a different standard for consent, approval, acceptance or determination is expressly set forth in the Loan Documents; and

(e)            any provision of the Loan Documents permitting the recovery of “attorneys’ fees”, “attorneys’ fees and expenses”, “attorneys’ fees and costs” or “attorneys’ fees, costs and expenses” or any similar term shall: (i) include all reasonable out-of-pocket costs and expenses, including attorneys’ fees, costs and expenses related or incidental to, or incurred in any judicial, arbitration, administrative, probate, appellate, bankruptcy, insolvency or receivership proceeding, as well as in any post-judgment proceeding to collect or enforce any judgment or order relating to the Indebtedness or any of the Loan Documents, as well as any defense or assertion of the rights or claims of Lender in respect of any thereof, by litigation or otherwise; and (ii) be separate and several and survive merger into judgment.

(f)            references to any Section, Article or Exhibit in a Loan Document shall mean a section, article or exhibit to such Loan Document, unless provided otherwise.

ARTICLE 2

LOAN TERMS

Section 2.1              The Loan and the Note.

(a)            Lender agrees, on the terms and conditions of this Agreement, to advance the Term Loan, and Borrower agrees to accept the entire principal amount of the Term Loan, in the amount of Twenty Eight Million Nine Hundred Sixty One Thousand Nine Hundred Forty Five and 00/100 Dollars ($28,961,945.00), and to repay the Term Loan in accordance with this Agreement, the Term Loan Note and the other Term Loan Documents. The Term Loan Note evidences the indebtedness of Borrower under the Term Loan. Borrower acknowledges and agrees that the entire principal amount of the Term Loan was advanced by Lender and received by Borrower on the date of this Agreement and that the Term Loan is fully funded in the stated principal amount thereof.

(b)            Lender agrees, on the terms and conditions of this Agreement, to make advances of proceeds from the Building Loan (each, a “Building Loan Advance”), and Borrower agrees to accept Building Loan Advances, in the maximum, aggregate principal amount of up to One Hundred Twenty Eight Million One Hundred Ninety Seven Thousand Eight Hundred Seventy Eight and 00/100 Dollars $(128,197,878.00) and to repay the Building Loan in accordance with this Agreement, the Building Loan Agreement, the Building Loan Notes and the other Building Loan Documents. All Building Loan Advances shall be made upon the terms and conditions set forth in Article 3. The Building Loan Note evidences the indebtedness of Borrower under the Building Loan.

(c)            Lender agrees, on the terms and conditions of this Agreement, to make advances of proceeds from the Project Loan (each, a “Project Loan Advance”), and Borrower agrees to accept Project Loan Advances, in the maximum, aggregate principal amount of up to Nine Million Five Hundred Forty Thousand One Hundred Seventy Seven and 00/100 Dollars ($9,540,177.00) and to repay the Project Loan in accordance with this Agreement, the Project Loan Agreement, the Project Loan Note and the other Project Loan Documents. All Project Loan Advances shall be made upon the terms and conditions set forth in Article 3. The Project Loan Note evidences the indebtedness of Borrower under the Project Loan.

(d)            The maximum, aggregate principal amount of the Loan shall not exceed One Hundred Sixty Six Million Seven Hundred Thousand and 00/100 Dollars ($166,700,000.00) (the “Maximum Loan Amount”), which Loan shall be evidenced by the Term Loan Note, the Building Loan Note and the Project Loan Note.

(e)            For the avoidance of doubt, the outstanding principal balance of the Loan shall not include any Loan proceeds that have not been advanced until such time as the same are advanced pursuant to the terms and conditions of this Agreement.

Section 2.2               Interest Rate; [***]; Default Rate.

(a)          Except for any time when the Default Rate or the Adjusted Rate is applicable pursuant to the terms of this Agreement, the outstanding principal balance of the Loan (including any amounts added to principal under the Loan Documents) and accrued and unpaid PIK Interest shall bear interest at the Contract Rate. All interest accruing on the Loan (including any amounts added to principal under the Loan Documents) and accrued and unpaid PIK Interest shall be calculated on the basis of a three hundred sixty (360) day year and the actual number of days in the applicable period for which interest is being calculated. The “Contract Rate” shall be (i) for the period from and including the Closing Date until and including the last day of the calendar month in which the Closing Date occurs (the “First Month”), an interest rate per annum equal to the greater of (A) seven percent (7%) in excess of LIBOR on the day that is two (2) Business Days prior to the Closing Date and (B) seven and one-fourth percent (7.25%), (ii) for each Interest Period thereafter unless and until an Interest Rate Step Up Event occurs, an interest rate per annum equal to the greater of (A) seven percent (7%) in excess of the applicable Benchmark on the day that is two (2) Business Days prior to the commencement of such Interest Period and (B) seven and one-fourth percent (7.25%), and (iii) for each Interest Period from and after the occurrence of Interest Rate Step Up Event (if any), an interest rate per annum equal to the greater of (A) nine percent (9%) in excess of the applicable Benchmark on the day that is two (2) Business Days prior to the commencement of such Interest Period and (B) nine and one-fourth percent (9.25%).

(b)           [***].

(c)          Upon an Event of Default or on the Maturity Date, the unpaid principal balance of the Loan and any accrued and unpaid PIK Interest shall thereafter bear interest at the per annum interest rate (the “Default Rate”) equal to the lesser of:

(i)	the highest rate permitted by law to be charged on a promissory note secured by a commercial mortgage, or

(ii)	the sum of five percent (5%) plus the Contract Rate.

Interest at the Default Rate as provided in this Section shall be immediately due and payable to Lender and shall constitute additional Indebtedness evidenced by the Note and secured by the Loan Documents.

(d)            Each determination of the Contract Rate (i.e. the applicable Benchmark (plus the applicable spread) or the Adjusted Rate, as the case may be) shall be made by Lender and shall be conclusive and binding upon Borrower absent manifest error.

Section 2.3             Terms of Payment. The Loan shall be payable by Borrower as follows:

(a)            On the date the Loan is made, a payment of interest only shall be due and payable for the period from such date to, but not including, the first (1st) day of the next calendar month.

(b)           Successive monthly installments of interest (in arrears) only [***] shall be made on each Payment Date; provided, however, that at any time that the outstanding balance of accrued PIK Interest [***] is less than the PIK Balance Trigger and there are insufficient funds in the Cash Collateral Account to pay the applicable monthly installment of interest [***] then due, Borrower shall not be required to make a cash payment of the applicable monthly installment of interest [***], but instead such monthly installment of interest [***] shall remain accrued and unpaid (and the same shall not constitute a Potential Event of Default or Event of Default) until the PIK Balance Trigger is met. Any PIK Interest [***] that remains accrued and unpaid pursuant to the immediately preceding sentence shall not be added to the outstanding principal balance; provided that the outstanding balance of accrued and unpaid PIK Interest [***] shall continue to accrue interest at the Contract Rate (or Default Rate or Adjusted Rate, if applicable), until repaid. For the avoidance of doubt, (i) at any time that the accrued and unpaid PIK Interest [***] is equal to or greater than the PIK Balance Trigger, Borrower shall be required to make a cash payment of the applicable monthly installment of interest [***] (provided that at such time (if any) as the accrued and unpaid PIK Interest [***]is once again less than the PIK Balance Trigger, the proviso to the first sentence of this paragraph shall once again be applicable until the accrued and unpaid PIK Interest [***] is again equal to the PIK Balance Trigger), and (ii) if only a portion of any monthly installment of interest [***] will be paid by funds in the Cash Collateral Account and accrual of PIK Interest [***] (i.e., until the PIK Balance Trigger has been met), Borrower shall be required to make a cash payment of the remaining portion of such monthly installment of interest [***].

(c)           Upon the sale of each Residential Unit in accordance with the provisions of Article 16, Borrower shall pay Lender (to the Cash Collateral Account) the greater of (x) the applicable Residential Unit Net Sale Proceeds and (y) the applicable Residential Unit Minimum Release Price (the greater of such amounts described in clause (x) or (y), as applicable, [***], the “Required Residential Unit Release Proceeds”), to be applied by Lender on the date Lender actually receives such funds in accordance with the provisions of Section 2.7(d); provided, however, so long as no Event of Default exists, Borrower may elect upon the sale of any Residential Unit to deliver the Required Residential Unit Release Proceeds to Lender to be held in the Cash Collateral Account until the last day of the then current Interest Period, at which time, Required Residential Unit Release Proceeds shall be applied by Lender in accordance with the provisions of Section 2.7(d). If Borrower does not elect to have the Required Residential Unit Release Proceeds held in the Cash Collateral Account until the last day of the then current Interest Period, as aforesaid, and the Required Residential Unit Release Proceeds are paid to Lender on a day other than the last day of an Interest Period, then Borrower shall also pay Lender the Breakage Fee with respect to the partial prepayment of the Loan. [***].

(d)            Upon the sale of the Retail Unit in accordance with the provisions of Article 16, Borrower shall pay Lender (to the Cash Collateral Account) the greater of (x) the Retail Unit Net Sale Proceeds and (y) the Retail Unit Minimum Release Price (the greater of such amounts described in clause (x) or (y), as applicable, the “Required Retail Unit Release Proceeds”), to be applied by Lender on the date Lender actually receives such funds in accordance with the provisions of Section 2.7(d); provided, however, so long as no Event of Default exists, Borrower may elect upon the sale of the Retail Unit to deliver the Required Retail Unit Release Proceeds to Lender to be held in the Cash Collateral Account until the last day of the then current Interest Period, at which time, Required Retail Unit Release Proceeds shall be applied by Lender in accordance with the provisions of Section 2.7(d). If Borrower does not elect to have the Required Retail Unit Release Proceeds held in the Cash Collateral Account until the last day of the then current Interest Period, as aforesaid, and the Required Retail Unit Release Proceeds are paid to Lender on a day other than the last day of an Interest Period, then Borrower shall also pay Lender the Breakage Fee with respect to the partial prepayment of the Loan.

(e)            On the Maturity Date (including if the Maturity Date is accelerated by Lender because of the occurrence of an Event of Default (an “Acceleration Event”)), Borrower shall pay all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents, including, without limitation, the Exit Fee and any Minimum Multiple Fee. Borrower acknowledges that, since the Loan is interest only and no principal payments are required to be made prior to the Maturity Date or an earlier date as a result of an Acceleration Event, all or a substantial portion of the principal amount of the Loan will be due on the Maturity Date.

Section 2.4              Loan Term.

(a)           Initial Loan Term. The Loan Term shall commence on the date hereof and terminate on October 23, 2023 (the “Initial Maturity Date”), unless otherwise extended under the provisions of Section 2.4(b).

(b)            Extension Option. Upon satisfaction of all of the terms and conditions set forth in this Subsection 2.4(b), Borrower shall have one (1) option (an “Extension Option”) to extend the Loan Term for an additional one (1) year beyond the Initial Maturity Date (the “Extended Term”). During the Extended Term and except for any time when the Default Rate or the Adjusted Rate is applicable pursuant to the terms of this Agreement, the Loan (including any amounts added to principal under the Loan Documents) shall bear interest at the Contract Rate. In order to exercise the Extension Option, Borrower must provide Lender with written notice (the “Extension Notice”) of Borrower’s intent to exercise the Extension Option not less than thirty (30) days prior to the Initial Maturity Date but no more than ninety (90) days prior to the Initial Maturity Date, TIME BEING OF THE ESSENCE. In consideration thereof, Borrower shall pay Lender the Extension Fee on or prior to the first day of the Extended Term, which Extension Fee shall be earned by Lender as of the date of the Extension Notice; provided, however, if Borrower does not satisfy the Extension Conditions below, no Extension Fee shall be payable, although Borrower shall remain liable for the payment of the costs set forth in Section 2.4(b)(x).

In connection with the exercise by Borrower of the Extension Option, Borrower must satisfy each of the following conditions (the “Extension Conditions”):

(i)	No Event of Default shall exist as of the date of the Extension Notice and on the first day of the Extended Term;

(ii)	The Loan is not Out of Balance;

(iii)	[intentionally omitted];

(iv)	[intentionally omitted];

(v)	The outstanding principal balance of the Loan, together with any accrued and unpaid PIK Interest [***], shall not exceed Seventy Million and No/100 Dollars ($70,000,000.00); provided that Borrower shall have the right to prepay the outstanding principal balance of the Loan and/or pay accrued and unpaid PIK Interest [***] (subject to and in accordance with Section 2.5 below (other than the requirement that Borrower provide at least 30 days’ prior notice)) in order to satisfy the requirement set forth in this clause (v);

(vi)	[intentionally omitted];

(vii)	[intentionally omitted];

(viii)	Borrower has entered into an Interest Rate Cap Agreement satisfying the terms of Section 8.17 (or extended the term of the Interest Rate Cap Agreement in place so that it is coterminous with the remaining Loan Term), which Interest Rate Cap Agreement shall be issued by an Issuer satisfying the Rate Cap Rating Criteria and otherwise reasonably satisfactory to Lender;

(ix)	Borrower has deposited into the Carry Cost Reserve Account the amount estimated by Lender in its commercially reasonable discretion to be required to pay Carry Costs during the Extended Term (taking into account any amounts then on deposit in the Carry Cost Reserve Account and any unfunded Loan Advances allocated to pay Carry Costs); and

(x)	Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection with Borrower exercising its rights under this Section 2.4(b).

Section 2.5             Prepayment. There are no full or partial prepayment privileges of the principal amount of the Loan and/or accrued and unpaid PIK Interest [***] except as set forth in this Agreement:

(a)          Borrower shall have the right to prepay the Loan (including accrued and unpaid PIK Interest [***]) (i) in full or in part on any Business Day, provided that Borrower gives Lender at least thirty (30) days prior written notice of its intention to make any such prepayment, the Prepayment Date and the amount to be prepaid, and that Borrower also pays to Lender, as consideration for the privilege of making such prepayment, the Exit Fee and, if such prepayment is a prepayment of the entire remaining outstanding principal balance of the Loan, the Minimum Multiple Fee and, if the Prepayment Date is not the last day of an Interest Period, that Borrower also pays to Lender, as consideration for the privilege of making such prepayment, a Breakage Fee, and (ii) in part on any Business Day in connection with a sale of a Residential Unit to a Residential Unit Purchaser pursuant to Section 16.2 or a sale of the Retail Unit pursuant to Section 16.2, provided that Borrower satisfies all applicable conditions set forth in Sections 16.2 and 16.3, and, if the Prepayment Date is not the last day of an Interest Period, that Borrower also pays to Lender, as consideration for the privilege of making such prepayment, a Breakage Fee, and the Exit Fee and, if such prepayment is a prepayment of the entire remaining outstanding principal balance of the Loan, the Minimum Multiple Fee. The payment of the applicable, Breakage Fee, Exit Fee and Minimum Multiple Fee shall be a condition precedent to the release by Lender of the Mortgages and other collateral securing the Loan. In connection with any prepayment permitted under this Section 2.5(a) or Section 2.4(b)(v), Borrower shall also reimburse Lender for any actual out-of-pocket costs Lender may incur in connection with such prepayment.

(i)            The “Minimum Multiple Fee” shall mean an amount equal to the positive difference between the Minimum Return Amount minus the Actual Return Amount.

(ii)            The “Exit Fee” shall mean an amount equal to [***].

(iii)          The “Breakage Fee” shall mean an amount equal to interest accruing on the outstanding principal balance of the Loan and on any accrued and unpaid PIK Interest at the Contract Rate (or Default Rate or Adjusted Rate, if applicable) from the Prepayment Date until the next Payment Date, if a prepayment occurs on a date other than a Payment Date.

(b)            There will be due with any principal prepayment, all accrued and unpaid interest on the portion of the principal being prepaid and all other fees, charges and payments due under the Loan Documents.

(c)          Notwithstanding anything to the contrary contained herein, no Minimum Multiple Fee and/or Exit Fee, as applicable, shall be required to be paid in connection with payment of fire, casualty, or condemnation Proceeds to Lender which Lender requires to be applied to the Indebtedness in accordance with the provisions of this Agreement, except if such application to the Indebtedness is after the occurrence of an Event of Default.

(d)            Borrower acknowledges and agrees that all of the economic terms set forth in the Loan Documents, including the Contract Rate, have been agreed to by Lender based on Lender’s expectation that the Loan will not be repaid prior to the Maturity Date. However, in order to accommodate Borrower, Lender has agreed to permit Borrower to repay the Loan prior to the Maturity Date in accordance with, and subject to, the terms set forth above provided that, and as consideration for such agreement, Borrower agrees to pay Lender the Minimum Multiple Fee and/or Exit Fee, as applicable. Borrower acknowledges and agrees that, even if Lender is able to loan the amount prepaid by Borrower to another Person on the same terms and conditions as herein provided, Lender shall not have fully recovered Lender’s lost profits, costs, expenses and damages suffered as a result of such early prepayment; therefore, Borrower and Lender have agreed on the Minimum Multiple Fee and Exit Fee (as compensation for Lender’s estimated lost profits, costs, expenses and damages resulting from such prepayment. The Minimum Multiple Fee and/or Exit Fee, as applicable, shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid under this Agreement or the other Loan Documents, or pursuant to the provisions of law.

Section 2.6           Security. The Loan shall be secured by inter alia (i) the Mortgage creating a first priority lien on the Mortgaged Property, (ii) the Assignment of Leases and Rents creating a first priority lien on the Leases and the Property Income, (iii) the Environmental Indemnification Agreement, (iv) the Recourse Guaranty Agreement, (v) the Interest and Carry Guaranty, (vii) the Completion Guaranty, and (viii) the other Loan Documents; provided that the Mortgage shall not secure Borrower’s and Indemnitor’s (as applicable) obligations under the Environmental Indemnification Agreement, Recourse Guaranty Agreement, Interest and Carry Guaranty and/or Completion Guaranty.

Section 2.7            Payments.

(a)          All payments of principal, interest and other amounts to be made by Borrower under the Loan Documents, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Lender. Unless otherwise directed by Lender, all such payments that are regularly scheduled monthly payments of principal, interest or reserves shall be made by Borrower by automatic clearing house (“ACH”) debit of a bank account of Borrower of which Lender has received at least thirty (30) days’ prior written notice. All other payments from Borrower to Lender shall be made by wire transfer of immediately available funds to an account designated by Lender in writing to Borrower.

(b)            If the due date of any payment under the Loan Documents would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall accrue and be payable for any principal so extended for the period of such extension.

(c)            Except for payments received by Lender from the sale by Borrower of Residential Units or the Retail Unit and applied by Lender in accordance with the provisions of Section 2.7(d) below, each payment received by Lender under the Loan Documents which is not paid by Borrower with respect to a specific Obligation, shall be applied in the following order:

(i)	First, to attorneys’ fees or any other amount due under any Loan Document save for the amounts described in clauses (ii), (iii) and (iv) immediately below;

(ii)	Next, to accrued interest due Lender under the Loan Documents (including any accrued and unpaid PIK Interest);

(iii)	Next, to any Minimum Multiple Fee or Exit Fee, as applicable, [***], and any Breakage Fee then due and payable under this Agreement; and

(iv)	Finally, to the principal balance of the Loan.

Notwithstanding the foregoing, during the continuance of an Event of Default or in the event that Borrower does not pay the outstanding principal balance and accrued interest due under this Agreement, when due, whether on the Maturity Date or on any earlier date as a result of any Acceleration Event, Lender, at its option, shall apply any payments it then receives in such order as Lender deems appropriate in its sole discretion.

(d)           To the extent Borrower has sold a Residential Unit or the Retail Unit and pays Required Residential Unit Release Proceeds [***] or the Required Retail Unit Release Proceeds, as applicable, to Lender in accordance with this Agreement, such payments shall be applied in the following order:

(i)	First, to the principal balance of the Loan (but not accrued and unpaid PIK Interest) and any Exit Fee due and payable on such principal repayment (pro rata), up to the amount of the Residential Unit Minimum Release Price or Retail Unit Minimum Release Price, as applicable;

(ii)	Next, to the extent that the Residential Unit Net Sale Proceeds or the Retail Unit Net Sales Proceeds, as applicable, exceed the Residential Unit Minimum Release Price or Retail Unit Minimum Release Price, as applicable, to the payment of accrued and unpaid interest under the Loan Documents that accrued since the immediately preceding Payment Date (whether accrued on the principal balance of the Loan or accrued on any accrued and unpaid PIK Interest, but excluding any accrued and unpaid PIK Interest itself);

(iii)	Next, to the payment of accrued and unpaid PIK Interest; and

(iv)	Next, to the principal balance of the Loan (to the extent not already applied pursuant to clause (d)(i) above) and to the payment of any other amounts then due and payable to Lender in accordance with this Agreement and the other Loan Documents (including, without limitation, any Exit Fee, Breakage Fee, [***] and/or Minimum Multiple Fee that is then due and payable).

(e)          Notwithstanding the foregoing, in connection with the sale of a Residential Unit or the Retail Unit, up to fifteen percent (15%) of the Required Residential Unit Release Proceeds and the Required Retail Unit Release Proceeds, as applicable, when no longer required to be held in the Purchase Agreement Deposit Account shall be paid to Borrower (which Borrower shall thereafter be permitted to distribute to its Upstream Owners); provided that (1) the outstanding principal balance of the Loan is no greater than the then 625 SF Amount, (2) there is no Potential Event of Default or Event of Default continuing, (3) the Loan is not Out of Balance, (3) the Carry Cost Reserve (together with any undisbursed Loan Advances allocated to pay Carry Costs) shall have sufficient funds, as determined by Lender in its sole but good faith discretion, to pay Carry Costs through the remaining term of the Loan, and (4) there is no accrued and unpaid PIK Interest [***] then outstanding. If any amounts applied by Lender to the principal balance of the Loan pursuant to clause (c) or (d) above (as applicable) shall result in the Obligations being paid in full, the balance (if any) remaining after the Loan is paid in full actually received by Lender or actually held by Lender shall be (i) if the Mezzanine Loan is then outstanding, paid to Mezzanine Administrative Agent for the benefit of Mezzanine Lender for application in accordance with the Mezzanine Loan Documents; provided, however, that the failure to remit such balance actually received by Lender or actually held by Lender to Mezzanine Administrative Agent for the benefit of Mezzanine Lender or any failure of Mezzanine Administrative Agent to apply such funds in accordance with the Mezzanine Loan Documents shall be without recourse or liability to Lender, Administrative Agent or any other Lender Party (other than as a result of their respective intentional willful misconduct) and Lender shall have no obligation to determine whether or not the Mezzanine Loan is outstanding, and (ii) if the Mezzanine Loan is no longer outstanding, returned to Borrower.

Section 2.8           LIBOR Provisions.

(a)           Benchmark Replacement.

(i)	Replacing LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month LIBOR tenor settings.13 On the earlier of (i) the date that all Available Tenors of LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)	Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to this Agreement or any other Loan Document, or further action or consent of the Borrower. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from Lender that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to a loan based on the Adjusted Rate. During the period referenced in the foregoing sentence, the component of the Adjusted Rate based upon the Benchmark (if any) will not be used in any determination of the Adjusted Rate.

(iii)	Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement (except as provided in the definition of Benchmark Replacement Conforming Changes).

(iv)	Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Lender pursuant to this Section 2.8(a), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.8(a) or the definitions referred to herein.

(v)	Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then Lender may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Lender may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(b)         In the event that any change in any requirement of law or in the interpretation or application thereof other than charges relating to income, excise, franchise or other taxes applicable to Lender, or compliance in good faith by Lender with any request or directive (whether or not having the force of law) hereafter issued by any central bank or other Governmental Authority:

(i)	shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds, by any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii)	shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii)	shall hereafter impose on Lender any other condition,

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable as determined by Lender (collectively, “Increased Costs”). Any determination under this Section 2.8(b) shall be made in good faith and not on an arbitrary or capricious basis. If Lender becomes entitled to claim any Increased Costs pursuant to this Section, Lender shall provide Borrower with not less than thirty (30) days’ written notice specifying in reasonable detail the event or circumstance by reason of which it has become so entitled and the additional amount required to fully-compensate Lender for such Increased Costs. A certificate as to any Increased Costs submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Such certificate shall set forth Lender’s method of calculating the amount of such Increased Costs. In the event Lender makes a request for compensation of Increased Costs in an amount that is greater than ten percent (10%) of the principal balance of the Loan, Borrower shall, upon payment of the same, have the right to prepay the Loan in full without penalty or premium. This provision shall survive the repayment of the Loan and the satisfaction of all other obligations of Borrower under the Loan Documents.

(c)            Borrower shall indemnify Lender and hold Lender harmless from, and be responsible for paying, any Conversion Costs, which obligation shall survive payment of the Loan in full and the satisfaction of all other obligations of Borrower under the Loan Documents. As used herein “Conversion Costs” means any reasonable interest, cost, loss or expense which Lender sustains, incurs or must pay as a consequence of (i) any default by Borrower in payment of the principal of or interest on the Loan while bearing interest at LIBOR (plus the applicable spread), including any such interest, fee and expense arising from interest or fees payable by Lender to any lender providing Lender with its LIBOR funds, (ii) any prepayment (whether voluntary or mandatory) of the Loan on a day other than on last day of an Interest Period, or without sufficient prior written notice as required under this Agreement (without duplication of the Breakage Fee), and (iii) the conversion (for any reason whatsoever and whether voluntary or involuntary) of LIBOR (plus the applicable spread) to the Adjusted Rate on a day other than on the last day of the Interest Period with respect to any portion of the outstanding principal amount of the Loan then bearing interest at LIBOR (plus the applicable spread), including any arising from interest or fees payable or which would be payable by Lender to any lender providing Lender with its LIBOR funds.

Section 2.9           Carry Cost Reserve. On the Closing Date, Lender is making a Loan Advance under the Project Loan in the amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) to fund a reserve (the “Carry Cost Reserve”) for the payment of Carry Costs during the term of the Loan. On the earlier of (i) such time as the Carry Cost Reserve that was funded on the Closing Date has been reduced to zero, and (ii) the date that is twelve (12) months following the Closing Date, Lender shall make a Loan Advance to fund into the Carry Cost Reserve an amount equal to Two Million Two Hundred Thousand and 00/100 Dollars ($2,200,000.00). Additionally, if at any time Lender determines in its reasonable discretion that (x) the amount of any unadvanced Loan Advances allocated to the payment of Carry Costs, together with (y) the amount on deposit in the Carry Cost Reserve Account, is insufficient to pay Carry Costs for a three (3) month period, then Borrower shall, within ten (10) Business Days following Lender’s written request, deposit into the Carry Cost Reserve Account Lender’s reasonable estimate of Carry Costs that will become due during the remainder of the Loan term (taking into account the amounts described in the foregoing clauses (x) and (y)). In making any determination pursuant to the immediately preceding sentence, Lender shall be permitted to take into account, among other things, information provided to Lender by the Inspector regarding the timing of completion of construction and timing of receipt of temporary certificates of occupancy; Residential Units that are then under contract and their anticipated closing dates, pricing information and pacing of historical sales of Residential Units (relative to the remaining inventory and unit mix of Residential Units left to be sold) and the timing of Residential Units being available to be sold. The Carry Cost Reserve funds shall be held by Lender in an account (which may be interest bearing or non-interest bearing) established by and under the sole control of Lender at a financial institution selected by Lender, which financial institution must meet the Rating Criteria (the “Carry Cost Reserve Account”). The Carry Cost Reserve and Borrower’s replenishment obligation hereunder will terminate and any funds remaining in the Carry Cost Reserve shall be returned to Borrower upon full repayment of the Indebtedness.

Section 2.10          Reserve Account. The Carry Cost Reserve Account shall be under the sole dominion and control of Lender. All interest earned on the Carry Cost Reserve Account shall be allocated to Borrower for income tax purposes, but it shall be added to and disbursed as a part of the Carry Cost Reserve. Borrower hereby assigns and grants Lender a security interest in the Carry Cost Reserve funds in the Carry Cost Reserve Account as security for payment and performance of Borrower’s obligations under the Loan Documents. All Carry Cost Reserve funds in the Carry Cost Reserve Account shall be additional security for the Loan, and upon the occurrence of an Event of Default, Lender shall be authorized to apply such funds to Borrower’s obligations under the Loan Documents in such order and priority as Lender may elect in its sole discretion. If the Carry Cost Reserve Account is not in Lender’s name, Lender shall have a perfected first priority security interest in the Carry Cost Reserve Account.

Section 2.11         School Construction Supervision Fee Payments.

(a)         School Purchase Control Account. Lender shall instruct the Cash Collateral Bank to transfer all School Cost Payments representing School Construction Supervision Fee Payments into a subaccount of the Cash Collateral Account (the “School Purchase Control Account”) with the Cash Collateral Bank. Provided that Borrower has satisfied all of the conditions to a Disbursement to Borrower under this Agreement, amounts deposited into the School Purchase Control Account shall be available as a disbursement to Borrower (such disbursement, a “School Construction Supervision Fee Payment Disbursement”) from the School Purchase Control Account to pay (or reimburse Borrower) the costs of the Project (actually billed) other than School Costs in accordance with the Line Items specified in the Approved Budget. All funds in the School Purchase Control Account shall be additional security for the Loan, and upon the occurrence and during the continuance of an Event of Default, Lender shall be authorized to apply such funds to Borrower’s obligations under the Loan Documents in such order and priority as Lender may elect in its sole discretion.

(b)            School Cost Control Account. Lender shall instruct the Cash Collateral Bank to transfer all other School Cost Payments (i.e., School Cost Payments that do not consist of School Construction Supervision Fee Payments) into a subaccount of the Cash Collateral Account (the “School Cost Control Account”) with the Cash Collateral Bank. Provided that Borrower has satisfied all of the conditions to a Disbursement to Borrower under this Agreement, amounts deposited into the School Cost Control Account shall be available as a disbursement to Borrower (such disbursement, a “School Cost Payment Disbursement” and together with the School Construction Supervision Fee Payment Disbursement, collectively or individually as the context may require, a “School Payment Disbursement”) from the School Cost Control Account to pay (or reimburse Borrower) the costs of the Project (actually billed) in accordance with the Line Items specified in the Approved Budget (including, without limitation, for deposit as a lump sum into the MTA Cash Collateral Account in the amount of the SCA’s portion of the cost of the MTA Work, pursuant to and in accordance with the Transit Improvement Agreement). All funds in the School Cost Control Account shall be additional security for the Loan, and upon the occurrence and during the continuance of an Event of Default, Lender shall be authorized to apply such funds to Borrower’s obligations under the Loan Documents in such order and priority as Lender may elect in its sole discretion.

Section 2.12          Taxes. All payments made by Borrower under the Loan Documents shall be made free and clear of, and without reduction for or on account of, Taxes, except as required by applicable law. If any applicable law requires the withholding of Taxes from any such payment, then Borrower shall be entitled to make such withholding and shall timely pay the full amount withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all such Indemnified Taxes) interest or any such other amounts payable under the Loan Documents at the rate or in the amounts specified hereunder. Whenever any Tax is payable pursuant to this Section by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Tax. Borrower shall indemnify Lender, and hold Lender harmless from, any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Lender’s inability to notify Borrower of any such Tax in accordance with the immediately preceding sentence shall in no way relieve Borrower of its obligations under this Section.

ARTICLE 3

DISBURSEMENTS TO BORROWER

Section 3.1            Funding of Disbursements to Borrower.

(a)          Disbursements to Borrower of Loan Advances shall be made by Lender to pay the costs of the Project (actually billed) net of School Costs in accordance with the Line Items specified in the Approved Budget on the terms and conditions herein provided. At no point shall Loan Advances exceed One Hundred Twenty Eight Million One Hundred Ninety Seven Thousand Eight Hundred Seventy Eight and 00/100 Dollars $(128,197,878.00) under the Building Loan and Nine Million Five Hundred Forty Thousand One Hundred Seventy Seven and 00/100 Dollars ($9,540,177.00) under the Project Loan. Subject to the terms and conditions of this Agreement, Line Items on the Approved Budget shall be funded in an amount equal to 100% of the costs paid, or to be paid by Borrower, net of School Costs.

(b)            Each date of a disbursement of a Loan Advance to Borrower is herein referred to as a “Disbursement Date”.

(c)            Each disbursement of a Loan Advance to Borrower shall be added to the outstanding principal balance of the applicable Loan and will be subject to the terms and provisions of the Loan Documents.

Section 3.2           Required Equity. Borrower represents and warrants to Lender that, as of the Closing Date, Borrower has contributed the Required Equity into the Project. Lender shall not be obligated to close the Loan or to make any Disbursements to Borrower under this Agreement if Lender reasonably determines that any shortage in the Required Equity required to be contributed as of the Closing Date is not actually contributed.

Section 3.3         Conditions to Disbursements to Borrower. Lender shall have no obligation to make any Disbursements to Borrower under the Building Loan and/or the Project Loan unless each of the following conditions has been and remains satisfied as of the date of the Disbursement to Borrower. Each of said funding conditions is for the benefit of Lender and may be waived by Lender in Lender’s sole discretion. Lender may make a Disbursement to Borrower without requiring satisfaction of each condition, but in the absence of a written waiver signed by Lender, Lender may condition further Disbursements to Borrower upon satisfaction of all such conditions. The waiver of a condition by Lender with respect to a Disbursement shall not be deemed a waiver of such condition in the future in the absence of such written waiver signed by Lender. All of the documents and agreements required below shall be in form and substance satisfactory to Lender in its reasonable discretion.

(a)           Project Documents.

(i)	Budget and Business Plan. The Approved Budget and Business Plan shall remain in full force and effect and shall not have been modified without Lender’s prior written consent in Lender’s reasonable discretion (other than with respect to (x) requests to modify the Major Points of Business Plan, which may be granted or withheld in Lender’s sole and absolute discretion, and (y) Immaterial Service Requests, which shall not require Lender’s consent) or as otherwise permitted in accordance with this Agreement. A rental strategy shall not be permitted.

(ii)	Plans. Neither the Approved Plans nor the certification from the Architect that the Improvements will comply with all applicable laws, including all applicable Access Laws, if constructed substantially in accordance with the Approved Plans, shall have been modified without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to (x) requests to modify the Major Points of Business Plan or with respect to requests to modify the Approved Plans that require SCA’s approval under the School Unit Purchase Agreement but have not been approved by the SCA, which may be granted or withheld in Lender’s sole and absolute discretion, and (y) Immaterial Service Requests, which shall not require Lender’s consent). Notwithstanding the foregoing but subject to Lender’s prior written approval (which may be withheld in Lender’s sole and absolute discretion), Borrower may revise the Approved Plans to combine or provide additional Residential Units.

(iii)	Permits and Utilities. All Permits shall remain in full force and effect and all other permits, approvals and clearances then required for the continued construction of the Improvements shall have been issued and provided to Lender, together with evidence reasonably satisfactory to Lender that (A) the Project continues to comply with all applicable zoning ordinances, building and use restrictions and codes and any requirements with respect to licenses, permits, and agreements necessary for the lawful use and operation of the Project, and (B) all necessary utilities and municipal services required for the Project are in place, or will be in place by the Substantial Completion of the Construction Work and are available at budgeted cost.

(iv)	Architect’s Contract. Until all work thereunder has been performed, the Architect’s Contract shall remain in full force and effect, shall not have been modified without Lender’s prior written consent (other than in connection with Immaterial Service Requests), which consent shall not be unreasonably withheld, conditioned or delayed, and no material default or event of default shall exist thereunder by Borrower. During the continuance of an event of default by Architect under the Architect’s Contract (following any required notice to Architect and the expiration of any applicable cure period), Lender shall be entitled to withhold the portion of a Disbursement to Borrower which would be otherwise payable to the Architect absent such event of default.

(v)	Engineer’s Contract. Until all work thereunder has been performed, the Engineer’s Contract shall remain in full force and effect, shall not have been modified without Lender’s prior written consent (other than in connection with Immaterial Service Requests), which consent shall not be unreasonably withheld, conditioned or delayed, and no material default or event of default shall exist thereunder by Borrower. During the continuance of an event of default by an Engineer under an Engineer’s Contract (following any required notice to such Engineer and the expiration of any applicable cure period), Lender shall be entitled to withhold the portion of a Disbursement to Borrower which would be otherwise payable to such Engineer absent such event of default.

(vi)	Designer’s Contract. Until all work thereunder has been performed, the Designer’s Contract shall remain in full force and effect, shall not have been modified without Lender’s prior written consent (other than in connection with Immaterial Service Requests), which consent shall not be unreasonably withheld, conditioned or delayed, and no material default or event of default shall exist thereunder by Borrower. During the continuance of an event of default by Designer under the Designer’s Contract (following any required notice to such Designer and the expiration of any applicable cure period), Lender shall be entitled to withhold the portion of a Disbursement to Borrower which would be otherwise payable to the Designer absent such event of default.

(vii)	Intentionally Omitted.

(viii)	Construction Contract. Until all work thereunder has been performed, the Construction Contract shall remain in full force and effect, shall not have been modified without Lender’s prior written consent (other than in connection with Immaterial Service Requests), which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to requests to modify the Construction Contract that require SCA’s approval under the School Unit Purchase Agreement but have not been approved by the SCA, which may be granted or withheld in Lender’s sole and absolute discretion), and no material default or event of default shall exist thereunder by Borrower. During the continuance of an event of default by the Contractor under the Construction Contract (following any required notice to the Contractor and the expiration of any applicable cure period), Lender shall be entitled to withhold the portion of a Disbursement to Borrower which would be otherwise payable to the Contractor absent such event of default.

(ix)	Services Contract. Until all work thereunder has been performed, the Services Contract shall remain in full force and effect, shall not have been modified without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and no material default or event of default shall exist thereunder by Borrower. During the continuance of an event of default by Owner’s Representative under the Services Contract (following any required notice to Owner’s Representative and the expiration of any applicable cure period), Lender shall be entitled to withhold the portion of a Disbursement to Borrower which would be otherwise payable to the Owner’s Representative absent such event of default.

(x)	Subcontractors and Material Suppliers. All changes to the list of Major Subcontractors that was approved by Lender as of the Closing Date shall have been approved by Lender in writing, which approval shall not be unreasonably withheld, conditioned or delayed. With respect to each such change to a subcontractor or material supplier, the list shall include the name, address and telephone number, a general statement of the nature of the work to be performed, the labor and materials to be supplied, and the cost of the labor and work. Borrower shall promptly advise Lender of new names as such subcontracts are awarded or any changes in the information regarding such subcontractors and suppliers.

(xi)	Consents to Assignments. The Architect’s Consent, the Designer’s Consent, the Engineer’s Consent, the Owner’s Representative’s Consent and the Contractor’s Consent shall each remain in full force and effect with no event of default (following any required notice to the Architect, the Designer, the Engineer, the Owner’s Representative or the Contractor, as applicable, and the expiration of any applicable cure period) thereunder.

(xii)	Zoning. The zoning status of the Land and the Project shall continue to permit the Construction Work to be Finally Completed and permit the intended use of the Improvements.

(xiii)	Bonding. Lender shall have received and approved (which approval shall not be unreasonably withheld, conditioned or delayed) a Payment and Performance Bond for each subcontractor (other than Amendola Stone & Tile) which does not qualify for Subcontractor Default Insurance.

(xiv)	Subcontractor Default Insurance. Subject to the next following sentence, the Subcontractor Default Insurance for all subcontractors (including, without limitation, all Major Subcontractors but excluding Amendola Stone & Tile) shall have been delivered to and approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed) and shall remain in full force and effect in accordance with Section 5.1(d). Notwithstanding the foregoing, if any subcontractor (other than Amendola Stone & Tile) does not qualify for Subcontractor Default Insurance, a Payment and Performance Bond shall be obtained.

(b)           Borrower has delivered evidence, satisfactory to Lender in its reasonable discretion, that Borrower has contributed the Required Equity then required in accordance with Section 3.2.

(c)            No Potential Event of Default or Event of Default exists.

(d)          The Loan is not Out of Balance, such determination to be made in Lender’s reasonable discretion and will be based upon information provided to Lender by the Inspector, Borrower and Lender’s own analysis.

(e)           [intentionally omitted].

(f)           [intentionally omitted].

(g)          The requested Disbursement to Borrower, together with the Term Loan and all prior Disbursements to Borrower, and the Carry Cost Reserve, shall not cause the outstanding principal balance of the Loan to exceed the Maximum Loan Amount, such determination to be made in Lender’s reasonable discretion.

(h)            Lender is reasonably satisfied that the percentage of the Approved Budget allocated to the Hard Costs already funded (the sum of Building Loan Advances funded for the payment of Hard Costs on or after the date of this Agreement) is no more than the percentage of the Improvements already completed, and that the sum of the Funds allocated to Hard Costs and not yet advanced as Disbursements to Borrower are sufficient to pay all the unpaid Hard Costs set out in the Approved Budget.

(i)         Lender, in its reasonable opinion, is not prohibited from advancing Funds as Disbursements to Borrower under any Legal Requirements (including, without limitation, applicable lien laws or stop notice statutes).

(j)            Intentionally omitted.

(k)           All representations and warranties of Borrower and Indemnitor under this Agreement and under the other Loan Documents are true and correct in all material respects as of the date of each Disbursement to Borrower (subject to such changes as may have resulted from acts, omissions, events or circumstances that do not constitute a Potential Event of Default or Event of Default hereunder).

(l)            Borrower has submitted to Lender a Draw Request and a Borrower Certification for such Disbursements to Borrower, together with all supporting documents required under this Agreement.

(m)          None of the Milestone Construction Hurdles remain unsatisfied beyond the applicable Milestone Deadline, subject to extension as expressly set forth in, and otherwise in accordance with, the provisions of Section 4.1(b) of this Agreement.

(n)            Borrower has provided Lender with evidence of payment to the Contractor and each Major Subcontractor for the amounts covered by all prior Disbursements to Borrower for which payment is due.

(o)           The Improvements are being constructed in a good and workmanlike manner substantially in accordance with the Plans and all required inspections and approvals pursuant to Legal Requirements and this Agreement have been obtained as and when necessary.

(p)           Inspector has received a title search continuation which shows no new or intervening liens or encumbrances, other than those approved in writing by Lender or which are bonded or otherwise discharged in accordance with Legal Requirements and shows the payment status of all Impositions, and Lender shall have received an endorsement to the title policy issued by the Title Company updating the coverage through the date of the requested disbursement and showing no exceptions to title other than those previously approved by Lender.

(q)           If any Permits are issued after the initial disbursement of the Loan, Lender shall have received copies of all such Permits.

(r)            No notice of a material default by Borrower (as determined by Lender in its reasonable discretion) that remains outstanding has been received by Borrower or Lender under the School Unit Purchase Agreement or the Transit Improvement Agreement.

(s)            Borrower shall have paid (or concurrently with the requested Disbursement to Borrower shall pay) all of Lender’s reasonable costs and expenses incurred in connection with the Disbursement to Borrower including, without limitation, actual outside reasonable attorneys’ fees (if any), costs and expenses to inspect the Project, recording and filing charges, title company charges and the costs of any endorsements to Lender’s Title Policy.

(t)           If any Change Order increases the payment obligation of SCA under the School Unit Purchase Agreement, Lender may condition any approval required or permitted of Lender under this Agreement or the other Loan Documents and any Disbursement to Borrower upon the receipt by Lender of Evidence of Sufficient Funds with respect to said increased payment obligation.

(u)           If the requested Disbursement is for Borrower’s portion of the cost of the MTA Work that is to be deposited in the MTA Cash Collateral Account pursuant to the terms of the Transit Improvement Agreement or otherwise as required thereunder in connection with the MTA Work, (i) Borrower, the MTA and Signature Bank, a New York state chartered bank, shall have executed and delivered the MTA Cash Collateral Account Control Agreement, (iii) Borrower shall have entered into a “lump-sum fixed cost” contract with respect to the MTA Work in accordance with Section 8.26(f) of this Agreement, (iv) Borrower shall have entered into an amendment to the Transit Improvement Agreement in accordance with Section 8.26(g) of this Agreement, and (v) Borrower shall be in compliance, in all material respects, with all requirements set forth in the Transit Improvement Agreement that must be satisfied prior to commencement of the MTA Work. For the avoidance of doubt, Lender’s consent shall not be required with respect to the release of amounts then on deposit in the MTA Cash Collateral Account, so long as (A) no Potential Event of Default or Event of Default exists, and (B) such release is in accordance with the terms and provisions of the Transit Improvement Agreement.

Section 3.4             Requests for Disbursements to Borrower.

(a)            Between the Closing Date and the Maturity Date, Borrower may request a Disbursement to Borrower to pay costs of the Project set forth in the Approved Budget by delivering a Draw Request to Lender.

(b)            Each Draw Request (i) must specifically request the portion of the Disbursement to Borrower to be made under the Building Loan, the portion of the Disbursement to Borrower to be made under the Project Loan, the amount of the School Construction Supervision Fee Payment Disbursement to be made from the School Purchase Control Account (if any), and the amount of the School Payment Disbursement to be made from the School Cost Control Account (if any) (which allocation shall be subject to confirmation by Lender and shall be made in accordance with the terms of this Agreement), (ii) except for the final Disbursement to Borrower, must be for an amount equal to or greater than $250,000.00, and (iii) shall not be submitted more often than once a month. Lender shall diligently and reasonably promptly process each Draw Request following receipt by Lender of the Draw Request and all required accompanying information and materials in compliance with the provisions of this Article 3. Lender shall use reasonable efforts to confirm the satisfaction all conditions precedent to a given Disbursement set forth in this Agreement within five (5) Business Days following such satisfaction, and, in all events, Lender shall confirm the satisfaction of such conditions precedent within seven (7) Business Days following such satisfaction. Lender shall make such Disbursement to Borrower within five (5) Business Days after Lender has confirmed the satisfaction of the conditions precedent thereto set forth herein as set forth in the immediately preceding sentence. Disbursements to Borrower and School Construction Supervision Fee Payment Disbursements are not permitted to be used for the payment of any School Costs.

(c)            Each Draw Request shall be accompanied by (i) a progress report (as described in Section 4.3 hereof), (ii) to the extent not previously furnished to Lender, the most current quarterly or annual, as applicable, financial statements for Borrower, as well as a balance sheet, (iii) to the extent not previously furnished to Lender, copies of certified income and expense statements for the Property; (iv) detailed line item descriptions of the costs to be reimbursed or paid with the Disbursement to Borrower, School Construction Supervision Fee Payment Disbursements and School Payment Disbursement and the corresponding Line Items under which such costs fall, (v) [intentionally omitted]; and (vi) such documents and instruments as Lender may reasonably request to establish that each person performing labor or supplying materials has been paid or will be paid (to the extent payment is due) from the funds advanced pursuant to said Draw Request for all work performed and materials supplied through the date of the Draw Request, including without limitation, Acceptable Invoices, paid invoices, applicable AIA forms, and conditional or unconditional lien waivers from the Contractor, Major Subcontractors and other subcontractors, as applicable. Each Draw Request shall be deemed to be a renewal of all Borrower’s warranties and representations in this Agreement and the other Loan Documents, as updated to reflect changed facts which do not constitute a Potential Event of Default or an Event of Default hereunder. To the extent an Equity Deposit has been made by Borrower into the Loan Reserve, Disbursements to Borrower shall be made first from such Equity Deposits.

(d)            Each Draw Request must also include a Borrower Certification, which, inter alia, includes a representation and warranty (i) that SCA has approved and funded (or Borrower has funded or caused to be funded) the Public School Project Costs included in all prior Requisitions and attaching a copy of each Requisition delivered to and approved by the SCA with respect to said Public School Project Costs, to the extent required under the School Unit Purchase Agreement, (ii) that identifies the Public School Project Costs being paid (or reimbursed), (iii) that such Draw Request does not violate the provisions of the School Unit Purchase Agreement, and (iv) that all Change Orders to date either have not required SCA’s prior consent or if such consent was required pursuant to the terms of the School Unit Purchase Agreement, such consent has been obtained in writing and that a copy of any such consent has been delivered to Lender in connection with the applicable Change Order request. School Construction Supervisions Fee Payment Disbursements shall be made from the School Purchase Control Account, to the extent funds are available in the School Purchase Control Account. School Payment Disbursements shall be made from the School Cost Control Account, to the extent funds are available in the School Cost Control Account. To the extent that Borrower satisfies all of the conditions precedent to a Disbursement to Borrower, Lender shall first disburse funds in the School Purchase Control Account until all such funds are exhausted prior to making any Disbursements to Borrower pursuant to the terms of this Agreement. Any School Payment Disbursements made from the School Cost Control Account or School Construction Supervisions Fee Payment Disbursements made from the School Purchase Control Account shall not constitute a Disbursement to Borrower so as to increase the outstanding principal balance of the Loan. School Payment Disbursements to Borrower shall be used to pay the Contractor concurrently with the payments to the Contractor for costs of the Project that are covered by the applicable Draw Request.

(e)            In the event that (x) the SCA fails to fund any School Cost Payments when required under the terms of the School Unit Purchase Agreement, or (y) Lender determines in its reasonable discretion that the SCA will not fund a particular Requisition, as a result of Borrower failing to satisfy a condition precedent to such obligation of the SCA to fund said School Cost Payments or otherwise (the parties agreeing that Lender’s determination shall be deemed reasonable if the SCA has not funded any School Cost Payments for more than seventy-five (75) days after Borrower submitted to SCA a Requisition with respect to such School Cost Payment pursuant to subsection 5.02(c)(iii) of the School Unit Purchase Agreement (but if SCA’s failure to so fund any School Cost Payment falls within an annual payment moratorium of The City of New York pursuant to Section 9.02(a) of the School Unit Purchase Agreement, Lender’s determination shall only be deemed reasonable if the SCA has not funded any School Cost Payments by the later to occur of (i) seventy-five (75) days after Borrower submitted to SCA a Requisition with respect to such School Cost Payment pursuant to subsection 5.02(c)(iii) of the School Unit Purchase Agreement, and (ii) seventy-five (75) days after the date of the expiration of such annual moratoriam)), Borrower shall have twenty (20) Business Days from the date that the SCA is required to fund said unfunded School Cost Payments pursuant to the terms of the School Unit Purchase Agreement in the case of (x) and ten (10) days from said Lender’s determination in the case of (y), to fund such unfunded School Cost Payments into the School Purchase Control Account. Said funds in the School Purchase Control Account or School Cost Control Account, as applicable, shall not be available as a School Payment Disbursement or School Construction Supervision Fee Payment Disbursement, as applicable, unless and until all Required Equity of Borrower shall be contributed. Lender shall not be required to make any Disbursement to Borrower until such unfunded School Cost Payment has been made by Borrower or the SCA. Borrower acknowledges that Lender shall not be deemed to have waived any of its rights and remedies against the SCA relating to said failure by the SCA to fund any School Cost Payment.

Section 3.5             Disbursements to Borrower for Hard Costs.

(a)            Each Draw Request for Hard Costs shall be accompanied by a Contractor’s Application for Payment together with AIA form G702 and AIA form G703 signed by the Contractor and the Architect, and indicating the percentage of completion of each Hard Cost Line Item set forth in the Approved Budget;

(b)            Each Draw Request for Hard Costs shall be based upon the percentage of completion of the Hard Cost Line Items. The percentage of completion shall be based upon the Architect’s certificate of job progress, or the report of the Inspector, whichever is less;

(c)            From each Disbursement to Borrower for the payment of Hard Costs (other than the Contractor’s fee and general conditions costs), Lender shall withhold ten percent (10%) retainage (the “Retainage”); provided, however, upon the completion of fifty percent (50%) of the work with respect to any given subcontract, as determined by Borrower (subject to Lender and Inspector approval (not to be unreasonably withheld, conditioned or delayed)), Lender shall withhold zero percent (0%) retainage thereafter with respect to such subcontract.  Additionally, upon substantial completion of the work with respect to any given subcontract substantially in accordance with the Approved Plans, as certified by Borrower and confirmed by the Inspector (not to be unreasonably withheld, conditioned or delayed), Lender shall permit Retainage with respect to such subcontract to be disbursed subject to the satisfaction of the other applicable disbursement conditions herein; provided that after substantial completion and until final completion of such subcontractor’s work, Retainage for such subcontract shall equal two and one-half percent (2.5%) of the work under such subcontractor plus 200% of the remaining punch-list work to be performed by such subcontractor.

(d)            If any Draw Request covers, in whole or in part, a payment for materials not incorporated into the Improvements (“Stored Materials”), Lender shall have no obligation to make such disbursement unless Lender determines, in its reasonable discretion, from evidence provided by Borrower, that (i) the materials are stored at a location on the Land reasonably acceptable to Lender, (ii) the materials are fully insured under a reasonably satisfactory insurance policy naming Lender and Borrower as loss payees, (iii) the materials are identifiable, and are properly segregated from materials not intended for the Construction Work, (iv) if required by Lender, the Inspector shall have inspected such materials and verified satisfaction of the foregoing requirements (which verification shall not be unreasonably withheld, conditioned or delayed), and (v) Lender has a perfected security interest in the Stored Materials. Subject to the satisfaction of the foregoing conditions but notwithstanding anything herein to the contrary, Lender will fund no more than $4,500,000.00 for Stored Materials at any one time. Borrower represents and warrants to Lender that Schedule B attached hereto sets forth a true and correct list of the Stored Materials, together with the value thereof, as of the Closing Date; and

(e)            Prior to any Disbursements to Borrower to pay for Hard Costs, Lender must receive, and approve (which approval shall not be unreasonably withheld, conditioned or delayed) the substance and conclusions of, a written report from the Inspector which will include a review and comment on Borrower’s monthly Draw Request, construction progress, percentage complete, conformity with Approved Plans and Legal Requirements, the activity and coordinating among trades, the quality of workmanship, the accuracy of the Borrower’s estimates of the percentage of work completed, a list of all pending and approved Change Orders and confirmation of whether remaining Funds not yet advanced as Disbursements to Borrower, together with School Cost Payments not yet advanced by the SCA, are sufficient for Borrower to achieve Final Completion of the Construction Work. Lender shall use commercially reasonable efforts to cause Inspector to timely provide the foregoing report.

Section 3.6             Intentionally Omitted.

Section 3.7      Final Disbursement to Borrower for Hard Costs and Soft Costs. The final Disbursement to Borrower from the Building Loan and the Project Loan, including the Retainage, shall be disbursed only upon Lender’s receipt of the following:

(a)            Evidence that the Borrower has achieved Final Completion of the Construction Work and Project;

(b)            Evidence reasonably satisfactory to Lender that Hard Costs other than with respect to Punch List Items shall, upon making the final Disbursement to Borrower, have been paid in full;

(c)            An endorsement to the title policy issued by the Title Company updating the coverage through the date of the final disbursement and showing no exceptions to title other than those previously approved by Lender; and

(d)            Evidence (which may consist of a certified statement by Borrower) that Borrower has accepted the Improvements as complete from the Contractor, subject to completion of Punch List Items.

Section 3.8             Deliveries after Substantial Completion of the Construction Work. Within thirty (30) days following Substantial Completion of the Construction Work, Borrower shall deliver the following items in form and content reasonably acceptable to Lender (provided that such 30-day period shall be extended for an additional sixty (60) days with respect to any items that have not been delivered during such 30-day period, as long as Borrower used commercially reasonable efforts during such initial 30-day period and thereafter diligently pursues delivery of such items):

(a)            Three copies of an ALTA/ACSM “Class A” Land Title Survey of the Project describing the dimensions and location of all Improvements constructed in place prepared in accordance with the terms of Exhibit H attached hereto;

(b)            One set of “as built” plans and specifications for the Improvements (or construction drawings marked to show changes in the course of construction);

(c)            A final personal property inventory and evidence of full payment for personal property in which Lender has or is to have a security interest;

(d)            An itemized statement showing the costs of construction incurred for construction of the Project, which statement shall be certified to Lender as materially true and correct by an officer of Borrower and other such additional information Lender may reasonably request in order to verify such cost of construction; and

(e)            Such certificates and other evidence as Lender may reasonably require that Borrower is in compliance with all insurance requirements under the Loan Documents.

Section 3.9             Contingency: Reallocations. Borrower shall have the right to recognize up to $200,000.00 per any one Line Item of Available Cost Savings and a total Available Cost Savings of up to $400,000.00. Any Available Costs Savings realized in excess of the foregoing amounts must be approved by Lender in its reasonable discretion. Subject to this Section 3.9, Borrower shall have the right to reallocate Available Cost Savings in Line Items to cost overruns in other Line Items. The Line Item designated “Contingency” (the “Contingency Line Item”) represents an amount necessary to provide reasonable assurances to Lender that additional Funds are available to be used if the allowances for certain items in the Construction Contract are not sufficient or if additional costs and expenses are incurred or additional interest accrues on the Loan, or unanticipated events or problems occur. Borrower may from time to time request that portions of the Contingency Line Item be reallocated to other Line Items. Such requests shall be subject to Lender’s written approval which shall not be unreasonably withheld, conditioned or delayed and shall be granted provided that (i) in Lender’s reasonable judgment, there are sufficient amounts remaining in the Contingency Line Item, to protect against cost overruns and other unanticipated events or circumstances (including, without limitation, existing or reasonably anticipated Change Orders), or (ii) such Contingency Line Items is being reallocated in connection with a Change Order that does not require Lender’s consent pursuant to Section 4.2(a) of this Agreement. For the avoidance of doubt, Borrower may not (i) reallocate all or any portion of the Contingency Line Item that relates to the Project Loan portion of the Approved Budget to the Contingency Line Item that relates to the Building Loan portion of the Approved Budget, or (ii) reallocate all or any portion of the Contingency Line Item that relates to the Building Loan portion of the Approved Budget to the Contingency Line Item that relates to the Project Loan portion of the Approved Budget, in either case, without Lender’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained above in this Section 3.9, Borrower shall in no event or under any circumstances have the right (i) to reallocate any Available Cost Savings in a Line Item for any Hard Costs to a Line Item other than another Line Item for Hard Costs, without in each instance obtaining Lender’s prior written approval, (ii) to reallocate any Available Cost Savings in a Line Item for Soft Costs to a Line Item for Hard Costs without in each instance obtaining Lender’s prior written approval, (iii) [intentionally omitted], or (iv) in any event, to cause a reallocation to occur that in the reasonable opinion of Lender, its counsel or the Title Company, will be in contravention of the Lien Law, or that in the reasonable opinion of Lender, its counsel or the Title Company will adversely affect or impair the lien or the priority of lien of the Mortgage. Solely with respect to the matters addressed in this Section 3.9, (i) any requests for Lender approval required pursuant to this Section 3.9 may be delivered to Lender via email to the following email addresses: Gautham.Srinivas@macquarie.com, Jackie.Hamilton@macquarie.com, and mcpfopsus@macquarie.com, and (ii) any such requested approvals may be granted or denied by Lender via reply email from one of the email addresses set forth in the foregoing clause (i).

Section 3.10           Intentionally Omitted.

Section 3.11           Balancing; Loan Reserve. If at any time during the term of the Loan, Lender reasonably determines that the Loan is Out of Balance (taking into account any Interest Rate Protection Agreements in place, amounts remaining in the Contingency Line Item available for the Project on a percentage complete basis and Available Cost Savings), Borrower shall, prior to any further Disbursements to Borrower being made by Lender, make an additional Equity Deposit in an amount sufficient to bring the Loan “in balance” for deposit into the Loan Reserve within twenty (20) Business Days following demand from Lender. Anything contained in this Agreement to the contrary notwithstanding: (i) it is expressly understood and agreed that Borrower shall cause the Loan to be “in balance” at all times, and (ii) Lender shall not be obligated to make any Disbursements to Borrower if the Loan is Out of Balance. The Loan shall be deemed “Out of Balance” if the ratio, expressed as a percent, of (a) the remaining costs to achieve Final Completion of the Construction Work (other than such SCA Additional Construction Items and SCA Pre- and Post-Turnover Work that Borrower is not required to complete as a result of a default of the SCA pursuant to the terms of the School Unit Purchase Agreement) and completion of the MTA Work in accordance with the Transit Improvement Agreement (or the amount of any payments in lieu of such completion if completion of the MTA Work is not required pursuant to the terms and provisions of the Transit Improvement Agreement, whichever is greater and could still be applicable at the time of determination), and SCA Fit-Out Impacted Work in accordance with the School Unit Purchase Agreement, inclusive (but without duplication) of (i) required cash interest due under the Loan at the Contract Rate [***] (taking into account available PIK Interest [***] up to the PIK Balance Trigger in accordance with this Agreement at the time of calculation), (ii) pending and/or disputed Change Orders, each as reasonably determined by Lender (provided that Lender shall not determine that the Loan is Out of Balance solely based on the voided and disputed Change Orders set forth on Sections III and IV, respectively, of Schedule C attached hereto as of the date hereof, unless it receives new information from and after the Closing Date that would reasonably be expected to alter the amount or status of any such disputed Change Orders, including final resolution with respect thereto), (iii) estimated Carry Costs required to be paid through the date Lender reasonably projects all Residential Units will be sold, (iv) amounts required to be escrowed under applicable Legal Requirements in connection with the sale of Residential Units in order to obtain a permanent certificate of occupancy with respect to the Project (to the extent such amounts are not reasonably expected to be funded using Purchase Agreement Deposits), and (v) estimated costs and expenses for the payment of leasing commissions, tenant improvement allowances and tenant improvement work with respect to the Retail Unit, to (b) the sum (without duplication) of (i) the unfunded portion of the Building Loan and the Project Loan, (ii) the Equity Deposits, if any, then held by Lender, (iii) undrawn amounts under the Letter of Credit, (iv) the Carry Cost Reserve Funds, (v) amounts funded or to be funded by the SCA but not yet applied (in the case of amounts not yet funded by the SCA at the time in question, so long as no default by the SCA shall have occurred thereunder which continues after the giving of any applicable notice and expiration of the applicable cure period; provided, however, that School Cost Payments that the SCA fails to fund when required under the terms of the School Unit Purchase Agreement or which Lender reasonably determines under Section 3.4(e)(y) will not be funded by the SCA shall not be taken into account in the forgoing calculation) and amounts in the School Purchase Control Account or School Cost Control Account, (vi) amounts on deposit in the Loan Reserve, and (vii) amounts on deposit in the MTA Cash Collateral Account, is greater than one-hundred percent (100%). Amounts described in clause (b) of the immediately preceding sentence shall only be taken into account to the extent there are corresponding costs described in clause (a) of such sentence for which they can be utilized (i.e., amounts on deposit in the MTA Cash Collateral Account shall only be taken into account to the extent of remaining MTA Work for which such amounts can be utilized). The unfunded portions of the Building Loan and the Project Loan will include the required Contingency, as reasonably determined by Lender based upon the then current percent of completion, and Available Cost Savings. Notwithstanding anything to the contrary contained in Section 3.4(e) or this Section 3.11, the Loan shall not be deemed to be Out of Balance due to the fact that a default by SCA under the School Unit Purchase Agreement shall have occurred which continues after the giving of any applicable notice and expiration of the applicable cure period, SCA shall have failed to fund any School Cost Payments when required under the terms of the School Unit Purchase Agreement or Lender has reasonably determined under Section 3.4(e)(y) that certain School Cost Payments will not be funded by SCA, in any such case, so long as Borrower or SCA thereafter funds each School Cost Payment on or prior to the later to occur of (x) the date upon which such School Cost Payment would have been payable by SCA under the School Unit Purchase Agreement if not for such default by SCA, failure to fund by SCA or determination by Lender or (y) the date upon which Borrower is required to make such payment pursuant Section 3.4(e)(y).

Section 3.12     Manner of Disbursement. Lender shall make Disbursements to Borrower directly into Borrower’s Operating Account; provided, that if an Event of a Default exists and Lender elects to make a Disbursement to Borrower in its sole discretion, Lender may, at its option, make said Disbursement to Borrower through a title insurance company, or directly or by joint payee check to contractors, material suppliers, laborers and other persons entitled thereto.

Section 3.13     Expenses, Fees and Interest. Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses incurred in connection with the Disbursements to Borrower, including, without limitation, Inspector’s fees, reasonable fees of Lender’s third party servicer, actual out-of-pocket attorneys’ fees, actual out-of-pocket costs and expenses to inspect any new or renovated Improvements, any recording and filing charges and any title insurance company charges. Notwithstanding any other provision of this Agreement, upon ten (10) days prior notice to, but without authorization from, Borrower, Lender may elect to use the Funds to pay when due any fees owed by Borrower to Lender or the Inspector under this Agreement or any other Loan Document, interest on the Loan, reasonable legal fees and costs of Lender’s or Lender’s attorneys which are payable by Borrower, and such other sums as may be payable from time to time by Borrower to Lender under the Loan Documents if such payment is not made by Borrower within such ten (10)-day period. Such payments, at the option of Lender, may be made by debiting or charging the Funds in the amount of such payments without first disbursing such amount to Borrower and shall be deemed to be a Disbursement to Borrower.

Section 3.14     Use of Funds. All Disbursements to Borrower shall be used only to pay the costs set out in the Approved Budget and only in accordance with a Draw Request approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 3.15     Responsibility For Application of Funds. Lender shall not have any obligation to assure that Disbursements to Borrower are applied against the costs shown in the Draw Request, and Borrower accepts sole and full responsibility for and warrants proper application of all such disbursements. Borrower hereby releases and agrees to hold harmless, protect, indemnify, and defend Lender and its officers, directors, employees, attorneys, and agents from all Losses, demands, claims, and expenses that arise out or are related to any alleged misapplication or misuse of Funds by Borrower or anyone acting on behalf of Borrower.

Section 3.16     Governmental Set Asides. In the event that any Funds are set aside (“Set Aside Funds”) for purposes of meeting any governmental requirements to pay for performance obligations imposed on Borrower, such Set Aside Funds shall be treated as Disbursements to Borrower on the date they are set aside. The Set Aside Funds shall, in Lender’s sole discretion, either be held in the Loan Reserve (and not be eligible to be used for Disbursements to Borrower), and shall be under the sole dominion and control of Lender. Borrower hereby grants to Lender a security interest in the Set Aside Funds to secure the Obligations. Upon the satisfaction by Borrower of all work and other governmental requirements that are secured by the Set Aside Funds, as long as no Event of Default exists, the Set Aside Funds shall be released by Lender from the Loan Reserve and disbursed by Lender from the Loan Reserve in accordance with the terms of this Agreement.

Section 3.17     Intentionally Omitted.

Section 3.18     Funding for Deposits. If any Draw Request covers, in whole or in part, the payment of a deposit or deposits to a vendor or supplier of construction materials, supplies or components for the Construction Work, Lender shall have no obligation to make such disbursement unless (i) said deposit and the vendor or supplier that is the payee are identified in the Draw Request, and (ii) said deposit is identified on and does not exceed the lesser of (x) $250,000 and (y) twenty five percent (25%) of the amount of the contract or contracts for the vendor or supplier in question.

Section 3.19     Personal to Borrower. Disbursements to Borrower are personally available to and for the sole benefit of TPHGreenwich Owner LLC, a Delaware limited liability company, and shall not be available to or assignable to any other person or party. Any right to request a Disbursement to Borrower shall terminate and become null and void upon any transfer of title to the Mortgaged Property, or any portion thereof in violation of this Agreement, or upon any unauthorized Conveyance.

Section 3.20     EB-5 Investments. EB-5 investors shall not be permitted to contribute any equity to the Project without Lender’s prior written approval, which approval may be withheld in Lender’s sole and absolute discretion.

Section 3.21     Intentionally Omitted.

Section 3.22     Change in Scope of Project. In the event that the SCA has materially defaulted under the School Unit Purchase Agreement, Borrower may request that Lender consent to a change in the scope of the Project, which consent may be withheld in Lender’s sole and absolute discretion.

Section 3.23     Forced Funding. In the event that the entire Maximum Loan Amount has not been disbursed to Borrower pursuant to the terms of this Agreement, the Building Loan Agreement and the Project Loan Agreement (as applicable), other than amounts allocated to the performance of the MTA Work [***], on or prior to October 22, 2022, Lender shall be permitted in its sole and absolute discretion, to deposit the balance of the Loan (other than amounts allocated to the performance of the MTA Work [***]) into the Loan Reserve, with all disbursements thereof being subject to the conditions to Disbursements set forth in this Agreement. In the event that the amounts allocated under the Building Loan and/or the Project Loan to the performance of the MTA Work [***] have not been disbursed to Borrower on or prior to April 22, 2023, Lender shall be permitted in its sole and absolute discretion, to deposit the balance of such amounts allocated under the Building Loan to the completion of the MTA Work into the Loan Reserve, with all disbursements thereof being subject to the conditions to Disbursements set forth in this Agreement.

ARTICLE 4

CONSTRUCTION OF IMPROVEMENTS

Section 4.1       Commencement and Final Completion of Construction.

(a)            Borrower shall use good faith efforts to diligently and continuously pursue the achievement of Final Completion, the completion of all SCA Additional Construction Items, SCA Fit-Out Impacted Work and SCA Pre- and Post-Turnover Work in accordance with the School Unit Purchase Agreement, and the completion of the MTA Work in accordance with the Transit Improvement Agreement (as and to the extent required thereunder). Borrower shall devote reasonably sufficient personnel within its organization to the oversight and management of the performance and completion of the Construction Work in accordance with this Agreement. Borrower represents, warrants and covenants to Lender that (i) the Construction Work has been performed and shall be performed and the Improvements have been and shall be constructed in a good and workmanlike manner, free from all material defects in materials or workmanship, (ii) the Construction Work does and shall conform in all material respects to the Business Plan, the School Unit Purchase Agreement, the Approved Plans and all Legal Requirements, as same may be modified in accordance with the terms of this Agreement, (iii) the Construction Work shall proceed diligently and Borrower shall achieve Final Completion on or before the Completion Date, (iv) Exhibit P attached hereto sets forth all of the SCA Pre- and Post-Turnover Work and SCA Additional Construction Items that have not been completed as of the Closing Date, and (v) Borrower is not responsible for payment of any of the costs and expenses (including in connection with cost overruns) required to complete the remaining SCA Pre- and Post-Turnover Work and/or SCA Additional Construction Items.

(b)            Borrower shall achieve each of the following conditions on or before the date specified therefor (each such condition shall be referred to individually as a “Milestone Construction Hurdle” and the corresponding dates for Borrower to achieve such Milestone Construction Hurdle are referred to individually as a “Milestone Deadline”), it being understood that each such Milestone Deadline may be extended due to Force Majeure events. For the avoidance of doubt, the maximum aggregate extensions of all Milestone Deadlines shall in no circumstances exceed ninety (90) days (in the aggregate for all such extensions). By way of example, if the first Milestone Deadline set forth below is extended for thirty (30) days due to Force Majeure events, the Milestone Deadline for Final Completion shall only be permitted to be extended for up to sixty (60) days in the aggregate due to Force Majeure events.

	Milestone Construction Hurdle (from Construction Timeline)	Milestone Deadline
1	Substantial Completion and Temporary Certificate(s) of Occupancy Floors 28-34 (marketing floor designations), excluding Hoist Run Units	December 15, 2021

2	Substantial Completion and Temporary Certificate of Occupancy Floors 27 and 35-39 (marketing floor designations), excluding Hoist Run Units	February 28, 2022

3	Final Completion (including Hoist Run Units)	July 1, 2022

Section 4.2       Change Orders.

(a)            All changes (“Change Orders”) in the Approved Plans (other than minor field changes involving no extra cost (provided that if SCA’s approval of such change is required under the School Unit Purchase Agreement, Borrower shall have obtained SCA’s written approval thereof and provided a copy thereof to Lender)) shall be promptly delivered to Lender. Borrower shall obtain the SCA’s approval or consent to all Change Orders that affect the School Unit or the School Program (as defined in the School Unit Purchase Agreement) (an “SCA Change Order”) in writing and a copy of such approval or consent shall be promptly delivered to Lender. Borrower agrees to not permit any work pursuant to any “material” Change Order without Lender’s prior written approval. A Change Order shall be deemed “material” if it (i) adversely affects the value or changes the use of the Improvements, (ii) alters the unit count below ninety (90) residential units or above ninety-three (93) residential units, (iii) is inconsistent with a luxury residential condominium development as set forth in the Business Plan, (iv) increases or decreases the cost of the Construction Work by more than $200,000.00, (v) when added to other Change Orders not requiring the approval of Lender (other than Change Orders that Lender approved in writing), it increases or decreases the cost of the Construction Work by more than $500,000.00 (except that Change Orders necessary to satisfy Legal Requirements of Governmental Authorities shall be permitted to be in excess of the foregoing limit subject to an aggregate cap of $750,000.00), (vi) will cause Borrower to be unable to achieve Final Completion of the Construction Work on or before the Completion Date, (vii) requires any consent or approval of the SCA under the School Unit Purchase Agreement that was not obtained, (viii) causes an increase in the hard costs of the School Fit-Out Work (as defined in the School Unit Purchase Agreement) for which Borrower is responsible under the School Unit Purchase Agreement, or (ix) constitutes an SCA Change Order. If the cost of the Construction Work is increased by any Change Order and there are insufficient Funds (after any permitted re-allocations of Available Cost Savings and excluding the Contingency Line Item in the Approved Budget, unless specifically approved by Lender in writing) to pay the increased cost, Borrower shall make an Equity Deposit in the amount of the increased cost with Lender in cash before permitting any work pursuant to the Change Order. The cash deposited with Lender shall be added to the Loan Reserve. Solely with respect to the matters addressed in this Section 4.2(a), (i) any requests for Lender approval required pursuant to this Section 4.2(a) may be delivered to Lender via email to the following email addresses: Gautham.Srinivas@macquarie.com, Jackie.Hamilton@macquarie.com, and mcpfopsus@macquarie.com, and (ii) any such requested approvals may be granted or denied by Lender via reply email from one of the email addresses set forth in the foregoing clause (i).

(b)            Schedule C attached hereto sets forth a list of all Change Orders known to Borrower as of the Closing Date and, to Borrower’s knowledge, items which have been disclosed in writing to Borrower by Contractor as of the Closing Date which would reasonably be expected to result in Change Orders, together with a list of all voided or disputed Change Orders. No such voided Change Orders relate to Construction Work that is required in order to achieve Final Completion.

Section 4.3       Progress Reports. Borrower shall deliver to Lender not less frequently than monthly during construction, a report (each, a “Progress Report”) of the progress of construction of the Improvements, the cost of the Improvements compared to the Line Items in the Approved Budget, the Change Order and pending Change Order logs, the promotion and merchandising efforts for marketing the Residential Units of the Project, current leasing reports (if applicable) with respect to the Retail Unit, and such other data and information concerning the Project as may be reasonably requested by Lender. Such reports shall be provided on a monthly basis or more frequently if required by Lender.

Section 4.4       Access to Borrower’s Books and Records. Lender and its representatives shall have reasonable access to the books, records, contracts, sub contracts, invoices, bills and statements of Borrower, including any supporting or related vouchers or other instruments. If Lender so requires, copies of such items shall be delivered to Lender or its representatives for audit, examination, inspection, and photocopying.

Section 4.5       Inspections. Lender, Inspector and their respective representatives shall at reasonable times upon reasonable prior notice and, at Borrower’s option, accompanied by a representative of Borrower, have the right of entry and access to the Project, and the right to inspect all work done, labor performed and materials furnished on or about the Project; provided that such entry and access to any Condominium Unit that has been conveyed shall be subject to the terms of the Condominium Documents. The Inspector will make periodic inspections of the Construction Work and the Improvements during construction to review and comment on the construction progress and percentage of completion, the conformity with the Approved Plans and Legal Requirements, the activity and coordination among trades, the quality of workmanship, and the accuracy of Borrower’s estimates of the percentage of work completed. The Inspector will review monthly Borrower Draw Requests and perform such other duties as Lender deems necessary or desirable. Borrower shall pay the reasonable fees of the Inspector in connection with Borrower’s request for a Disbursement to Borrower. Borrower acknowledges and agrees that all inspections by Lender or its representatives, including but not limited to Inspector, are solely for the purpose of protecting the security of Lender. No such inspection shall constitute a representation by Lender to any person that the Improvements comply with the Approved Plans and the Legal Requirements, or that the construction is free from faulty materials or workmanship, nor shall any inspection by Lender or its representatives, including but not limited to Inspector, constitute approval of any certification or representation given to Lender or relieve any person making such certification or representation from the responsibility therefor. Lender shall use commercially reasonable efforts not to interfere with (and shall cause its representatives and agents not to interfere with) the Construction Work.

Section 4.6       Corrective Work. If any portion of the Construction Work does not materially conform with the requirements of this Agreement, Lender shall have the right to require corrective work by delivery of written demand to Borrower. If Lender reasonably determines that the corrective work is likely to delay completion of the Construction Work beyond the Completion Date, no further construction except corrective work shall be performed without the prior written consent of Lender, and the corrective work shall be completed to Lender’s reasonable satisfaction within fifteen (15) days from the date of the written demand or, if the corrective work is not reasonably capable of being completed within fifteen (15) days, within such additional time as is reasonably necessary, but not exceeding sixty (60) days, unless Borrower demonstrates to Lender’s reasonable satisfaction that any time in excess of sixty (60) days to complete the corrective work will not cause Borrower to fail to satisfy a Milestone Construction Hurdle by the applicable Milestone Deadline.

Section 4.7       Liens. Borrower shall keep the Project free from all Liens (other than Permitted Encumbrances), whether or not superior to the Mortgage, other than as expressly set forth in this Section 4.7. If any Lien that is not a Permitted Encumbrance is filed or placed against the Project, Borrower shall obtain a release or discharge of the Lien in accordance with all applicable Legal Requirements, within thirty (30) days following the earlier of the date on which Borrower first receives notice of such lien or the date of written notice by Lender to Borrower of the existence of the Lien. At any time within such thirty (30) day period, Lender may refuse to make any disbursements of Funds until the Lien is so released or discharged in accordance with all applicable Legal Requirements. If Borrower does not cause the release or discharge of such Lien within said thirty (30) days, Lender may elect to disburse Funds to pay such Lien. Lender’s rights under this Section shall not be affected by any claim of Borrower that the Lien is invalid, it being understood that the decision of Lender to pay or withhold is to be made by Lender in its sole discretion, subject only to Borrower’s right to obtain the release and satisfaction of, or discharge of, such Lien as provided above.

Section 4.8       Disputes Endangering Substantial Completion or Final Completion. If an Event of Default exists and any dispute arises under a contract or subcontract for which there is either no expedited arbitration or such arbitration proceeding has not concluded in the time frames set forth in such contract or subcontract, Lender may: (i) disburse Funds for the account of Borrower without prejudice to Borrower’s rights, if any, to recover from the party to whom paid, and (ii) without limitation, indemnify a title insurer against possible assertion of Liens, or agree to pay any disputed amounts to contractors or subcontractors if Borrower is unable or unwilling to pay the same. All sums paid or agreed to be paid under this Section 4.8 shall be for the account of Borrower and constitute an Advance, and Borrower agrees to reimburse Lender for all such Advances, together with interest at the Default Rate until the date of reimbursement. Such Advances, whether or not in excess of the Funds, shall be secured by the Mortgage.

Section 4.9       Restriction. Without Lender’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, Borrower shall not purchase or install any materials, equipment, fixtures, or any other part of the Improvements under conditional sales agreements or other arrangements wherein the right is reserved to remove or repossess any such items.

Section 4.10     Punch List Items. Borrower shall complete all Punch List Items no later than one hundred twenty (120) days following the date on which Substantial Completion occurs (subject to reasonable extensions if Borrower is diligently pursuing the completion of such Punch List Items), or such earlier date as may be required under the School Unit Purchase Agreement.

Section 4.11     Final Completion. Borrower shall achieve Final Completion of the Construction Work on or before the Completion Date.

ARTICLE 5

INSURANCE AND CONDEMNATION

Section 5.1       Insurance Requirements.

(a)            Property Insurance. During any period of construction, renovation, or alteration of the Improvements or the performance by Borrower of the Construction Work, Borrower shall maintain Builders Risk insurance insuring one hundred percent (100%) of the insurable replacement cost of the Improvements, including coverages for Hard and recurring Soft Costs, materials used for construction whether located on-site or off-site and while in transit (with sublimits acceptable to Lender), Delay in Completion, Permission To Occupy, Collapse During Construction, Terrorism, Named Windstorm, Flood, Sinkhole (if applicable) and Earthquake. Borrower shall cause the Contractor to maintain the following coverages: Commercial General Liability, Auto Liability (if applicable), Workers Compensation including Employers Liability, Contractor Pollution Liability, Crane Liability, and Umbrella or Excess Liability. In addition, Lender will require proof of the Architect’s and Designer’s Professional Liability Insurance.

Upon Substantial Completion of the Construction Work, Borrower shall maintain or cause the Condominium Association to maintain either “All Risk” or “Special Form” real and personal property insurance and “Boiler and Machinery Insurance”, insuring one hundred percent (100%) of the insurable replacement cost value of the Improvements and the Equipment, excluding foundations, and with a deductible not to exceed $250,000 with the exception for Earthquake, Named Windstorm and Flood which shall have a maximum of five percent (5%), providing no coinsurance or similar penalty. Such insurance shall also cover “Rent Loss” or “Business Interruption” and “Extra Expense” on an “Actual Loss Sustained Basis” (including Rent Loss), in an amount equal to at least twelve (12) months of the Property Income, and an extended period of indemnity of at least three hundred sixty-five (365) days. Covered perils shall include, but not be limited to, “Windstorm” (including “Named Windstorm”), “Boiler and Machinery Insurance”, “Earth Movement”, and “Acts of Terrorism”; provided that for so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015, as amended (“TRIPRA”), is in effect (including any extensions), Lender shall accept terrorism insurance which covers against “covered acts” as defined therein, and during any period in which TRIPRA or other similar government legislation is no longer in effect, Borrower shall only be required to maintain, or cause to be maintained, the amount of terrorism insurance which can be purchased with a premium that does not exceed an amount equal to two (2) times the amount of the then-current premium for the property insurance required hereunder (excluding any terrorism component thereof) and further provided that such insurance shall not have a deductible in excess of one hundred thousand and 00/100 dollars ($100,000.00). Lender may from time to time also require that Borrower maintain insurance acceptable to Lender for “Builder’s Risk” during the period of any construction, renovation or alteration of the Improvements. Whether or not the Mortgaged Property is located within a Special Hazard Flood Area, a minimum of Ten Million and 00/100 dollars ($10,000,000.00) shall be maintained with a maximum deductible of Five Hundred Thousand and 00/100 dollars ($500,000.00) per occurrence.

(b)            All insurance coverages, limits and deductibles must be reasonably satisfactory to Lender.

(c)            Liability Insurance.

(i)	During any period of construction, renovation, or alteration of the Improvements or the performance by Borrower or Contractor, Borrower shall maintain or cause the Contractor to maintain General Liability insurance (including contractual liability and “Acts of Terrorism”) in an amount equal to at least $2,000,000 per occurrence, $4,000,000 in the aggregate and $4,000,000 products completed operations aggregate, which must be in effect throughout the statute of repose in New York, with a Per Location Per Project aggregate endorsement. In addition, Borrower shall maintain or cause the Contractor to maintain Umbrella or Excess Liability insurance in an amount Lender determines to be reasonable from time to time but in no event less than $100,000,000. Notwithstanding the foregoing, the Umbrella or Excess Liability Insurance for the MTA Work shall be in an amount Lender determines to be reasonable from time to time but in no event less than $25,000,000. If coverage is provided by the Contractor and the Borrower is not a Named Insured on such policy, the Borrower must maintain a minimum of $10,000,000 in coverage on a Named Insured basis. The Contractor and all subcontractors working at the Project must maintain “Commercial Auto” and “Workers Compensation” coverage. In addition, Lender will require proof of the Architect’s and Designer’s Professional Liability Insurance. Further, Borrower shall maintain railroad protective liability insurance in amounts and limits required by any Permits or Operating Agreements.

(ii)	Upon Substantial Completion of the Construction Work, Borrower shall maintain or cause the Condominium Association to maintain General Liability insurance (including “Acts of Terrorism”) in an amount equal to at least $1,000,000 per occurrence and $2,000,000 in the aggregate, with a Per Location aggregate endorsement. In addition, Borrower shall maintain or cause the Condominium Association to maintain Umbrella or Excess Liability insurance in an amount Lender determines to be reasonable from time to time but in no event less than $25,000,000.

(iii)	Contractor Liability. Borrower shall cause the Contractor to maintain the following insurance coverages: (i) Workers Compensation with statutory limits including Employers Liability insurance, and (ii) Contractor Pollution Liability in an amount no les than $5,000,000 per occurrence and in the aggregate naming both Borrower and Lender as additional insureds. Contractor will cause the Crane Operator to maintain and provide lender with proof of Crane Operators Liability coverage with limits as required by the municipality in New York City, New York.

(d)            Subcontractor Default Insurance/Bonding. During any period of construction of the Improvements, the Contractor shall either maintain Subcontractor Default Insurance for all subcontractors with contract values greater than $500,000 (other than Amendola Stone & Tile) with limits of no less than $50,000,000 per claim and $100,000,000 in the aggregate and include a “Financial Interest Endorsement” naming Lender as insured party. If a subcontractor (which is not a Major Subcontractor and other than Amendola Stone & Tile) is not eligible for coverage under the Subcontractor Default Insurance, such subcontractor will be required to provide Payment and Performance Bonds acceptable to Lender. If the Contractor does not have a Subcontractor Default Insurance policy to utilize at the Project, the Contractor shall provide Payment and Performance Bonds in the amount of 100% of the full contract value. This requirement does not apply to contractors performing renovations or updates to the Improvements upon Substantial Completion of the Project and Construction Work.

(e)            Evidence of Insurance by Acceptable Insurers. At all times during the term of the Loan, Borrower shall or shall cause the Condominium Association to provide to Lender the following evidences of insurance to Lender: (i) an ACORD 28 (current version) Evidence of Property Insurance provided by an authorized insurance agent, broker or insurance company and all policy endorsements requested by Lender; and (ii) an ACORD 25 (current version) Certificate of Liability Insurance, provided by an authorized insurance agent, broker or insurance company confirming coverages are maintained for liability insurance as required to be carried by Borrower. The foregoing evidence shall be provided to Lender at least five (5) Business Days prior to the expiration date of each such policy. Each evidence of insurance and certificate must include a mortgagee clause and a loss payee clause satisfactory to Lender, and any Certificate of Liability Insurance must name Lender as an Additional Insured for Commercial General and Excess/Umbrella Liability with respect to the Premises. Each insurance company providing coverage must have an A. M. Best rating of A-X or better.

(f)            Blanket Insurance Policies. Borrower’s insurance requirements under this Article 5 may be satisfied by maintaining either individual policies covering only the Premises, or blanket insurance policies covering multiple properties, provided that with respect to any blanket insurance policies Borrower also covenants to either immediately reinstate any limits and coverages which are used, reduced or cancelled back up to the blanket policy limits approved by Lender (which shall not be unreasonably withheld, conditioned or delayed), or to secure individual policy coverages for the Premises satisfying these insurance requirements. Borrower will deliver to Lender a Schedule of Locations Insured under any blanket insurance policy together with the related certificates of insurance.

(g)            Miscellaneous Insurance Requirements. All insurance policies and endorsements required pursuant to this Agreement must be reasonably satisfactory to Lender and shall: (i) be endorsed to name Lender as an additional insured thereunder, as its interest may appear, with, in the case of property insurance, Mortgagee and loss payable to Lender, without contribution, under a long-form, non-contributory mortgagee clause, or otherwise endorsed as Lender may reasonably require; (ii) be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the State; and (iii) without limiting the foregoing, provide that such policy or endorsement may not be canceled except upon at least thirty (30) days’ (or, in the case of cancellation for nonpayment of the applicable premium, ten (10) days’) prior written notice of intention of non-renewal or cancellation to Lender, and that, with respect to property policies, no act or thing done by Borrower or Lender shall invalidate the policy as against Lender. Within ten (10) Business Days following a request by Lender, Borrower shall deliver to Lender all original policies including all endorsements and renewals thereof, or copies thereof certified by the insurance company or authorized agent, together with all endorsements required hereunder and any other insurance policy information and other related information (such as “Probable Maximum Loss” or “Scenario Upper Loss” studies) as Lender may reasonably request from time to time. Borrower may request an extension of time not exceeding sixty (60) days to deliver the foregoing policies, endorsements and renewals or certified copies thereof if (1) Borrower has done all things reasonably necessary to obtain the issuance of the policies, endorsements and renewals including the payment of all premiums therefor, and (2) Borrower has delivered to Lender within the above ten (10) day period an insurance binder and evidence of insurance reasonably satisfactory to Lender issued by the insurer showing all required coverage to be in full force and effect for the succeeding twelve (12) month period along with evidence reasonably satisfactory to Lender of payment in full of all premiums. If Borrower fails to maintain insurance in compliance with this Agreement, Lender may (but shall not be obligated to) obtain such insurance and make Advances to pay the premium therefore. Notwithstanding anything to the contrary contained herein or in any provision of law, the Proceeds of insurance policies coming into the possession of Lender shall not be deemed trust funds and Lender shall be entitled to dispose of such Proceeds as hereinafter provided.

Section 5.2         Damage, Destruction and Restoration.

(a)            In the event of any damage to or destruction of the Premises and/or Equipment, Borrower shall give prompt written notice to Lender and subject to the terms of the Declaration, the Condominium Documents, Borrower shall promptly commence and diligently continue to completion the repair, restoration and rebuilding of the Premises and/or Equipment so damaged or destroyed in full compliance with all Legal Requirements and with the provisions of Sections 5.2(e), (f) and (h). Such repair, restoration and rebuilding of the Premises are sometimes hereinafter collectively referred to as the “Work”. Except as expressly permitted under Section 5.2(h), Borrower shall not adjust, compromise or settle any claim for insurance Proceeds without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default exists. Except as set forth in Section 5.2(h), Borrower shall include Lender in all material meetings, conferences, telephone conferences and correspondence with the applicable insurer(s) following any casualty until all of the applicable insurance proceeds are disbursed by such insurer. Subject to Sections 5.2(d) and 5.2(h) of this Agreement, the Declaration, and the Condominium Documents, Lender shall have the option in its sole discretion to apply any insurance Proceeds it may receive pursuant to this Agreement (less any reasonable out-of-pocket costs to Lender of recovering and paying out such Proceeds, including reasonable out-of-pocket attorneys’ fees, costs and expenses) to the payment of the Indebtedness or to allow all or a portion of such Proceeds to be used for the Work. If any insurance Proceeds are applied to reduce the Indebtedness, provided no Event of Default shall have occurred and be continuing, Lender shall apply the same, without any Minimum Multiple Fee or Exit Fee, as applicable, in accordance with the provisions of Section 2.7(c) of this Agreement. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, Lender, at its option, may apply any insurance Proceeds to the Indebtedness in such order and priority as Lender deems appropriate in its sole discretion and a Minimum Multiple Fee, Exit Fee, and Breakage Fee (as applicable) shall be due and payable in accordance with the terms of Section 2.5 in connection with any such prepayment.

(b)            In the event of the foreclosure of the Mortgage or other transfer of title to or assignment of the Mortgaged Property in extinguishment of the Indebtedness in whole or in part, all right, title and interest of Borrower in and to all policies of insurance required by this Agreement and any insurance Proceeds shall inure to the benefit of and pass to Lender or any purchaser or transferee at the foreclosure sale of the Mortgaged Property to the extent allowed by such policies.

(c)            Lender may notify any and all insurers under casualty and liability insurance policies that Lender has a security interest pursuant to the provisions of this Agreement in and to such insurance policies and any proceeds thereof, and, subject to Section 5.2(h), that any payments under those insurance policies are to be made directly to Lender. Lender’s rights under this Section 5.2 may be exercised by Lender or a court appointed receiver appointed upon the request of Lender if an Event of Default shall have occurred under this Agreement.

(d)            Notwithstanding the provisions of Section 5.2(a), but subject to Section 5.2(h), the Declaration, and the Condominium Documents, if in Lender’s reasonable judgment the cost of the Work shall not exceed the greater of $50,000,000 and fifty percent (50%) of the then outstanding principal balance of the Loan, then Lender shall, upon request by Borrower, permit Borrower to use the Proceeds for the Work (subject to the provisions of, and less Lender’s costs described in, Section 5.2(e)), so long as:

(i)	no Event of Default shall then exist;

(ii)	if Substantial Completion of the Construction Work was achieved prior to the fire or casualty in question, the Work can be completed, as determined by Lender in its reasonable discretion, by the date which is three (3) months prior to the Maturity Date;

(iii)	if Substantial Completion of the Construction Work was not achieved prior to the fire, casualty or condemnation in question, the Construction Work (substantially in accordance with the Approved Plans) and the Work can be completed, as determined by Lender in its reasonable discretion, by the Completion Date with each Milestone Construction Hurdle met by the applicable Milestone Deadline;

(iv)	all sums necessary to effect the Work over and above any available Proceeds or Proceeds that are committed to be made available by the insurer, as determined by Lender in its reasonable discretion (the “Deficiency Amount”) shall be at the sole cost and expense of Borrower and Borrower shall deposit the Deficiency Amount, as estimated by Lender in its reasonable discretion, with Lender prior to commencing any Work and at all applicable times thereafter;

(v)	at all times during any such Work, Borrower shall maintain (or cause the Contractor to maintain), at its sole cost and expense, workers’ compensation, builders risk and public liability insurance in accordance with the provisions of Section 5.1;

(vi)	at all times during any such Work, business income and extra expense including rental value insurance, if applicable, shall be in full force and effect and available to cover any loss of business income and rents resulting from the damage to or destruction of the Premises and/or Equipment (or Borrower deposits any deficiency with Lender); and

(vii)	if Substantial Completion of the Construction Work was achieved prior to the casualty in question, the Improvements shall be restored to the same size, character and condition that existed prior to the damage or destruction except for immaterial changes as determined by Lender in its reasonable judgment.

(e)            In addition to satisfying all applicable conditions to Disbursements to Borrower if the fire, casualty or condemnation in question occurred prior to Borrower achieving Substantial Completion of the Construction Work, if any insurance Proceeds are used for the Work, then, unless Section 5.2(h) applies, such Proceeds together with any Deficiency Amount shall be held by Lender and shall be paid out from time to time to Borrower as the Work progresses (less any reasonable out-of-pocket costs to Lender of recovering and paying out such Proceeds and/or Deficiency Amount, including reasonable out-of-pocket attorneys’ fees, costs and expenses and costs allocable to inspecting the Work and the plans and specifications therefor), subject to each of the following conditions:

(i)	the Work shall be conducted under the supervision of a certified and registered architect or engineer reasonably satisfactory to Lender (Lender hereby approves the Architect and Engineer engaged by Borrower on the date hereof). Before Borrower commences any Work, other than temporary work to protect property or prevent interference with business, Lender shall have approved the plans and specifications for the Work (if the Work shall be different than that shown on the Approved Plans), which approval shall not be unreasonably withheld, conditioned or delayed;

(ii)	each request for payment shall be made on not less than seven (7) Business Days prior written notice to Lender and shall be accompanied by a certificate of the architect or engineer in (i) above and/or contractor stating: (A) that all of the Work completed has been done in compliance with, in all material respects, the approved plans and specifications, if required under (i) above; (B) that the sum requested is justly required to reimburse Borrower for payments by Borrower, or is justly due to the contractor, subcontractors, materialmen, laborers, engineers, architects or other Persons rendering services or materials for the Work (giving a brief description of such services and materials), and that when added to all sums previously paid out by Lender does not exceed the value of the Work done to the date of such certificate; (C) if the sum requested is to cover payment relating to repair and restoration of Equipment required or relating to the Premises, that title to the items of Equipment covered by the request for payment is vested in Borrower; and (D) that the amount of such Proceeds together with any Deficiency Amount remaining in the hands of Lender are anticipated to be sufficient on completion of the Work to pay for the same in full (giving in such reasonable detail as Lender may require an estimate of the cost of such completion). Additionally, each request for payment shall contain a statement signed by Borrower approving both the Work done to date and the Work covered by the request for payment in question;

(iii)	each request for payment shall be accompanied by waivers of lien or conditional waivers of lien reasonably satisfactory to Lender covering that part of the Work for which payment or reimbursement is being requested and, if required by Lender, a search prepared by a title insurance company or licensed abstractor, or by other evidence reasonably satisfactory to Lender that there has not been filed with respect to the Premises any mechanics’ or other lien relating to any part of the Work not discharged of record. Additionally, as to any Equipment covered by the request for payment, Lender shall be provided with evidence of payment therefor and such further evidence satisfactory to assure Lender of its valid first lien on the Equipment;

(iv)	Lender shall have the right to inspect the Work at all reasonable times and may condition any disbursement of Proceeds upon the satisfactory completion, as determined by Lender’s reasonable discretion, of any portion of the Work for which payment or reimbursement is being requested. Neither the approval by Lender of the plans and specifications for the Work nor the inspection by Lender of the Work shall make Lender responsible for the preparation of such plans and specifications or the compliance of such plans and specifications, or of the Work, with any applicable law, regulation, ordinance, covenant or agreement;

(v)	Proceeds shall not be disbursed more frequently than every thirty (30) days; and

(vi)	any request for payment made after the Work has been completed shall be accompanied by a copy or copies of any certificate or certificates required by law to render occupancy and full operation of the Premises legal.

(f)            Upon any failure on the part of Borrower to promptly commence the Work following the receipt by Borrower or Lender, as applicable, of the Proceeds or to proceed diligently and continuously (subject to Force Majeure) to completion of the Work in accordance with this Section 5.2 or upon the occurrence of any Event of Default, at Lender’s option, Lender shall be entitled to apply at any time all or any portion of the Proceeds it then or thereafter holds to the repayment of the Indebtedness or to the curing of any Event of Default.

(g)            Subject to Section 2.5(d), upon completion of the Work and payment in full therefor any unexpended Proceeds, at Lender’s option, shall either be (A) paid over to (i) if the Mezzanine Loan is then outstanding, Mezzanine Administrative Agent for the benefit of Mezzanine Lender for application in accordance with the Mezzanine Loan Documents; provided, however, that the failure to remit such unexpended Proceeds actually received by Lender or actually held by Lender to Mezzanine Administrative Agent for the benefit of Mezzanine Lender or any failure of Mezzanine Administrative Agent to apply such funds in accordance with the Mezzanine Loan Documents shall be without recourse or liability to Lender, Administrative Agent or any other Lender Party (other than as a result of their respective intentional willful misconduct) and Lender shall have no obligation to determine whether or not the Mezzanine Loan is outstanding, and (ii) if the Mezzanine Loan is no longer outstanding, Borrower, or (B) applied to the reduction of the Indebtedness without any Minimum Multiple Fee and/or Exit Fee, as applicable that would otherwise be applicable to a prepayment of the Loan at that time.

(h)            Notwithstanding any other provision of this Section 5.2, but subject to the Condominium Documents, if no Event of Default or Potential Event of Default shall exist and be continuing and in Lender’s reasonable judgment the cost of the Work is less than the lesser of: (x) $10,000,000, and (y) ten percent (10%) of the then outstanding principal balance of the Loan (but not less than $1,000,000), and the Work can be completed in less than one hundred eighty (180) days (or such longer time as may be necessary in Lender’s reasonable opinion to complete the Work as long as Borrower is diligently pursuing completion of the Work, and, if Substantial Completion did not occur prior to the casualty in question, Lender reasonably determines that Borrower’s efforts will result in completion of the Work without Borrower failing to meet each Milestone Construction Hurdle prior to the applicable Milestone Deadline), then Lender shall, upon request by Borrower, permit Borrower to apply for, compromise, settle, adjust and receive the insurance Proceeds directly from the insurer (and Lender shall advise the insurer to pay over such Proceeds directly to Borrower), provided that Borrower shall apply such insurance Proceeds solely to the prompt and diligent commencement and completion of such Work.

Section 5.3         Condemnation. Borrower shall notify Lender within five (5) Business Days after obtaining knowledge thereof of the actual or threatened commencement of any proceedings for the condemnation or taking of the Premises or any portion thereof and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in such proceedings and Borrower shall deliver to Lender all instruments reasonably requested by Lender to permit such participation. Borrower shall not adjust, compromise, settle or enter into any agreement with respect to such proceedings without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. All Proceeds of any condemnation, or purchase in lieu thereof, of the Premises or any portion thereof are hereby assigned to and shall be paid to Lender. Borrower hereby authorizes Lender to collect and receive such Proceeds, to give proper receipts and acquittances therefor and, in Lender’s sole discretion, subject to the terms of the Condominium Documents, to apply such Proceeds (less any reasonable out-of-pocket costs to Lender of recovering and paying out such Proceeds, including reasonable out-of-pocket attorneys’ fees, costs and expenses allocable to inspecting any repair, restoration or rebuilding work and the plans and specifications therefor) toward the payment of the Indebtedness or to the repair, restoration or rebuilding of the Premises in the manner and subject to the conditions set forth in Section 5.2. Notwithstanding the foregoing provisions of this Section 5.3, if Borrower satisfies all of the conditions set forth in Section 5.2(d) upon the taking of a portion of the Premises, Lender shall permit Borrower to use the Proceeds of the condemnation for the Work, and said Proceeds will be disbursed by Lender in accordance with the provisions of Section 5.2(e). If the Proceeds are used to reduce the Indebtedness, they shall be applied in the order provided in Section 2.7(c), without any Minimum Multiple Fee or Exit Fee, as applicable. Borrower shall promptly execute and deliver all instruments requested by Lender for the purpose of confirming the assignment of the condemnation Proceeds to Lender.

Section 5.4          Notice to Mezzanine Lender. Subject to the Condominium Documents and provided that no Event of Default has occurred and is continuing, Lender shall attempt in good faith to notify Mezzanine Administrative Agent of a proposed settlement of Proceeds over which Lender has either a consent or approval right in this Agreement (without granting or agreeing to any Mezzanine Administrative Agent consent or approval right).

ARTICLE 6

ENVIRONMENTAL MATTERS

Section 6.1         Terms Incorporated By Reference.

The terms and provisions of the Environmental Indemnification Agreement are incorporated herein by reference in their entirety.

ARTICLE 7

CERTAIN PROPERTY MATTERS

Section 7.1         Lease Covenants and Limitations.

(a)            Except as otherwise set forth in this clause (a), Borrower shall not enter into any Lease or other occupancy agreement without the prior written consent of Lender, which consent may be granted or withheld in Lender’ sole and absolute discretion. If Lender shall approve a Lease, Borrower shall provide Lender with a complete copy of said Lease within ten (10) Business Days following its execution. Notwithstanding the foregoing in this clause (a), provided that no Event of Default shall have occurred and be continuing, Lender’s consent shall not be required prior to entering into any Lease for all or any portion of the Retail Unit, provided that:

(i)	the applicable Lease complies in all respects with the Minimum Leasing Guidelines;

(ii)	the applicable Lease is otherwise on commercially reasonable, terms;

(iii)	a copy of such Lease is delivered to Lender promptly after execution thereof together with Borrower’s certification that such Lease satisfies the foregoing conditions of this Section 7.1(a);

(iv)	such Lease does not contain any options to purchase or other rights with respect to the ownership of all or any portion of the Mortgaged Property (excluding extension and expansion rights), does not contain any restriction on landlord’s rights to lease remaining portions of the Mortgaged Property other than on customary and market terms (as determined by Borrower in its commercially reasonable discretion), and does not contain any options for the tenant thereunder to terminate such Lease, other than on market terms or in the event of a material casualty or condemnation;

(v)	such Lease is entered into on an arm’s-length basis with a counterparty that is not an Affiliate of Borrower or Indemnitor; and

(vi)	unless a subordination, non-disturbance and attornment agreement in a form reasonably acceptable to Lender is delivered in connection with the execution of such Lease, such Lease shall provide that it is subordinate to the Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale.

(b)            With respect to each Lease so approved in writing by Lender or which does not require Lender’s consent pursuant to Section 7.1(a) above, Borrower shall perform all obligations as lessor or lessee, as applicable, and, to the extent it is commercially reasonable to do so, shall enforce all of the terms, covenants and conditions contained therein on the part of the lessor or lessee thereunder to be performed or observed, short of termination thereof. Borrower shall not take any action which would cause any Lease to cease to be in full force and effect, except with the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned, until repayment of the entire Indebtedness. Without Lender’s consent (not to be unreasonably withheld, conditioned or delayed), Borrower shall not: (i) cancel, terminate or surrender any Lease, or consent to any cancellation, termination or surrender thereof; (ii) sublease or assign any Lease, or consent to the sublease or assignment thereof; (iii) subordinate any Lease to any mortgage, deed of trust or other security interest that is subordinate to the Mortgage; (iv) amend, modify or renew any existing Lease; (v) waive any material default under or breach of any Lease; (vi) consent to or accept any prepayment or discount of rent or advance rent under any Lease; (vii) take any other action in connection with any Lease which may impair or jeopardize the validity of such Lease or Lender’s interest therein; or (viii) alter, modify or change the terms of any guaranty, letter of credit or other credit support with respect to any Lease or cancel or terminate such guaranty, letter of credit or other credit support.

(c)            [intentionally omitted].

(d)            For each Lease, upon Lender’s written request, Borrower shall use commercially reasonable efforts to provide Lender with: (i) a tenant estoppel certificate (which request shall not be made more than once each calendar year absent an Event of Default); and (ii) unless previously provided and still in effect with respect to the same lease, a subordination, non-disturbance and attornment agreement, in either case executed by each tenant, utilizing either Lender pre-approved forms or such other forms as Lender shall reasonably approve (an “SNDA”).

(e)            Any ground lease must be approved by Lender in advance in writing. Unless otherwise specifically approved, any ground lease affecting the Mortgaged Property must be or be made to be expressly subject and subordinate to the lien and terms of the Mortgage. Fee owner(s) shall provide Lender with an estoppel and recognition agreement acceptable to Lender.

(f)            Lender may require at any time an Event of Default continues to exist uncured that Borrower transfer to Lender all tenant security deposits, including any letters of credit securing tenant lease obligations. Lender may hold and co-mingle such security deposits without interest, except as required by applicable law.

Section 7.2         School Unit Purchase Agreement.

(a)            Borrower hereby makes the following representations, warranties, covenants and agreements with respect to the School Unit Purchase Agreement:

(i)	Borrower has delivered to Lender a true, accurate and complete copy of the School Unit Purchase Agreement. The School Unit Purchase Agreement have not been amended, modified, extended, renewed, substituted or assigned (except as described in the definition thereof);

(ii)	Borrower shall not amend, modify, terminate, extend or assign the School Unit Purchase Agreement or surrender its rights thereunder without Lender’s prior written consent, which may be withheld in Lender’s sole and absolute discretion. Any attempted action in violation of this section shall be null and void and of no force and effect.

(iii)	Borrower has obtained all necessary approvals for assignment of Borrower’s interests in the School Unit Purchase Agreement to Lender. Borrower has not assigned, pledged, mortgaged, hypothecated, encumbered or granted a security interest in the School Unit Purchase Agreement or any of its right, title, or interest therein which remains outstanding other than to Lender pursuant to the Loan Documents. No default by Borrower has occurred and is continuing under the School Unit Purchase Agreement and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Borrower under the School Unit Purchase Agreement. To the best of Borrower’s knowledge, no default by SCA has occurred and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by the SCA under the School Unit Purchase Agreement. The School Unit Purchase Agreement is in full force and effect and no consent or approval of any person is required for the execution and delivery of the School Unit Purchase Agreement by Borrower, or to Borrower’s knowledge, by SCA;

(iv)	Borrower shall deliver to Lender and any subsequent holder of any mortgage of all or a portion of the Mortgaged Property all notices from the SCA under the School Unit Purchase Agreement within five (5) Business Days following receipt thereof.

(v)	If Borrower shall fail to perform its obligations as developer under the School Unit Purchase Agreement, and an Event of Default exists, Borrower grants Lender the right (but not the obligation), after two (2) Business Days’ notice to Borrower to take any action as may be necessary to prevent or cure any default of Borrower under the School Unit Purchase Agreement, including the right to enter all or any portion of the Premises at such times and in such manner as Lender reasonably deems necessary, in order to cure any such default (unless Lender is curing a default by acting under Sections 7.6(c) or 8.5 which shall require no notice to Borrower). Borrower shall comply at all times with and timely perform its obligations and enforce its rights and the SCA’s obligations under the School Unit Purchase Agreement;

(vi)	No action or payment taken or made by Lender to cure any default by Borrower under the School Unit Purchase Agreement shall remove or waive, as between Borrower and Lender, any default or Event of Default which occurred hereunder by virtue of the default by Borrower under the School Unit Purchase Agreement. All reasonable out-of-pocket sums expended by Lender in order to cure any such default by Borrower under the School Unit Purchase Agreement shall be paid by Borrower to Lender, upon demand, with interest thereon at the Default Rate if not paid within five (5) Business Days of demand. All such indebtedness shall be deemed to be secured by the Lien of the Mortgage to the extent permitted by applicable law and the terms of the Mortgage;

(vii)	Borrower shall notify Lender in writing within five (5) Business Days of (A) Borrower obtaining actual knowledge of a material default by or Borrower’s delivery of a notice (written or otherwise) to the SCA under the School Unit Purchase Agreement noting or claiming the occurrence of any event which, with the passage of time or giving of notice, or both, would constitute a default by the SCA thereunder, and (B) the receipt by Borrower of any notice (written or otherwise) from the SCA under the School Unit Purchase Agreement noting or claiming the occurrence of any default by Borrower under (or any termination of) the School Unit Purchase Agreement or the occurrence of any event which, with the passage of time or giving of notice, or both, would constitute a default by Borrower thereunder. Borrower shall deliver to Lender a copy of any such written notice of default;

(viii)	Following five (5) days advance written notice to Borrower, Lender shall have the right to intervene and participate in any judicial, arbitration or other proceeding relating to the School Unit Purchase Agreement;

(ix)	Borrower shall confer with Lender and its attorneys and experts, and reasonably cooperate with them to the extent which Lender deems reasonably necessary for the protection of Lender’s interest in the School Unit Purchase Agreement and the Mortgaged Property;

(x)	Borrower shall promptly execute, acknowledge and deliver to Lender, at Borrower’s sole cost and expense, such instruments as may reasonably be required by Lender from time to time to permit Lender to cure any default by Borrower under the School Unit Purchase Agreement. Borrower hereby irrevocably appoints Lender as its true and lawful attorney-in-fact to do at any time when an Event of Default exists, in its name or otherwise, any and all acts and to execute any and all documents which are necessary to preserve any rights of Borrower under or with respect to the School Unit Purchase Agreement;

(xi)	Borrower hereby names and appoints Lender as its attorney-in-fact to, at any time when an Event of Default exists, date, complete, execute and deliver any and all documents, instruments and certificates which are to be executed or delivered by Borrower under the terms of the School Unit Purchase Agreement, which Lender shall deem to be necessary or desirable to cause the SCA to comply with its funding obligations in accordance with the terms of the School Unit Purchase Agreement or to preserve or enforce any rights of Borrower under or with respect to the School Unit Purchase Agreement. The power of attorney granted hereunder is coupled with an interest and is irrevocable. Borrower hereby agrees to indemnify Lender and hold Lender free and harmless from and against all Losses incurred by Lender in connection with the exercise of the rights granted under this Section 7.2(a)(xi), excluding those arising from Lender’s gross negligence or willful misconduct.

(xii)	If any action, proceeding, motion or notice shall be commenced or filed in connection with any case under the Federal Bankruptcy Code by or against the SCA, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel reasonably agreed upon between Borrower and Lender in connection therewith. Borrower shall, upon demand, pay to Lender all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees, costs and expenses) paid or incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the Lien of the Mortgage. Borrower shall within five (5) Business Days after obtaining knowledge thereof, notify Lender of any filing by or against the SCA of a petition under the Federal Bankruptcy Code. Said notice shall set forth any information in the possession of Borrower and its counsel as to the date of such filing directly related to such petition including, without limitation, the court in which such petition was filed and the relief sought therein (to the extent the Borrower has knowledge of the foregoing). Borrower shall deliver to Lender, within five (5) Business Days following its receipt thereof, any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating thereto;

(xiii)	Borrower shall not without the prior written consent of Lender, which consent may be granted or withheld in Lender’s sole and absolute discretion, agree or acquiesce to any rejection or termination of the School Unit Purchase Agreement in bankruptcy, or elect to treat the School Unit Purchase Agreement as terminated, whether under Section 365 of the Bankruptcy Code (or other successor provision) or under any similar law or right of any nature or otherwise, in any respect, and any attempt on the part of Borrower to exercise any such right or election without such written consent of Lender shall be null and void and of no effect and shall constitute an Event of Default under this Agreement for which no grace or curative period shall apply; and

(xiv)	Borrower shall promptly send Lender a copy of any material notices delivered by Borrower to the SCA or received by the SCA.

(xv)	Borrower has fulfilled as of the Closing Date and shall at all times fulfill, in all material respects, all of its duties and obligations in, under and to the School Unit Purchase Agreement. Borrower shall, at Borrower’s sole cost and expense, appear in and defend Lender and/or any other Lender Party in any action or proceeding in any way connected with the School Unit Purchase Agreement (excluding in connection with Lender’s gross negligence or willful misconduct), and shall pay all reasonable costs and expenses, including, without limitation, attorneys’ fees and disbursements which any of the Lender Parties may incur in connection with Lender Party’s appearance, voluntarily or otherwise, in any action or proceeding (including, without limitation, arbitration) in any way connected with the School Unit Purchase Agreement (excluding in connection with Lender’s or any other Lender Party’s gross negligence or willful misconduct) or in connection with enforcing Lender’s rights or the SCA’s or Borrower’s obligations under the School Unit Purchase Agreement (excluding in connection with Lender’s or any other Lender Party’s gross negligence or willful misconduct).

(xvi)	In the event Lender cures a Developer Event of Default, Borrower shall reimburse Lender for all reasonable costs and expenses incurred by Lender in curing such Developer Event of Default, together with interest at the Default Rate from the date incurred until paid, within five (5) Business Days following written demand from Lender to Borrower. Without in any way limiting Lender’s other rights and remedies pursuant to the Loan Documents and applicable law, Borrower agrees to reasonably cooperate with Lender in the exercise of Lender’s rights and remedies under the Loan Documents upon the demand of Lender notwithstanding any disputes, defenses, claims, counterclaims or other matters arising from or in any way related to the School Unit Purchase Agreement. Lender shall have absolutely no liability to Borrower for, or in connection with, any such demand or requirement that Borrower perform under the School Unit Purchase Agreement, excluding liability resulting from Lender’s or any other Lender Party’s gross negligence or willful misconduct, and such liability shall only be to the extent of Lender’s or any other Lender Party’s gross negligence or willful misconduct.

(xvii)	The Project shall be developed by Borrower pursuant to the terms and conditions of the School Unit Purchase Agreement and the Loan Documents.

(b)        Borrower hereby agrees to pay and protect, defend, indemnify and hold Lender and the other Lender Parties harmless from, for and against any and all Losses to which any such Lender Party may become exposed, or which any such Lender Party may incur, in connection with the School Unit Purchase Agreement (including without limitation all such costs and expenses incurred by Lender in connection with the curing of Borrower’s defaults under the School Unit Purchase Agreement (subject to the provisions of Section 7.4 hereof), excluding those arising from any Lender Party’s gross negligence or willful misconduct, and such liability shall only be to the extent of such Lender Party’s gross negligence or willful misconduct. All such amounts due from Borrower to Lender pursuant to this Section 7.2(b) shall be payable within ten Business Days of demand and shall accrue interest at the Default Rate from the due date thereof.

Section 7.3         Intentionally omitted.

Section 7.4        Intentionally Omitted.

Section 7.5        Sales and Marketing Agreement/Management Agreement. If at any time during the existence of an Event of Default Property Manager, the Management Agreement, Sales Agent or the Sales Agreement is not satisfactory to Lender, Borrower shall have up to sixty (60) days after written notice to Borrower of Lender’s disapproval, to obtain (or to cause the Condominium Board of Managers to obtain) a replacement thereto reasonably approved by and reasonably satisfactory to Lender; provided, that such obligation with respect to Property Manager and/or the Management Agreement shall only apply to the extent that Borrower has the right to appoint or elect a majority of the members of the Condominium Board of Managers or otherwise control the Condominium Board of Managers.

Section 7.6        Impositions.

(a)        Borrower shall pay and discharge all Impositions prior to delinquency and shall provide to Lender validated receipts or other evidence reasonably satisfactory to Lender showing the payment of such Impositions within ten (10) Business Days after the same would otherwise have become delinquent. Borrower’s obligation to pay Impositions pursuant to this Agreement shall include, to the extent permitted by applicable law, taxes resulting from future changes in law which impose upon Lender an obligation to pay any property taxes or other Impositions. Should Borrower default in the payment of any Impositions, Lender may (but shall not be obligated to) make an Advance to pay such Impositions or any portion thereof.

(b)        Borrower shall not be required to pay, discharge or remove any Imposition so long as Borrower contests in good faith such Imposition or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the Mortgaged Property or any portion thereof; provided, however, that such contest will not result in a tax certificate or other sale of the tax lien and prior to the date on which such Imposition would otherwise have become delinquent Borrower shall have: (i) given Lender prior written notice of such contest; and (ii) deposited with Lender, and shall deposit such additional amounts as are necessary to keep on deposit at all times, an amount equal to at least one hundred five percent (105%) of the total of: (A) the balance of such Imposition then remaining unpaid; plus (B) all interest, penalties, costs and charges accrued or accumulated thereon. Any such contest shall be prosecuted with due diligence, and Borrower shall promptly pay the amount of such Imposition as finally determined, together with all interest, penalties, costs and charges payable in connection therewith. Lender shall have full power and authority to apply any amount deposited with Lender under this Section 7.3(b) to the payment of any unpaid Imposition to prevent the sale of any tax lien or the sale or forfeiture of the Mortgaged Property (or any portion thereof) for non-payment thereof. Lender shall have no liability, however, for failure to so apply any amount deposited unless Borrower requests the application of such amount to the payment of the particular Imposition for which such amount was deposited. Any surplus retained by Lender after payment of the Imposition for which a deposit was made shall be repaid to Borrower unless an Event of Default shall have occurred, in which case said surplus may be retained by Lender to be applied to the Indebtedness. Notwithstanding any provision of this Section 7.3(b) to the contrary, Borrower shall pay any Imposition which it might otherwise be entitled to contest if, in the reasonable opinion of Lender, failure to pay will result in a tax certificate or other sale of the tax lien or the Mortgaged Property (or any portion thereof) is in jeopardy or in danger of being forfeited or foreclosed; or Lender may make an Advance to pay the same. Additionally, in such event, if Lender is prevented by law or judicial or administrative order from paying such Imposition and Borrower fails to pay the same, then Lender, at its option, may declare the entire Indebtedness immediately due and payable.

(c)        To the extent cash flow from the Mortgaged Property is insufficient to pay same, Carry Costs shall be disbursed from the Carry Cost Reserve Account subject to the terms and conditions of disbursement in this Agreement (including Section 2.9). To the extent Borrower fails to satisfy the conditions of disbursement in this Agreement or if there are insufficient funds on deposit in the Carry Cost Reserve Account or cash flow from the Mortgaged Property, Borrower shall pay Carry Costs that would otherwise be funded from the Carry Cost Reserve Account or from cash flow from the Mortgaged Property; provided that if an Event of Default exists, Borrower shall deposit with Lender, monthly, on each Payment Date, 1/12th of the annual charges (as reasonably estimated by Lender) for Impositions and insurance premiums, and, if required by Lender, 1/12th of the annual charges for rent (if Borrower is lessee of an interest in any of the Mortgaged Property) with respect to the Mortgaged Property. If required by Lender, Borrower shall also deposit with Lender, simultaneously with such monthly deposits and/or the execution of this Agreement, a sum of money which together with such monthly deposits will be sufficient to make the payment of each such charge at least fifteen (15) days prior to the date initially due. Should such charges not be ascertainable at the time any deposit is required to be made, the deposit shall be made on the basis of the charges for the prior year or payment period, as reasonably estimated by Lender. When the charges are fixed for the then current year or period, Borrower shall deposit any deficiency on demand. All funds deposited with Lender shall be held without interest (unless the payment of interest thereon is required under applicable law), may be commingled with Lender’s other funds, and shall be applied in payment of the foregoing charges when and as payable provided that no Event of Default shall have occurred and be continuing. Should an Event of Default occur and be continuing, the funds so deposited may be applied in payment of the charges for which such funds shall have been deposited or to the payment of the Indebtedness or any other charges affecting the Mortgaged Property, as Lender in its sole discretion may determine, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender as herein provided. Borrower shall provide Lender with bills and all other documents necessary for the payment of the foregoing charges within ten (10) Business Days following Borrower’s receipt of the same, but in any event at least fifteen (15) days prior to the date on which each payment thereof shall first become due.

Section 7.7        Operating Expenses. Borrower shall use any cash flow from the Mortgaged Property to pay all operating expenses of the Mortgaged Property and all payments due under the Loan Documents.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

Borrower, jointly and severally (if applicable), represents, warrants and covenants that:

Section 8.1        Organization and Authority.

(a)        The execution and delivery of the Loan Documents have been duly authorized and there is no provision in Borrower’s organizational documents, as amended, requiring further consent for such action by any other Person.

(b)        Borrower is duly organized, validly existing and in good standing under the laws of the state of its formation.

(c)        Borrower has all necessary franchises, licenses, authorizations, registrations, Permits and approvals and full power and authority to develop and construct the Property, own and operate the Mortgaged Property, and carry on its business.

(d)        The execution and delivery of and performance of its obligations under the Loan Documents: (i) will not result in Borrower being in default under any provision of its organizational documents, as amended, any court order, or any mortgage, deed of trust or other agreement to which it is a party; and (ii) do not require the consent of or any filing with any governmental authority.

(e)        All necessary and required actions have been duly taken by and on behalf of Borrower to make and constitute the Loan Documents, and the Loan Documents constitute, legal, valid and binding obligations enforceable in accordance with their respective terms, subject only to the application of bankruptcy and other laws affecting the rights of creditors generally.

(f)        Borrower is, and at all times until repayment in full of the Indebtedness shall be, a “single asset real estate entity”, as defined in Section 101 (51B) of the Federal Bankruptcy Code.

Section 8.2        Maintenance of Existence. So long as it owns the Mortgaged Property, Borrower shall do all things necessary to preserve and keep in full force and effect its existence, franchises, licenses, authorizations, registrations, permits and approvals under the laws of the state of its formation and the State where the Premises is located and shall comply in all material respects with all regulations, rules, ordinances, statutes, orders and decrees of any governmental authority or court now or hereafter applicable to Borrower or to the Mortgaged Property or any portion thereof.

Section 8.3        Title. Borrower has good, marketable and insurable fee simple title to the Premises and good indefeasible title to the balance of the Mortgaged Property, free and clear of all Liens whatsoever, except the Permitted Encumbrances. The Mortgage creates (1) a valid, perfected Lien on the Mortgaged Property, subject only to Permitted Encumbrances and (2) perfected security interests in and to, and perfected collateral assignments of, all Collateral (including the Leases), all in accordance with the terms hereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Borrower will preserve such title and will forever warrant and defend the same and validity and priority of the lien hereof to Lender against all claims whatsoever.

Borrower is the owner of or has right to all easements and other appurtenant rights (collectively, the “Easements”) created under the agreements listed and described on Exhibit K hereof (collectively the “Easement Agreements”). Borrower has delivered to Lender true, correct and complete copies of all Operating Agreements and Easement Agreements, if applicable. To the best of Borrower’s knowledge, (A) no Operating Agreement, Easement Agreement or Easement created thereunder has been modified, amended or supplemented and they are all in full force and effect; and (B) no defaults have occurred under any Operating Agreement or Easement Agreement, and, to Borrower’s knowledge, no event has occurred which with notice or the passage of time would constitute an event of default under any Operating Agreement or Easement Agreement. With respect to each Operating Agreement, Easement Agreement and Permitted Encumbrance Borrower shall, to the extent commercially reasonable to do so: (i) observe, perform and discharge all material obligations, covenants and warranties required to be kept and performed by Borrower, and (ii) enforce or secure the performance of each and every material obligation, term, covenant, condition and agreement to be performed by any other party. Borrower shall also (a) promptly deliver to Lender copies of all material written notices, demands or requests sent or otherwise made by Borrower or any other Person, and (b) timely pay any charges assessed against the Premises as and when finally due pursuant to the Operating Agreements or Easement Agreements or Permitted Encumbrances. Without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned, Borrower will not consent to or enter into any agreement or writing that modifies, amends, supplements, restates, terminates or reduces any: (V) Operating Agreement, (W) Easement Agreement, or (X) any appurtenant rights or interests, including any reversionary interests which Borrower possesses or may acquire.

Section 8.4        Mortgage Taxes. Borrower shall pay any and all taxes, charges, filing, registration and recording fees, excises and levies imposed upon Lender by reason of its ownership of, or measured by amounts payable under, the Loan Documents (other than income, franchise and doing business taxes), and shall pay all stamp taxes and other taxes required to be paid on the Loan Documents. If Borrower fails to make such payment within five (5) Business Days after notice thereof from Lender, Lender may (but shall not be obligated to) pay the amount due, and Borrower shall reimburse Lender on demand for all such Advances. If applicable law prohibits Borrower from paying (or reimbursing Lender for) such taxes, charges, filing, registration and recording fees, excises, levies, stamp taxes or other taxes, then if the amount in question exceeds $25,000, Lender may declare the Indebtedness then unpaid to be due and payable upon at least one hundred twenty (120) days’ written notice. In such event, no Minimum Multiple Fee or Exit Fee, as applicable, shall be payable by Borrower so long as no Event of Default exists.

Section 8.5        Payment of Liens. Borrower shall discharge and pay when due all payments and charges due under or in connection with any Liens in accordance with the provisions of Section 4.7, or if not so discharged, Lender may (but shall not be obligated to) make Advances to do so. Borrower shall do or cause to be done, at the sole cost of Borrower, everything reasonably necessary to fully preserve the priority of the Lien of the Mortgage. If Borrower fails to make any such payment or if a Lien attaches to the Mortgaged Property or any portion thereof and is not discharged within the thirty (30) day period referenced in Section 4.7, Lender may (but shall not be obligated to) make such payment or discharge such lien and Borrower shall reimburse Lender on demand for all such Advances.

Section 8.6        Representations Regarding Mortgaged Property.

(a)        No part of the Premises has been designated as wetlands under any federal, state or local law or regulation or by any governmental agency, and no portion of the Premises is located within a 100-year flood plain, except as may be disclosed as such on the survey of the Premises delivered to Lender in connection with the closing of the Loan.

(b)        Public water supply, storm and sanitary sewers and sanitary sewer capacity, and electrical, gas, cable and telephone facilities are available to the Premises within the boundary lines thereof or by an executed agreement, including without limitation TBTA Agreement.

(c)        Borrower reports, for accounting purposes, on a fiscal year basis commencing on January 1 and terminating on December 31.

(d)        There are no actions, suits or proceedings, pending or threatened in writing, affecting Borrower, Indemnitor or the Mortgaged Property at law or in equity, on, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other governmental instrumentality that would, if adversely determined, have a Material Adverse Effect on Borrower, Indemnitor or the Mortgaged Property. There are no outstanding judgments, arbitration awards, decrees or awards of any kind pending against any Borrower, any Indemnitor or any of the Mortgaged Property. Borrower, Indemnitor and Principals have never (i) been charged for any criminal offense, (ii) filed for bankruptcy, insolvency or similar relief, and (iii) been involved in a foreclosure, deed-in-lieu or similar transaction.

(e)        Indemnitor is in full compliance with all of Indemnitor’s Financial Covenants set forth in Section 12 of the Recourse Guaranty Agreement.

Section 8.7        Operating Accounts. At all times that the Loan remains outstanding, Borrower shall establish and maintain, or cause its Property Manager to maintain the Operating Account, into which all cash proceeds resulting from any and all operations of Borrower and the Project shall be deposited. Borrower shall not maintain any other operating accounts.

Section 8.8        Indemnification. Borrower shall indemnify, defend and hold Lender and the Lender Parties harmless from and against, and be responsible for paying, all Losses which may be imposed upon, asserted against, or incurred or paid by any of them by reason of, on account of or in connection with any act or occurrence relating to the Mortgaged Property or any bodily injury, death, other personal injury or property damage occurring in, upon or in the vicinity of the Mortgaged Property from any cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of any Lender Party.

Section 8.9        Estoppel Certificates. Within ten (10) Business Days following a request by Lender, Borrower shall provide to Lender a duly acknowledged written statement confirming: (a) the original maximum principal amount of the Loan; (b) the unpaid principal amount of the Loan; (c) the rate of interest of the Loan; (d) the maturity date of the Loan; (e) the date installments of interest and/or principal were last paid; (f) that, except as provided in reasonable detail in such statement, to Borrower’s actual knowledge, there are no presently exercisable offsets or defenses against the Indebtedness, Potential Events of Default or Events of Default under the Loan Documents; and (g) such other information that Lender shall reasonably request.

Section 8.10        ERISA.

(a)        Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA and/or Section 4975 of the IRS Code, provided, that Borrower may assume for purposes of this Section 8.10(a) that the Loan proceeds are not “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”).

(b)        Borrower further covenants and agrees to deliver to Lender such certifications and other evidence from time to time, until full repayment of the Indebtedness, as are reasonably requested by Lender that (i) Borrower is not (and is not deemed to include the assets of) an “employee benefit plan” that is subject to Title I of ERISA and/or a “plan” that is subject to Section 4975 of the IRS Code; (ii) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following statements is and remains true:

(i)	Equity interests in Borrower are “publicly offered securities” within the meaning of Plan Assets Regulation; or

(ii)	Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” (determined in accordance with the Plan Assets Regulation).

(c)        Borrower shall not agree to, enter into or consummate any transaction which would render Borrower unable to furnish the certification or other evidence referred to in Section 8.10(b), to the extent applicable.

(d)        Borrower represents, warrants and covenants to each Lender Party that neither Borrower nor any ERISA Affiliate maintains, contributes to, or has any obligation to contribute to, or has any direct or indirect liability with respect to any “employee benefit plan” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the IRS Code. Borrower shall take or refrain from taking, as the case may be, such actions as may be necessary to cause the representation and warranty in this Section 8.10 to remain true and accurate until full repayment of the Indebtedness.

(e)        Lender Parties shall each have the right to consult with Borrower on significant business issues relating to the operation of the Mortgaged Property and the management of Borrower. Representatives of Borrower shall make themselves available quarterly, either personally or by telephone at mutually agreeable times for such consultations. Such consultations need not result in any changes in Borrower’s decisions or actions. Lender Parties intend to use such rights to satisfy the management rights requirements under the Plan Assets Regulation.

Section 8.11        Terrorism and Anti-Money Laundering.

(a)        As of the date hereof and until full repayment of the Indebtedness: (i) Borrower; (ii) any Person Controlling or Controlled by Borrower; (iii) if Borrower is a privately held entity, any Person having a ten percent (10%) or more direct or indirect beneficial interest in Borrower (expressly excluding any direct or indirect shareholders of Indemnitor (collectively, the “Public Shareholders”)); or (iv) any Person for whom Borrower is acting as agent or nominee in connection with this transaction, is not an OFAC Prohibited Person.

(b)        To comply with applicable Anti-Money Laundering Laws, all payments by Borrower to Lender or from Lender to Borrower will only be made and received in Borrower’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

(c)        Borrower shall provide Lender at any time and from time to time until repayment in full of the Indebtedness with such information as Lender reasonably determines to be necessary or appropriate to comply with the Anti-Money Laundering Laws of any applicable jurisdiction, or to respond to requests for information concerning the identity of Borrower, any Person Controlling or Controlled by Borrower or any Person having a beneficial interest in Borrower (other than Public Shareholders), from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(d)        The representations and warranties set forth in this Section 8.11 shall be deemed repeated and reaffirmed by Borrower as of each date that Borrower makes a payment to Lender under the Loan Documents or receives any disbursement of Loan proceeds, reserve funds or other funds from Lender. Borrower agrees promptly to notify Lender in writing should Borrower become aware of any change in the information set forth in these representations.

Section 8.12        Special Purpose Entity Requirements.

All of the provisions of this Section 8.12 are individually and collectively referred to as the “SPE Requirements”.

(a)        Borrower has not and, until repayment in full of the Indebtedness, shall not:

(i)	engage in any business or activity other than the acquisition, ownership, operation, maintenance, demolition, alteration and development of and sale of condominium units in accordance with the terms of this Agreement with respect to the Mortgaged Property, and activities incidental thereto;

(ii)	acquire or own any material asset other than the Mortgaged Property and such incidental personal property as may be necessary for the operation of the Mortgaged Property;

(iii)	merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case obtaining the prior written consent of Lender;

(iv)	fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned, terminate the provisions of Borrower’s formation or entity management documents or amend such organizational documents in a manner which would result in a breach of any of the representations, warranties or covenants set forth in this Section 8.12 or that would otherwise adversely affect Borrower’s special purpose entity status;

(v)	own any subsidiary or make any investment in or acquire the obligations or securities of any other Person without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned;

(vi)	commingle its assets with the assets of any of its shareholders, partners, members, Principals, affiliates, or any shareholder, partner, member, principal or affiliate thereof, or of any other Person or transfer any assets to any such Person other than distributions on account of equity interests in Borrower permitted hereunder and properly accounted for;

(vii)	incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Indebtedness and the Refinanced Loans (which are no longer outstanding), except as permitted under Section 10.1, provided that any such debt is satisfied when due and payable, subject to reasonable and customary rights to contest such obligations, and provided further that there is sufficient cash flow from the Property at such time to do so and Borrower’s constituent owners shall not be required to fund or advance any additional capital to satisfy such obligation;

(viii)	except for a payment of the Indebtedness and the Refinanced Loans by a guarantor or indemnitor thereof, (A) allow any Person to pay its debts and liabilities, or (B) fail to pay its debts and liabilities solely from its own assets;

(ix)	fail to maintain its records, books of account and bank accounts separate and apart from those of its shareholders, partners, members, Principals and Affiliates, or any shareholder, partner, member, principal or Affiliate thereof, and any other Person or fail to prepare and maintain its own financial statements in accordance with generally accepted accounting principles and susceptible to audit, or if such financial statements are consolidated fail to cause such financial statements to contain footnotes disclosing that the Mortgaged Property is actually owned by Borrower;

(x)	enter into any contract or agreement with any of its shareholders, partners, members, Principals or Affiliates, any guarantor or indemnitor of all or a portion of the Loan or any shareholder, partner, member, principal or Affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties or otherwise approved by Lender;

(xi)	fail to correct any known misunderstandings regarding the separate identity of Borrower;

(xii)	hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another Person or allow any Person to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of Borrower (except for a guarantor or indemnitor of the Loan and the Refinanced Loans);

(xiii)	make any loans or advances to any third party, including any of its shareholders, partners, members, Principals or Affiliates, or any shareholder, partner, member, Principal or Affiliate thereof;

(xiv)	fail to use separate contracts, purchase orders, invoices and checks (other than such documents that bear the name of its manager or managing agent with reference to the Premises);

(xv)	fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not: (A) to mislead others as to the entity with which such other party is transacting business; or (B) to suggest that Borrower is responsible for the debts of any third party (including any of its shareholders, partners, members, principals or Affiliates, or any shareholder, partner, member, principal or Affiliate thereof);

(xvi)	allow any Person to pay the salaries of its own employees or fail to maintain a sufficient number of employees for its contemplated business operations (which may be zero employees);

(xvii)	fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that there is sufficient cash flow from the Property at such time to do so and Borrower’s constituent owners shall not be required to fund or advance any additional capital to satisfy this obligation;

(xviii)	seek dissolution or winding up in whole, or in part;

(xix)	file a voluntary petition or otherwise initiate proceedings to have Borrower or any Principal adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or any Principal, or file a petition seeking or consenting to reorganization or relief of Borrower or any Principal as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to Borrower or Principal; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of Borrower or any Principal or of all or any substantial part of the properties and assets of Borrower or any Principal, or make any general assignment for the benefit of creditors of Borrower or any Principal, or admit in writing the inability of Borrower or any Principal to pay its debts generally as they become due or declare or effect a moratorium on Borrower or any Principal debt or take any action in furtherance of any such action; or

(xx)	conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud its creditors or the creditors of any other Person.

(b)           If Borrower is a limited partnership, then any general partner of Borrower must also be a special purpose entity and comply with the provisions of this Section 8.12.

(c)           Borrower and any Person required to be a special purpose entity pursuant to the terms of this Section 8.12 shall not amend or modify any of their respective formation or entity management documents in any manner that would result in a breach of any of the representations, warranties or covenants set forth in this Section 8.12 or that would otherwise adversely affect Borrower’s special purpose entity status without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. Promptly after Lender’s written request from time to time, but not more frequently than once in any calendar year, Borrower shall deliver to Lender evidence reasonably satisfactory to Lender that Borrower and any other Person required to be a special purpose entity pursuant to the terms of this Section 8.12 are in compliance with the provisions of this Section 8.12.

(d)           The organizational documents of Borrower shall provide that the business and affairs of Borrower shall be (A) managed by or under the direction of a board of one or more directors designated by the sole member of Borrower or (B) a committee of managers designated by the sole member of Borrower (a “Committee”) or (C) by the sole member of Borrower, and at all times there shall be at least one (1) duly appointed Independent Director or Independent Manager. In addition, the organizational documents of Borrower shall provide that no Independent Director or Independent Manager (as applicable) of Borrower may be removed or replaced without Cause and unless Borrower provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager, as applicable, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).

(e)           The organizational documents of Borrower shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(f)            The organizational documents of Borrower shall provide that the board of directors, the Committee or the sole member of Borrower (as applicable) of Borrower shall not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires an unanimous vote of the board of directors (or the Committee as applicable) of Borrower unless at the time of such action there shall be (A) at least one (1) member of the board of directors (or the Committee as applicable) who is and Independent Director or Independent Manager, as applicable (and such Independent Director or Independent Manager, as applicable, have participated in such vote) or (B) if there is no board of directors or Committee, then such Independent Manager shall have participated in such vote. The organizational documents of Borrower shall provide that Borrower will not and Borrower agrees that it will not, without the unanimous written consent of its board of directors, its Committee or the sole member of Borrower (as applicable), including, or together with, the Independent Director or Independent Manager (as applicable) (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of Borrower or a substantial part of its business, (iii) take any action that would reasonably be expected to cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due, (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii) take any action in furtherance of the foregoing. Borrower shall not take any of the foregoing actions without the unanimous written consent of its board of directors, its Committee or the sole member of Borrower, as applicable, including (or together with) all Independent Director or Independent Manager, as applicable. In addition, the organizational documents of Borrower shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (q), the Independent Director or Independent Manager (as applicable) shall consider only the interests of Borrower, including its creditors. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to Borrower (including duties to the members of Borrower solely to the extent of their respective economic interest in Borrower and to Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Director or Independent Manager (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of Borrower, (ii) other Affiliates of Borrower, or (iii)  any group of Affiliates of which Borrower is a part; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

(g)           The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes the sole member of Borrower to cease to be a member of Borrower (other than (i) upon an assignment by such sole member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (ii) the resignation of such sole member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), each of the Persons acting as an Independent Director or Independent Manager (as applicable) of Borrower shall, without any action of any Person and simultaneously with such sole member ceasing to be a member of Borrower, automatically be admitted as members of Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of Borrower without dissolution or division. The organizational documents of Borrower shall further provide that for so long as any portion of the Indebtedness is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to Borrower as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).

Section 8.13           Notices/Proceedings. Borrower shall promptly notify Lender in writing of the occurrence of any of the following: (i) receipt of any written notice from any holder of any other lien or security interest in any of the Mortgaged Property; it being understood that no such lien or security interest is ever permitted to exist at any time under any circumstances until after repayment in full of the Indebtedness (except as otherwise specifically provided herein); or (ii) commencement of any judicial or administrative proceedings by, against or otherwise affecting Borrower, Indemnitor or any of the Mortgaged Property, or any other action by any creditor thereof as a result of any default under the terms of any loan.

Section 8.14           Business Purpose of Loan. Borrower stipulates and warrants that the purpose of the Loan is for the sole purpose of carrying on or acquiring a business, professional or commercial enterprise. Borrower further stipulates and warrants that all proceeds of the Loan will be used for said business, professional or commercial enterprise.

Section 8.15           Legal Requirements and Maintenance of Mortgaged Property. To the best of Borrower’s knowledge, except as disclosed to Lender in writing, the Mortgaged Property is, in all material respects, in compliance with all Legal Requirements. Borrower shall comply with all Legal Requirements in all material respects, subject to Borrower’s right to contest the same in accordance with this Agreement [***]. Borrower shall permit Lender and its agents to enter upon and inspect: (a) the areas of the Mortgaged Property which are open to the public at all reasonable hours without prior notice and (b) subject to the rights of tenants under the Leases and fee simple owners of portions of the Mortgaged Property conveyed in accordance with the terms of this Agreement, all other areas of the Mortgaged Property during regular business hours upon at least 48 hours prior written notice, except that no notice shall be required in the event of an emergency. Except as expressly contemplated herein, Borrower shall not, without the prior written consent of Lender, which consent may be granted or withheld in Lender’s sole and absolute discretion: (a) change the use of the Premises from that contemplated in the Business Plan; (b) cause or permit the use or occupancy of any part of the Premises to be discontinued if such discontinuance would violate any zoning or other law, ordinance or regulation; (c) apply for or consent to any subdivision (other than the contemplated subdivision of the Residential Unit), re-subdivision (other than the contemplated subdivision of the Residential Unit), zoning reclassification, modification or restriction affecting the Premises; (d) commit or knowingly permit any waste, structural or material addition to or material alteration, demolition or removal of the Mortgaged Property (except alterations required pursuant to an Acceptable Lease) or any portion thereof (provided that the Equipment included within the Collateral may be removed if obsolete or if replaced with similar items of equal or greater value); (e) take any action whatsoever to apply for, consent to, or acquiesce in the conversion of the Mortgaged Property, or any portion thereof, to a condominium or cooperative form of ownership, or (f) take any action whatsoever to apply for, consent to or acquiesce in any subdivision (other than the contemplated subdivision of the Residential Unit) or re-subdivision (other than the contemplated subdivision of the Residential Unit) of the Mortgaged Property, or any portion thereof. No provision of this Section 8.15 shall prohibit Borrower from undertaking and completing tenant improvement work authorized under Leases previously approved by Lender or not requiring Lender’s prior approval and the Construction Work in accordance with the terms of this Agreement.

Section 8.16           Solvency. (1) Neither Borrower nor Indemnitor has entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (2) Borrower and Indemnitor have each received reasonably equivalent value in exchange for its obligations under the Loan Documents. The fair saleable value of Borrower’s assets is, as of the date hereof, and will, immediately following the making of the initial disbursement of the Loan on the date hereof, be greater than Borrower’s liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital for such entity to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and other liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of obligations of such party). Other than the bankruptcy of Indemnitor’s predecessor, Syms Corp., filed in the United States Bankruptcy Court for the District of Delaware in 2011 as In re Filene’s Basement, LLC, et al., Case No. 11-13511-KJC (Bankr. D. Del), no petition in bankruptcy has been filed against Borrower or any Indemnitor or any Principal and neither Borrower nor any Indemnitor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor Indemnitor has been involved in a foreclosure or in a default on any indebtedness owing to Lender or to any affiliate of Lender or, in the case of Borrower, on any other indebtedness obtained for commercial purposes. All financial and other information submitted by or on behalf of Borrower and Indemnitor to Lender in connection with the Loan is true, complete and correct in all material respects. All of Borrower's obligations to creditors, including, but not limited to, all payments and accounts relating to the Premises, are current.

Section 8.17           Interest Rate Cap Agreement. On or prior to the Closing Date, Borrower shall enter into, and Borrower shall thereafter maintain in full force and effect, an “Interest Rate Cap Agreement” from an issuer that satisfies the Rate Cap Rating Criteria and is reasonably acceptable to Lender (“Issuer”). Such Interest Rate Cap Agreement shall be in the applicable notional amount set forth on Schedule D as of the applicable date set forth thereon. For the avoidance of doubt, Borrower shall be responsible for any costs and expenses incurred in connection with any modifications to the Interest Rate Cap Agreement (or replacements thereof) required in order for the notional amount to equal the applicable notional amount set forth on Schedule D as of the applicable date set forth thereon.

The Interest Rate Cap Agreement shall provide that if LIBOR then in effect is at any time greater than two and one-half percent (2.5%) (the “Strike Price”), then the Issuer shall pay to Lender, on the dates when monthly payments of interest are required to be paid to Lender under Section 2.3, an amount equal to interest on said notional amount at the Excess Rate (as hereinafter defined).

(a)            Not later than sixty (60) days prior to the scheduled expiration of any Interest Rate Cap Agreement, Borrower shall, at Borrower’s cost and expense, replace the same with an Interest Rate Cap Agreement as required by the terms of this Section 8.17; provided, however, that Borrower shall be under no such obligation in the event that the scheduled expiration of the Interest Rate Cap Agreement coincides with the Maturity Date (as same may have been extended by Borrower). In the event that (1) an Interest Rate Cap Agreement is terminated for any reason or is otherwise unenforceable by Lender or (2) the issuer executing the Interest Rate Cap Agreement is not a financial institution satisfying the Rate Cap Rating Criteria, Borrower shall, within thirty (30) days following the occurrence of either such event, obtain from a financial institution that satisfies the Rate Cap Rating Criteria a replacement Interest Rate Cap Agreement in form and substance satisfactory to Lender in its reasonable discretion.

(b)            No Interest Rate Cap Agreement shall be secured by a Lien on the Mortgaged Property or any other asset of the Borrower.

(c)            Each Interest Rate Cap Agreement shall be collaterally assigned to Lender pursuant to a Collateral Assignment of Interest Rate Cap Agreement in form and substance reasonably acceptable to Lender (an “Assignment of Rate Cap Agreement”), which Assignment of Rate Cap Agreement shall be consented to by Issuer and delivered to Lender, with respect to any Interest Rate Cap Agreement, promptly upon receipt by Borrower, and with respect to any replacement Interest Rate Cap Agreement, prior to the expiration of the Interest Rate Cap Agreement then being replaced.

(d)            As used herein, “Excess Rate” shall mean an amount equal to LIBOR then in effect under Section 2.2(a) minus the Strike Price. As used herein, “Rate Cap Rating Criteria” means with respect to any Person, the long term unsecured debt obligations of the applicable Person are rated at least “A-” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto, or at least “A3” by Moody’s Investor Services, Inc., and any successor thereto. If, at any time prior to the Maturity Date, the Issuer no longer satisfies the Rate Cap Rating Criteria, Borrower shall, within thirty (30) days following written notice from Lender, obtain and deliver to Lender either (x) a replacement Interest Rate Cap Agreement from an Issuer that satisfies the Rate Cap Rating Criteria and is reasonably acceptable to Lender, and Borrower shall execute and deliver to Lender a replacement Assignment of Interest Rate Cap Agreement in form and substance satisfactory to Lender in its reasonable discretion, (y) evidence that the Issuer has deposited cash collateral equal to one hundred percent (100%) of the mark-to-market value of the Interest Rate Cap Agreement, or (z) a third-party guaranty from a Person that satisfies the Rate Cap Rating Criteria with respect to the obligations of Issuer set forth in the Interest Rate Cap Agreement.

Section 8.18           Representations Regarding the Construction Work. Borrower makes the following representations and warranties to Lender as of the date of this Agreement, and as of the date of each Disbursement to Borrower, as updated to reflect such changes as may have resulted from acts, omissions, events or circumstances that do not constitute a Potential Event of Default or Event of Default hereunder.

(a)            As the date of recordation of the Mortgage, the legal effect of possible mechanics’, materialmen’s or other statutory liens has been negated by title insurance or surety bonds satisfactory to Lender.

(b)            Borrower has received all Permits and Approvals to commence construction of the Project and has received all Permits and Approvals for the Project necessary for the stage of construction then underway, except for those, if any, as Lender reasonably determines may be obtained at a later date during the course of construction, so long as such Permits and Approvals as are in effect shall be sufficient to allow the Project to proceed to completion in the ordinary course.

(c)            Borrower has delivered a complete set of Approved Plans which Lender has reviewed and approved, which Approved Plans shall not be amended without Lender’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed); provided that Lender’s approval shall not be required for (i) any amendment that Borrower is required to make under the School Unit Purchase Agreement which are (1) initiated by the SCA, (2) the cost of which shall be solely borne by the SCA (with respect to which the SCA has evidenced its ability to pay the increased costs to the reasonable satisfaction of Borrower and Lender) or by Borrower with additional equity, and (3) such amendment solely affects the School Unit, and (ii) any amendment in connection with a Change Order permitted hereunder. The Approved Plans include and are consistent with the 100% School Base Building CD’s.

(d)            The Approved Budget, as amended with Lender’s written approval (which approval shall not be unreasonably withheld, conditioned or delayed), sets out the total itemized costs, direct and indirect, for the Final Completion of the Construction Work and the payment and performance of Borrower’s other obligations under the Loan Documents.

(e)            To Borrower’s knowledge, the Required Equity (plus additional equity unconditionally committed to Borrower or deposited or contributed pursuant hereto) (inclusive of the proceeds of the Mezzanine Loan) and the Loan proceeds are sufficient to pay all the costs set out in the Budget.

Section 8.19           Limitations on Distributions. Subject to Section 2.7(e), until full repayment of the Indebtedness, no Upstream Entity shall receive any cash flow distributions from Borrower or from the Mortgaged Property. Further, subject to [***] Section 2.7(e), until full repayment of the Indebtedness, neither Borrower nor any Upstream Owner shall receive any Residential Unit Net Sale Proceeds. In addition, neither Borrower nor any Affiliate of Borrower shall receive a fee for any acquisition, asset management, disposition, leasing or any other reason related to the Premises until the Indebtedness has been fully repaid.

Section 8.20           Condominium.

(a)           The Declaration (including the Bylaws) and the Condominium Plans are in compliance in all material respects with all Condominium Laws. Borrower shall not modify or amend the Declaration (including the Bylaws) and/or the Condominium Plans without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided (i) no Event of Default exists, (ii) such amendment or modification complies with all Condominium Laws, and (iii) the SCA has approved the amendment in writing to the extent it has approval rights thereto under the School Unit Purchase Agreement.

(b)           Borrower agrees that:

(i)	Borrower shall not, without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed provided (x) no Event of Default exists and (y) such amendment or modification complies with all Condominium Laws, amend, modify or supplement, or consent to or suffer the amendment, modification or supplementation of any of the Condominium Documents (except with respect to (1) price change amendments to the Offering Plan increasing the Schedule A—Purchase Prices (each a “Price Change Amendment”) as provided in Article 16 hereof, and (2) annual update amendments required under Attorney General regulations to extend the term of the Offering Plan). Borrower shall not consent to the merger of the Condominium with any other condominium without Lender’s prior written consent, which may be withheld in its sole and absolute discretion. Lender shall endeavor to respond to each request by Borrower for Lender’s approval of an amendment to the Condominium Documents within twenty (20) Business Days following Lender’s receipt of such request and all required documents and information relating to such request. If Lender does not notify Borrower of its approval or disapproval of a proposed amendment to the Condominium Documents within twenty (20) Business Days after request by Borrower and submission by Borrower of all information needed by Lender to evaluate said request, then Borrower may deliver a second request, which request shall state on the top of the first page in bold lettering “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE MASTER LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER.” If Lender does not notify Borrower of its approval or disapproval of the proposed amendment to the Condominium Documents within ten (10) Business Days after such second request, then as long as no Event of Default or Potential Event of Default exists, the same shall be deemed approved;

(ii)	Borrower will pay, or cause to be paid, all assessments for common charges and expenses made against the Mortgaged Property owned by Borrower pursuant to the Condominium Documents as the same shall become due and payable;

(iii)	Borrower will comply in all material respects with all of the terms, covenants and conditions on Borrower’s part to be complied with, pursuant to the Condominium Documents and any rules and regulations that may be adopted for the Condominium, as the same shall be in force and effect from time to time;

(iv)	Borrower, or Borrower’s designated members of the Condominium Board of Managers, will take all actions as may be reasonably necessary from time to time to preserve and maintain the Condominium in accordance with the Condominium Laws;

(v)	Borrower will not, without the prior written consent of Lender (which consent may be granted or withheld in Lender’s sole and absolute discretion), take (and hereby assigns to Lender any right it may have to take) any action to terminate the Condominium, withdraw the Condominium from the Condominium Laws, or cause a partition of the Condominium to be so withdrawn;

(vi)	it shall be an Event of Default if (A) pursuant to any judgment, decision, order, rule or regulation of either a court of competent jurisdiction or a governmental agency with jurisdiction over the Premises and following the expiration of all applicable appeal periods, any material provision of the Condominium Documents is held to be invalid and such invalidity shall materially and adversely affect the lien of the Mortgage or Lender’s other security interests under the Loan Documents, or (B) the Condominium shall become subject to any action for partition by any Unit Owner and said action has not been dismissed within ninety (90) days after commencement thereof, or (C) the Condominium is withdrawn from the condominium regime established under the Condominium Laws;

(vii)	Borrower will not, without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed so long as no Event of Default exists, exercise any right it may have to vote for (A) any additions or improvements to the common elements of the Condominium that are not included in the Condominium Plans or otherwise disclosed in the Offering Plan, except as such additions or improvements may be required by Legal Requirements, (B) any borrowing on behalf of the Condominium or (C) the expenditure of any insurance proceeds or condemnation awards for the repair or restoration of the Improvements (unless Borrower is entitled to utilize such insurance proceeds in accordance with Section 5.2(d) hereof);

(viii)	Except as may be otherwise provided in the Offering Plan, in the Declaration or as may be required by the Condominium Laws, Borrower shall control the Condominium Board of Managers and the Condominium Association formed by the Condominium Documents at least until such time as more than fifty percent (50%) of the Residential Units have been sold in accordance with this Agreement;

(ix)	For so long as Borrower controls the Condominium Board of Managers, Borrower will, in accordance with Borrower’s rights under the Condominium Documents, cause the Condominium Board of Managers to maintain insurance on the Condominium in accordance with the Condominium Documents and this Agreement; and

(x)	For so long as Borrower controls the Condominium Board of Managers, Borrower, in accordance with Borrower’s rights under the Condominium Documents, shall cause the Condominium Board of Managers to enforce the Management Agreement.

Section 8.21           Letter of Credit. At all times that all or any portion of the Loan remains outstanding and all or any portion of Indemnitor’s obligations under the Interest and Carry Guaranty, Recourse Guaranty Agreement, Completion Guaranty and/or Environmental Indemnification Agreement remain outstanding, Borrower shall keep and maintain the Letter of Credit in full force and effect, in an amount not less than the applicable Required L/C Amount. Borrower acknowledges and agrees that Lender shall have the right to draw on the Letter of Credit, up to the full amount thereof, in the event that (i) Lender shall have made a written demand upon Indemnitor to perform or satisfy an obligation guaranteed under the Interest and Carry Guaranty, Recourse Guaranty Agreement, Completion Guaranty and/or Environmental Indemnification Agreement that Indemnitor is then required to perform or satisfy and Indemnitor shall have failed to perform or satisfy the same within ten (10) Business Days following such demand, (ii) such Letter of Credit shall be scheduled to expire within thirty (30) days and the same shall not have been renewed or replaced with a replacement letter of credit in the Required L/C Amount and satisfying the requirements set forth in the definition of “Letter of Credit” (or otherwise satisfactory to Lender), (iii) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the existing Letter of Credit is scheduled to expire, (iv) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if a substitute Letter of Credit is provided no later than thirty (30) days prior to such termination), (v) if Lender has received notice that the issuing bank shall cease to be an Approved Bank or if the issuing bank otherwise ceases to be an Approved Bank and Borrower shall not have caused a substitute Letter of Credit from an Approved Bank to be issued within thirty (30) days after notice, and/or (vi) if the issuing bank shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stole and/or destroyed in accordance with such bank’s standard procedures and the applicable provisions of the Letter of Credit, or (B) consent to the transfer of the Letter of Credit to any Person designated by Lender to whom Lender is assigning the Loan in accordance with the terms hereof and such bank’s standard procedures and the applicable provisions of the Letter of Credit. Notwithstanding the foregoing, Lender is not obligated to draw on any Letter of Credit upon the happening of an event specified in the immediately preceding sentence and shall not be liable for any Losses sustained by Borrower due to the insolvency of the issuing bank if Lender has not drawn the Letter of Credit. The Letter of Credit and the Required L/C Amount shall not be deemed to be a limitation on Indemnitor’s obligations under the Interest and Carry Guaranty, Recourse Guaranty Agreement, Completion Guaranty and/or Environmental Indemnification Agreement, which obligations shall only be reduced by the amount actually drawn under the Letter of Credit in satisfaction thereof, if so drawn. If the Letter of Credit shall terminate or otherwise cease to be in full force and effect, Borrower shall post a replacement Letter of Credit in the Required L/C Amount, satisfying the requirements set forth in the definition of “Letter of Credit” or otherwise satisfactory to Lender within fifteen (15) Business Days after receiving notice thereof or otherwise becoming aware of the same (whichever is earlier), and failure to do so shall be an Event of Default hereunder.

Section 8.22           Temporary and Permanent Certificates of Occupancy. Schedule E attached hereto sets forth the temporary certificates of occupancy that are in effect as of the date hereof with respect to the Mortgaged Property, together with a description of the remaining work required in order to obtain a permanent certificate of occupancy for each such temporary certificate of occupancy. Except as set forth in the Transit Improvement Agreement, receipt of a temporary or permanent certificate of occupancy with respect to all or any portion of the Mortgaged Property is not conditioned or dependent upon completion of all or any portion of the MTA Work. At all times from and after the issuance of a temporary certificate of occupancy with respect to all or any portion of the Mortgaged Property and prior to the issuance of a final certificate of occupancy, Borrower shall maintain in effect and comply with such temporary certificate(s) of occupancy (or any renewal or replacement thereof). Borrower agrees to use commercially reasonable efforts to obtain a permanent certificate of occupancy following receipt of a temporary certificate of occupancy (with respect to that portion of the Mortgaged Property subject to any such temporary certificate of occupancy), as soon as reasonably practicable and in any event within the time periods required by law or as set forth in the Offering Plan.

Section 8.23           Completion Guaranty to SCA. The guaranteed obligations of the guarantor under the “Completion Guaranty to SCA” (as such term is defined in the School Unit Purchase Agreement) have been satisfied in full and such guarantor has no remaining completion obligations thereunder.

Section 8.24           Intellectual Property/Websites; Licenses.

(a)           Borrower owns and possesses or licenses (as the case may be) all such material trademarks, trademark rights, patents, patent rights, trade names, trade name rights, service marks, service mark rights, websites, domain names and copyrights, as more particularly described on Schedule F (collectively, the “Intellectual Property”), as Borrower considers necessary for the conduct of its business as now conducted. To Borrower’s knowledge, neither the Intellectual Property nor the use thereof, individually or in the aggregate, infringes upon the intellectual property rights of other Persons, in each case except as could not reasonably be expected to (i) adversely affect the value of the Mortgaged Property, (ii) impair the use and operation of the Mortgaged Property or (iii) impair Borrower’s ability to pay its obligations in a timely manner, and there is no individual patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right or copyright the loss of which would (a) adversely affect the value of the Property, (b) impair the use and operation of the Mortgaged Property, or (c) impair Borrower’s ability to pay its obligations in a timely manner, or (d) impair the marketability and sale of Residential Units.

(b)           So long as Borrower has the right to appoint or elect a majority of the members of the Condominium Board of Managers, Borrower shall (or shall cause the Condominium Association to (or cause Borrower’s designees on the Condominium Board of Managers to)):

(i)	keep and maintain all Licenses necessary for the operation of the Mortgaged Property. Borrower shall not transfer (and shall cause Borrower’s designees on the Condominium Board of Managers to not permit any transfer of) any Licenses required for the operation of the Mortgaged Property;

(ii)	keep and maintain all Intellectual Property relating to the use or operation of the Mortgaged Property and all Intellectual Property shall be held by and (if applicable) registered in the name of the Condominium Association or Borrower. Borrower shall not transfer or let lapse (and shall cause Borrower’s designees on the Condominium Board of Managers to not permit any transfer or let lapse) any Intellectual Property without Lender’s prior consent (which shall not be unreasonably withheld, conditioned or delayed); and

(iii)	Any website with respect to the Mortgaged Property (other than tenant websites) shall be maintained by or on behalf of the Condominium Association and (if applicable) registered in the name of the Condominium Association or Borrower. Borrower shall not transfer (and shall cause Borrower’s designees on the Condominium Board of Managers to not permit any transfer of) any such website without Lender’s prior consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 8.25           Warranties. Schedule G sets forth a list of all warranties provided to or assigned to Borrower in connection with the Construction Work.

Section 8.26           Contracts; Amendment to Transit Improvement Agreement; GMP Agreement for MTA Work.

(a)           Borrower has not entered into, and is not bound by, any Contract which continues in existence, except for those Contracts set forth on Schedule K attached hereto.

(b)           Each Contract set forth on Schedule K is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to the actual knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. Neither Borrower nor any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Contracts that remains uncured or in dispute.

(c)           Borrower has delivered true, correct and complete copies of the Contracts (including all amendments and supplements thereto) to Lender.

(d)           No Contract is with a Person that is an Affiliate of Borrower.

(e)           There is no remaining work to be completed by the Demolition Contractor under the Demolition Contract, and a final lien waiver has been obtained from the Demolition Contractor with respect to all work contemplated by the Demolition Contract.

(f)            Not later than the date that is sixty (60) days after the date that Borrower is first given such access to the sidewalk adjacent to and above the location of the New Entrance (as defined in the Transit Improvement Agreement) as shall reasonably be required, in accordance with good construction practice, for Borrower to commence and perform the MTA Work (if Borrower is still required to perform the MTA Work at such time, in accordance with the terms and provisions of the Transit Improvement Agreement), Borrower shall enter into a “lump-sum fixed cost” contract with respect to the MTA Work, which contract shall be in form and substance reasonably acceptable to Lender and with a general contractor that is reasonably acceptable to Lender (it being agreed that CNY Group is acceptable to Lender).

(g)           From and after the Closing Date, Borrower shall use commercially reasonable efforts to enter into an amendment to the Transit Improvement Agreement, which amendment shall be in substantially the form of the last draft Second Amendment to Transit Improvement Agreement provided by Borrower to Lender prior to the Closing Date, together with those further changes thereto proposed by the MTA as summarized in email from Adam Taubman of Kramer Levin Naftalis & Frankel LLP to David Broderick, David Brigleb and Avery Cummings of McDermott Will & Emery LLP sent at approximately 7:34 pm on October 11, 2021, and otherwise in form and substance reasonably acceptable to Lender. Borrower shall not thereafter amend or otherwise modify the Transit Improvement Agreement in any material respect without Lender’s prior written consent (not to be unreasonably withheld, conditioned and/or delayed).

Section 8.27           Labor Relations. As of the date hereof, there are no material disputes with any union at the Mortgaged Property, or any strikes or work stoppages at the Mortgaged Property.

Section 8.28           Condominium Budget. The Proforma Operating Budget for the Condominium is set forth on Exhibit U attached hereto. Borrower will furnish to Lender as and when required under the Condominium Documents, and prior to the effectiveness or adoption thereof, an updated Proforma Operating Budget (if any updates are required thereto) and any subsequent operating and/or capital budgets for the Condominium (collectively, the “Condominium Budget”), which, to the extent Borrower or its Affiliates or designees on the Condominium Board of Managers have approval rights with respect thereto, and subject to applicable law, shall be subject to Lender’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed). Except to the extent otherwise expressly permitted hereunder or as required by applicable law, Borrower shall not (nor permit Borrower’s designees on the Condominium Board of Managers to vote to) amend, modify or supplement the Condominium Budget without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed). Borrower does not currently anticipate any changes to the Proforma Operating Budget that would afford purchasers under Residential Unit Contracts of Sale the right to rescind the same.

Section 8.29           Construction Supervision Fee. Borrower shall be entitled to receive the remaining School Construction Supervision Fee from the SCA in accordance with the School Unit Purchase Agreement and in accordance with Section 2.11 of this Agreement.

Section 8.30           Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the IRS Code.

ARTICLE 9

FINANCIAL REPORTING

Section 9.1             Financial Statements; Records. Borrower shall keep adequate books and records of account in accordance with generally accepted accounting principles related to real estate, consistently applied and shall provide to Lender in both hard copy and in electronic format, if available, via e-mail to addresses specified by Lender, within the time periods set forth, the following (collectively, the “Financial Information”):

(a)           Financial Information. Borrower shall deliver to Lender the following:

(i)	an annual Business Plan which includes operating and capital budgets (including expected capital expenditures, a detailed project of sales, selling costs and profits), including cash flow projections for the upcoming Fiscal Year, and all proposed capital replacements and improvements, within thirty (30) days prior to the close of each Fiscal Year.

(ii)	an annual financial statement for the Premises and for Borrower, including balance sheets, income statements and itemization of any contingent liabilities, to be prepared by an accountant and certified by an authorized and responsible officer or representative of Borrower in the form approved by Lender in its reasonable discretion, within one hundred twenty (120) days after the close of each Fiscal Year of Borrower;

(iii)	a monthly Progress Report;

(iv)	a monthly internally prepared income statement and balance sheet, within twenty (20) days following the end of each calendar month (beginning with the first month of leasing activity and no later than three (3) months after the Completion Date);

(v)	weekly, detailed marketing and sales reports, deposit and escrow accounts, and calculations of selling costs in connection with the sale by Borrower of Residential Units commencing on the first month after approval of the Offering Plan by the Attorney General);

(vi)	copies of federal tax returns of the Borrower and Indemnitor, within thirty (30) days following the filing thereof; and

(vii)	detailed financial statements for Indemnitor (including any back-up information above and beyond public filings Indemnitor makes in its 10Q and 10K filings with the Securities and Exchange Commission) and a statement of its Net Worth (as such term is defined in the Recourse Guaranty Agreement) confirming said Indemnitor’s compliance with Indemnitor’s Financial Covenants, to be prepared and certified by said Indemnitor or if required by Lender following an Event of Default, a statement prepared and certified by an independent certified public accountant acceptable to Lender providing the Net Worth of Indemnitor, within forty-five (45) days following the end of each calendar quarter (other than the fourth calendar quarter) and within eighty (80) days following the end of each calendar year; provided, however, that the foregoing financial deliverables as to Indemnitor may be modified or supplemented by Lender if Indemnitor is no longer a publicly traded company.

(b)           Financial Information Upon Request. Upon written request from Lender, Borrower shall deliver the following:

(i)	such other financial or management information from Borrower and Indemnitor as may, from time to time, be reasonably required by Lender and in form and substance reasonably satisfactory to Lender;

(ii)	updates to the financial information delivered under Section 9.1(a)(vii), within ten (10) days of Lender’s request;

(iii)	Borrower’s books and records regarding the Premises for examination, review, copying and audit by Lender or its auditors during normal business hours and convenient facilities for such examination review, copying and audit of Borrower’s books and records of account;

(iv)	a statement confirming: (A) that no Borrower or Indemnitor or Principal has, since the date hereof, been the subject of any bankruptcy, reorganization, dissolution or insolvency proceeding; (B) that there does not exist any subordinate, mezzanine or other indebtedness prohibited by any Loan Document; (C) that there has not occurred any transfer, sale, pledge or encumbrance prohibited by any Loan Document, except as previously disclosed to Lender in writing and approved by Lender in writing; and (D) that, to Borrower’s actual knowledge, (1) there is no Event of Default and (2) no condition exists which, following notice to Borrower and following the expiration of any applicable cure period, would constitute an Event of Default, or if an Event of Default or such condition exists, Borrower shall disclose such Event of Default or condition.

(c)            Failure to Deliver Financial Information. If Borrower fails to deliver or cause to be delivered to Lender any Financial Information required hereunder within fifteen (15) days following written notice from Lender to Borrower that Borrower has failed to timely deliver said Financial Information, Lender may, in its sole and absolute discretion, charge Borrower (and Borrower shall pay to Lender) a fee equal to $2,500 (the “Financial Information Fee”), for each thirty (30) day period or portion thereof during which Borrower fails to timely deliver to Lender any such Financial Information.

ARTICLE 10

CONVEYANCES, ENCUMBRANCES AND BORROWINGS

Section 10.1      Prohibition Against Conveyances, Encumbrances and Borrowing.

(a)            Except with the prior written consent of Lender, and except as expressly permitted in Section 10.2 below, neither Borrower nor any other Person shall sell, transfer, convey, assign, mortgage, encumber, pledge, hypothecate, grant a security interest in, grant options with respect to, or otherwise dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) (collectively, a “Conveyance”) all or any portion of any legal or beneficial interest in: (a) all or any portion of the Mortgaged Property including the Leases; or (b) all or any ownership interest in Borrower or in any Upstream Owner, except that a Conveyance of any publicly traded shares in (or issuance of any publicly traded equity of) any Upstream Owner (or the issuance of any equity in or debt of a publicly traded Upstream Owner) shall be specifically permitted without the consent of Lender.

(b)            In furtherance of the foregoing, subordinate liens (voluntary or involuntary) secured by any portion of the Mortgaged Property, or any beneficial interest in the Mortgaged Property, and any mezzanine or any other financing, whether unsecured or secured by any ownership interest in Borrower or in any Upstream Owner, shall not be permitted, except with the prior written consent of Lender in each case. Without limiting Lender’s right to withhold its consent to any Conveyance, any Conveyance must not be to a tenancy in common or an OFAC Prohibited Person. All requests for Lender’s consent under this Section 10.1 shall be on a form previously approved by Lender and shall be accompanied by the payment of Lender’s standard processing fee for such transactions then in effect. Lender’s consent to any of the foregoing actions, if given, may be conditioned upon a change in the interest rate, maturity date, amortization period or other terms under this Agreement, the payment of a Conveyance fee and/or any other requirements of Lender. Notwithstanding the foregoing, Lender shall not unreasonably withhold, delay or condition its consent to easements or access licenses (or amendments thereto), nor shall Lender require a change in the terms of the Loan in connection with a request for consent to easements or access licenses (or amendments thereto) so long as such easements or access licenses do not have an adverse impact on the use, operation or value of the Mortgaged Property. In addition to the standard processing fee and the transfer or encumbrance fee referred to in this Section 10.1, Borrower shall pay or reimburse Lender within five (5) days after demand for all reasonable out-of-pocket expenses (including reasonable out-of-pocket attorneys’ fees, costs and expenses, title search costs, and title insurance endorsement premiums) incurred by Lender in connection with the review, approval and documentation of any such transaction. The foregoing prohibitions are not intended to prevent individual Upstream Owners (other than any general partner or managing member of Borrower or any other Upstream Owner that is required to comply with the provisions of Section 8.12) from obtaining personal loans unrelated to Borrower and the Mortgaged Property and are also not intended to prevent Borrower from incurring reasonable and customary equipment leases, trade payables and unsecured operational debt incurred with trade creditors in the ordinary course of its business of owning and operating the Mortgaged Property in such amounts as are reasonable and customary under the circumstances that will be satisfied within sixty (60) days of the date same becomes payable (subject to the right to contest same in good faith), provided that such debt is not evidenced by a note and is paid when due. Notwithstanding anything herein to the contrary, Lender hereby acknowledges and consents to (i) the execution, delivery and performance of the Mezzanine Loan Documents, including, without limitation, Mezzanine Lender making the Mezzanine Loan to Mezzanine Borrower pursuant to the terms and conditions of the Mezzanine Loan Agreement and Mezzanine Loan Documents, each in form and substance approved by Lender as of the Closing Date (Lender’s execution of this Agreement being deemed to constitute evidence of such approval); provided, however, that Borrower agrees and acknowledges that no prepayment of the Mezzanine Loan shall be permitted unless and until the Loan has been repaid in full, (ii) the pledge by Mezzanine Borrower of one hundred percent (100%) of its membership interests, as sole member, in and to Mezzanine Pledgor, and the pledge by Mezzanine Pledgor of one hundred percent (100%) of its membership interests, as sole member, in and to Borrower pursuant to the applicable Mezzanine Pledge Agreement (collectively and/or individually, as the context requires, the “Mezzanine Pledged Collateral”), (iii) the acquisition of the Mezzanine Pledged Collateral by any Person in connection with the exercise of Mezzanine Administrative Agent’s or Mezzanine Lender’s remedies under the Mezzanine Loan Documents, and (iv) the pledge and security interests granted pursuant to that certain Pledge and Security Agreement, dated as of December 19, 2019, by and among Indemnitor, as grantor, certain subsidiaries of Indemnitor (other than Borrower and/or Mezzanine Borrower) party thereto from time to time, as grantors, and Trimont Real Estate Advisors, LLC, as administrative agent. Borrower shall not alter, amend, or modify any of the Mezzanine Loan Documents without Lender’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default exists.

Section 10.2      Permitted Transfer.

(a)            Notwithstanding the provisions of Section 10.1(a) above, as long as no Event of Default exists, Borrower shall have the right to sell or permit the sale of up to an aggregate of forty-nine percent (49%) of the indirect equity interests in Borrower to one or more third-parties provided that:

(i)	Any new equity investor must be a Qualified Real Estate Investor and any new equity investor must also be an Institutional Real Estate Investor if it will own more than ten percent (10%) of the direct and indirect interests in Borrower;

(ii)	Lender shall have reviewed and approved (which approval shall not be unreasonably withheld, conditioned or delayed) all relevant joint venture agreements, partnership agreements and limited liability company operating agreements (and other related documents) and must be reasonably satisfied that any decision-making provisions, as well as any major decision rights granted to the equity investor(s), do not result in a change of Control over Borrower and/or the Project;

(iii)	Indemnitor must retain Control and decision-making authority over Borrower and the Project subject to the terms of the joint venture agreement approved by Lender pursuant to clause (ii) above;

(iv)	Such Conveyance shall not be to a tenancy in common or an OFAC Prohibited Person;

(v)	Borrower pays Lender all reasonable out-of-pocket expenses (including reasonable out-of-pocket attorneys’ fees, costs and expenses, title search costs, and title insurance endorsement premiums) incurred in connection with the review, approval and documentation of any such transaction;

(vi)	if, after giving effect to such transfer, the proposed transferee, together with its Affiliates, will own twenty percent (20%) or more of the direct or indirect interest in Borrower immediately following such transfer, and such transferee owned less than twenty percent (20%) immediately prior to such Transfer, Borrower shall (1) give Lender written notice of such transfer not less than ten (10) Business Days prior to the date of such transfer, (2) give Lender copies of all instruments effecting such transfer on or prior to the date of such transfer, and (3) at least five (5) Business Days before such transfer, provide such information as Lender shall customarily request regarding the proposed transferee so as to conduct such background checks, investigations and records searches as Lender shall customarily require and satisfaction of all standard and customary underwriting and applicable regulatory requirements of Lender with respect to the contemplated transferee (including, without limitation, Lender’s “Know Your Customer” requirements and the requirements of the USA Patriot Act of 2001 and OFAC); and

(vii)	The consent of the SCA and/or the MTA is not required or written consent thereof has been obtained and delivered to Lender.

For the avoidance of doubt, any Conveyance of more than forty-nine percent (49%) of the direct and indirect interests in Borrower to one or more third-parties shall be subject to Lender’s prior written approval, which approval may be granted or withheld in Lender’s sole and absolute discretion and which approval, if granted, may be conditioned upon material changes to the terms and conditions of the Loan Documents as may be required by Lender in its sole and absolute discretion.

(b)            Notwithstanding the provisions of Section 10.1(a) above, the sale or transfer of the Retail Unit or any Residential Unit in accordance with the Business Plan and the applicable provisions of this Agreement (including Article 16 below) will not be deemed to be a violation of the prohibitions on partial transfers of ownership in the Borrower.

ARTICLE 11

EVENTS OF DEFAULT

Section 11.1      Events of Default. Each of the following shall constitute an Event of Default under the Loan Documents (each an “Event of Default”):

(a)            Failure to pay (i) any monthly installment of interest in accordance with Section 2.3 on the date such amount is due (provided that it shall not be an Event of Default under this clause (i) so long as Borrower makes such payment of interest due within two (2) Business Days after the applicable Payment Date, and Borrower has not failed to make any other payments of interest due with respect to the Loan on the applicable Payment Date more than two (2) other times during the twelve (12) month period prior to such missed payment), (ii) the failure to pay Lender the Residential Unit Net Sale Proceeds or Retail Unit Net Sale Proceeds in accordance with Section 2.3(c) or Section 2.3(d), as applicable, or (iii) the entire amount due under the Loan Documents by the Maturity Date;

(b)            Except for the payments described in Sections 11.1(a) and 11.1(h) (relating to insurance premiums), failure to pay any other amount due under the Loan Documents within ten (10) days following notice from Lender that such amount is due;

(c)            Except as provided in Section 11.1(a), 11.1(b) and 11.1(d) to 11.1(gg), inclusive, failure to perform or comply with any term, obligation, covenant or condition contained in this Agreement or any other Loan Documents, within thirty (30) days after the delivery of written notice (“Cure Notice”) from Lender of such failure; provided that if such default is not reasonably capable of being cured (without taking into account financial capability) within such thirty (30) day period, such failure shall not constitute an Event of Default so long as Borrower commences the cure of such default within such thirty (30) day period, diligently prosecutes such cure to completion and completes such cure within one hundred twenty (120) days after delivery of the Cure Notice from Lender;

(d)            The occurrence of an Event of Default, or default following any required notice to Borrower and following the expiration of any applicable grace or cure period, under any Loan Document;

(e)            If any representation, warranty, certification or other written statement made in any Loan Document or in any written statement or certificate at any time given by Borrower or Indemnitor (or any officers or employees thereof, in their capacity as such) to Lender in connection with the Loan shall prove to be untrue or misleading in any material respect at the time when made or given; provided, however, if (i) Borrower or Indemnitor (or any officers or employees thereof, in their capacity as such) makes a good faith, unintentional misrepresentation in any Loan Document or in any such other written statement or certificate, (ii) there is no failure by Borrower to timely pay any sum of money when due under the Loan Documents, and (iii) the underlying facts or situation that rendered such representation inaccurate or untrue can be remedied to Lender’s reasonable satisfaction within thirty (30) days following the earlier to occur of the discovery of such misrepresentation by Borrower or written notice from Lender to Borrower of such misrepresentation and Borrower actually remedies said underlying facts or situation so as to make the original representation in the Loan Document(s) true and correct on a going forward basis prior to the expiration of said thirty (30) day period and there are not remaining material adverse consequences to Lender, the Loan or the Mortgaged Property, then such misrepresentation shall not be deemed to be an Event of Default;

(f)            If Lender fails to have a legal, valid, binding and enforceable first priority lien on the Mortgaged Property or any portion thereof;

(g)            Failure to permit Lender or its agents to enter to the Mortgaged Property or to access Borrower’s books and records in accordance with the terms of the Loan Documents, such failure continuing for more than seven (7) Business Days after written notice from Lender to Borrower of such failure;

(h)            Failure to maintain insurance or apply insurance proceeds as required by this Agreement;

(i)            Intentionally omitted;

(j)            Except as permitted in this Agreement or otherwise approved in writing by Lender: (i) any change from the planned use (i.e., school and residential condominiums) of the upper floors of the Improvements, and any material change in the use that is inconsistent with the current lawful permitted use of the planned first floor retail space or causing or permitting the use or occupancy of any part of the Premises to be discontinued if such change of use or discontinuance would violate any zoning or other law, ordinance or regulation; (ii) consent to any zoning reclassification, modification or restriction affecting any of the Premises; or (iii) except as expressly contemplated by Section 8.20 or Article 16, taking any steps whatsoever to convert any of the Premises, or any portion thereof, to a condominium, cooperative or tenancy in common form of ownership;

(k)            Failure by Borrower within ten (10) days following notice from Lender to deliver copies of any material notices from governmental or regulatory authorities in accordance with the terms of the Loan Documents;

(l)            Failure to deliver (i) financial statements required by Article 9 within thirty (30) days following written notice from Lender to Borrower of such failure; provided, however, the foregoing thirty (30) day cure period shall be extended by such additional time as may be necessary solely in connection with Borrower’s obligation to deliver items requested by Lender under Sections 9.1(b)(i), (ii) and (iii) as long as Borrower diligently pursues the delivery of said items to Lender, or (ii) the estoppel certificates required by Section 8.9 within five (5) Business Days after the delivery of written notice from Lender, which notice and five (5) Business Day cure period under this Section 11.1(l) shall be in addition to the notice and ten (10) Business Day cure period set forth in Section 8.9;

(m)            Material violation by Borrower of the terms, obligations, covenants or conditions set forth in Section 8.12 (Single Purpose Entity Requirements) or Article 10 (Conveyances, Encumbrances and Borrowings); or entering into any Lease of all or any portion of the Retail Unit in violation of the provisions of Section 7.1;

(n)            If a default or event of default shall occur under any permitted mortgage, or security agreement encumbering all or any portion of the Mortgaged Property which is subordinate or superior to the lien of the Mortgage beyond the expiration of any applicable notice and cure period thereunder, or if any party under any such instrument shall commence a foreclosure or other collection or enforcement action in connection therewith (excluding mechanics’ liens);

(o)            Intentionally omitted;

(p)            If Borrower or Indemnitor consents to the filing of, or commences or consents to the commencement of, any Bankruptcy Proceeding with respect to any Borrower or any Indemnitor;

(q)            If any Bankruptcy Proceeding shall have been filed against Borrower or Indemnitor and the same is not withdrawn, dismissed, canceled or terminated within ninety (90) days of such filing;

(r)            If any Borrower or Indemnitor is adjudicated bankrupt or insolvent or a petition for reorganization of any Borrower or any Indemnitor is granted;

(s)            If a receiver, liquidator or trustee of Borrower or Indemnitor, or of any of the properties of Borrower or Indemnitor shall be appointed and not dismissed within ninety (90) days of such appointment;

(t)            If Borrower or Indemnitor shall make an assignment for the benefit of its creditors;

(u)            Except as otherwise permitted herein, if Borrower or any Principal or any Indemnitor shall institute or cause to be instituted any proceeding for the termination or dissolution of Borrower or Indemnitor;

(v)            Failure to achieve Final Completion of the Construction Work by the Completion Date;

(w)            With respect to the Construction Work, (i) the suspension or discontinuance of the Construction Work for a continuous period of at least forty-five (45) days, for reasons other than Force Majeure, (ii) the occurrence of more than two (2) distinct suspensions or discontinuances of the Construction Work, each lasting for a period of greater than thirty (30) consecutive days, for reasons other than Force Majeure, (iii) the abandonment of the Construction Work, for reasons other than Force Majeure, or (iv) the failure of Borrower to diligently prosecute Final Completion of the Construction Work in good faith, for reasons other than Force Majeure;

(x)            Failure to achieve a Milestone Construction Hurdle by the Milestone Deadline, subject to extensions as expressly set forth in, and otherwise in accordance with, the provisions of Section 4.1(b) of this Agreement.

(y)            An event of default by Borrower which continues after the giving of the applicable notice and expiration of the applicable cure period, if any, occurs under the School Unit Purchase Agreement or a notice of termination of the School Unit Purchase Agreement is delivered by the SCA (other than as a result of the Closing occurring thereunder), which Lender reasonably believes is valid and effective (and if not believed to be valid and effective, Borrower is taking all commercially reasonable action to contest the same);

(z)            Failure to adhere to the Major Points of the Business Plan in all material respects within thirty (30) days after the delivery of a Cure Notice from Lender of such failure, or such longer time as may be reasonably necessary to cure such failure provided Borrower promptly commences and diligently pursues such cure, which additional time shall not exceed an additional sixty (60) days, for an aggregate of ninety (90) days;

(aa)      The sale of a Residential Unit for less than the Residential Unit Minimum Release Price without Lender’s prior written consent, which may be withheld in Lender’s sole and absolute discretion;

(bb)      A foreclosure by Mezzanine Lender pursuant the Mezzanine Loan Documents or any assignment-in-lieu of foreclosure, in either case, that is not consummated in accordance with the terms and conditions of the Intercreditor Agreement;

(cc)      An event of default by Borrower which continues after the giving of the applicable notice and expiration of the applicable cure period, if any, occurs under the Transit Improvement Agreement;

(dd)      [intentionally omitted];

(ee)      Failure of Indemnitor to meet the Indemnitor’s Financial Covenants;

(ff)      An event occurs as provided in Section 8.20 (b)(vi) hereof with respect to the Condominium; or

(gg)      Failure to obtain Lender’s prior written consent to any amendment or modification of the Mezzanine Loan Documents.

ARTICLE 12

REMEDIES

Section 12.1      Remedies. Upon the occurrence of any Event of Default, Lender may (1)  declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (2) terminate the obligation, if any, of Lender to advance amounts hereunder, and (3) exercise all rights and remedies therefor under this Agreement, the Mortgage and the other Loan Documents and otherwise available at law or in equity. Lender shall not be precluded from brining any foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Notes, the Loan Agreements, the Mortgages and the other Loan Documents, or in the Mortgaged Property or any other collateral given to Lender pursuant to the Loan Documents.

Section 12.2      Lender’s Right to Perform the Obligations. If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make Advances to make such payment or perform such act, and shall have the right to enter upon the Premises for such purpose and to take all such action thereon and with respect to the Mortgaged Property as it may deem necessary or appropriate. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify, defend and hold Lender harmless from and against, and be responsible for, any and all Losses incurred or accruing by reason of any acts performed by Lender pursuant to the provisions of this Section 12.2, including those arising from the joint, concurrent, or comparative negligence of Lender, except as a result of Lender’s gross negligence or willful misconduct.

Section 12.3      Waiver of Marshalling of Assets.

(a)            To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of the Mortgaged Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, homestead exemption, the administration of estates of decedents, to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Mortgaged Property for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Indebtedness out of the net proceeds of the Mortgaged Property in preference to every other claimant whatsoever. Borrower agrees that the actions, sales, proceedings and foreclosure described herein or in any of the other Loan Documents may be commenced in any order determined by Lender.

Section 12.4      Advances. At any time when an Event of Default exists, Lender shall have the right (but not the obligation) to make Advances and obtain reimbursement for any and all Advances to satisfy any of Borrower’s obligations under this Agreement that Borrower fails to timely satisfy, which Advances shall constitute additions to the Loan. Lender may make an Advance in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. All Advances shall bear interest at the Default Rate from the date that each such Advance or expense is made or incurred to the date of repayment, if not paid within five (5) Business Days after demand. Borrower shall pay or reimburse Lender within five (5) Business Days after written demand for any and all Advances made pursuant to this Agreement, including for all interest thereon and for all costs and expenses (including reasonable out-of-pocket attorneys’ and appraisers’ and receivers’ fees, costs and expenses and the expenses and reasonable fees of any similar official) related or incidental to the collection of the Indebtedness, any foreclosure of the Mortgage or any other Loan Document, any enforcement, compromise or settlement of any Loan Document or the Indebtedness in any judicial, arbitration, administrative, probate, appellate, bankruptcy, insolvency or receivership proceeding, as well as in any post-judgment proceeding to collect or enforce any judgment or order relating to the Indebtedness or any Loan Document, as well as any defense or assertion of the rights or claims of Lender in respect of any thereof, by litigation or otherwise. All Advances made and any reasonable expenses incurred at any time by Lender pursuant to the provisions the Loan Documents or under applicable law shall be secured by the Mortgage as part of the Indebtedness, with equal rank and priority.

Section 12.5      Participation In Proceedings. Lender may, after written notice to Borrower: (i) appear in and defend any action or proceeding, in the name and on behalf of either Lender or Borrower, in which Lender is named or which Lender reasonably determines may adversely affect the Mortgaged Property, the Mortgage, the Lien thereof or any other Loan Document; and (ii) institute any action or proceeding which Lender reasonably determines should be instituted to protect its interest in the Mortgaged Property or its rights under the Loan Documents, including foreclosure proceedings.

ARTICLE 13

LIMITATIONS ON LIABILITY

Section 13.1      Limitation on Liability.

(a)            Subject to the provisions of this Section 13.1, in any action or proceedings brought on any Loan Document in which a money judgment is sought, Lender will look solely to the Mortgaged Property and other property described in the Loan Documents (including the Property Income and any other rents and profits from such property) for payment of the Indebtedness and, specifically and without limitation, Lender agrees to waive any right to seek or obtain a deficiency judgment against Borrower.

(b)            The provisions of Section 13.1(a) shall not:

(i)	constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document;

(ii)	be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Federal Bankruptcy Code to file a claim for the full amount of the Indebtedness evidenced by this Agreement and the Note and secured by the Mortgages or to require that all of the Mortgaged Property shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents;

(iii)	impair the right of Lender to name Borrower or Indemnitor as a party or parties’ defendant in any action or suit for judicial foreclosure and sale under the Mortgage;

(iv)	affect the validity or enforceability of, or limit recovery under, any indemnity (including the Environmental Indemnification Agreement), guaranty, master or other lease or similar instrument made in connection with the Loan Documents;

(v)	impair the right of Lender to obtain the appointment of a receiver; or

(vi)	impair Lender’s rights and remedies under this Agreement, the Mortgage or any separate assignment of leases and rents regarding the assignment of Leases and Property Income to Lender.

(c)            Notwithstanding any provisions of Section 13.1(a), Borrower and Indemnitor shall be personally liable to Lender and Lender shall have full recourse to Borrower and Indemnitor in connection with the Loan to the extent provided below in connection with the following:

(i)	Fraud or intentional material misrepresentation in connection with the Application, the Loan Documents or the making of the Loan – Recourse liability for the entire Indebtedness if such fraud or intentional material misrepresentation was performed or made by or at the direction of any officer of Borrower or Indemnitor, and Recourse liability for any Losses incurred by Lender in all other instances of fraud or intentional material misrepresentation performed or made by Borrower or Indemnitor, their respective Affiliates or employees who are not officers of Borrower or Indemnitor, in connection with the Application, the Loan Documents or the making of the Loan;

(ii)	Insurance and/or condemnation Proceeds received by or on behalf of Borrower but not applied in accordance with the terms of the Loan Documents – Recourse liability for any such proceeds which are neither paid over to Lender, nor applied in accordance with the terms of Article 3;

(iii)	Failure to apply any security deposits, advances or prepaid rents, Residential Unit Net Sales Proceeds, Retail Unit Net Sales Proceeds, cancellation or termination payments and other sums received by Borrower or by an Affiliate of Borrower or on behalf of Borrower in connection with the operation of the Premises in accordance with the terms of the Loan Documents, or misappropriation of any of the aforementioned sums received by Borrower or on behalf of Borrower – Recourse liability for the amount of any such sums not applied in accordance with the terms of the Loan Documents or not paid over to Lender;

(iv)	Removal of any non-obsolete Equipment from the Mortgaged Property by or on behalf of Borrower or its Affiliates which is not replaced with Equipment of equal or greater utility and value – Recourse liability for the replacement value of any Equipment which is so removed and not so replaced;

(v)	Any act of arson, malicious destruction or intentional physical waste of the Mortgaged Property by the Borrower, Upstream Owners, any Principal, or any general partner, manager or managing member of Borrower or other Affiliate of Borrower – Recourse liability for any Losses incurred by Lender arising out of or related to each such act;

(vi)	Any failure to apply any income or proceeds of the Mortgaged Property received by or by an Affiliate of Borrower on behalf of Borrower to any obligations under the Loan Documents or for capital improvements or operating expenses of the Premises (including any deposits or reserves required by a Loan Document) in violation of this Agreement – Recourse liability to the extent of any such income or proceeds which are not applied as aforesaid;

(vii)	Filing by any of Borrower, Mezzanine Borrower or Indemnitor, or any general partner or managing member of Borrower or Mezzanine Borrower of a voluntary bankruptcy or insolvency proceeding, or the filing against any of them, or against any of the Mortgaged Property, of an involuntary bankruptcy or insolvency proceeding by a party other than Lender Parties with respect to which proceeding Borrower, Indemnitor, or any Affiliate of Borrower or Indemnitor has acted in concert with, solicited or caused to be solicited petitioning creditors, or has colluded or conspired with any party to cause the filing thereof (“Collusive Insolvency”) which is not dismissed within 90 days of filing – Recourse liability for the entire Indebtedness;

(viii)	Failure of Borrower to timely maintain, or pay the premiums for, any insurance required to be maintained under Article 5 of this Agreement or any other Loan Document; or to pay any Impositions against the Mortgaged Property – Recourse liability for any Losses incurred by Lender in connection with such failure to timely maintain insurance, pay any Imposition or pay insurance premiums; provided that Borrower shall not be liable for Losses as a result of the foregoing to the extent it has satisfied all of the conditions precedent to a Disbursement to Borrower and Lender has not made a Disbursement to Borrower in accordance with the terms of this Agreement;

(ix)	Violation of the restrictions on transfers of the Mortgaged Property or any ownership interest in Borrower set forth in Section 10.1 – Recourse liability for the entire Indebtedness (for the avoidance of doubt, Indemnitor shall not have liability under this clause (ix) due to (x) the acquisition of the Mezzanine Pledged Collateral by any Person in connection with the exercise of Mezzanine Administrative Agent’s or Mezzanine Lender’s remedies under the Mezzanine Loan Documents, or (y) an assignment in lieu thereof);

(x)	Violation of the restrictions on subordinate, mezzanine and other financing as described in the Loan Documents – Recourse liability for the entire Indebtedness (for the avoidance of doubt, Indemnitor shall not have liability under this clause (x) due to (x) the acquisition of the Mezzanine Pledged Collateral by any Person in connection with the exercise of Mezzanine Administrative Agent’s or Mezzanine Lender’s remedies under the Mezzanine Loan Documents, or (y) an assignment in lieu thereof);

(xi)	Violation of the SPE Requirements– Recourse liability for any Losses incurred by Lender relating to such violation of such SPE Requirements if such violation does not result in the substantive consolidation of the assets and liabilities of Borrower with any other Person, and Recourse liability for the entire Indebtedness if such violation results in the substantive consolidation of the assets and liabilities of Borrower with any other Person;

(xii)	Borrower, Indemnitor and/or Principal or any of their respective Affiliates takes, in bad faith, any action which impedes, enjoins, prevents, hinders, frustrates, delays, stays or interferes with Lender’s exercise of any rights or remedies under any of the Loan Documents after the earlier to occur of the occurrence of an Event of Default or a Potential Event of Default under any Loan Document, at law or in equity, excluding good faith defenses – Recourse liability for any Losses incurred by Lender relating to such action; and/or

(xiii)	Out-of-pocket costs and expenses incurred by Lender in enforcing the SCA’s or Borrower’s obligations under the School Unit Purchase Agreement, including without limitation, out-of-pocket reasonable attorneys’ fees incurred therewith – Recourse liability for any such costs and expenses not paid by Borrower in accordance with this Agreement.

(d)            Following the completion of a foreclosure of the Mezzanine Pledged Collateral or an assignment in lieu thereof (such date being herein referred to as the “Mezzanine Foreclosure or Assignment Date”), Trinity Place Holdings Inc. shall, subject to the following sentence, be released from and forever discharged of all obligations and liabilities under the Carry Guaranty, the Completion Guaranty, the Recourse Guaranty Agreement and the Environmental Indemnification Agreement, in each case, solely to the extent first arising from and after the Mezzanine Foreclosure or Assignment Date. Notwithstanding the foregoing, (i) this Section 13.1(d) shall not act to limit Indemnitor’s liability with respect to any obligations and liabilities under the Carry Guaranty, the Completion Guaranty, the Recourse Guaranty Agreement and/or the Environmental Indemnification Agreement that accrue or relate to the period prior to the Mezzanine Foreclosure or Assignment Date or with respect to any claims outstanding as of the Mezzanine Foreclosure or Assignment Date or that arise due to the actions of Indemnitor or its Affiliates (other than Borrower), and (ii) Indemnitor shall only be released and discharged under the Completion Guaranty (subject to the other terms and limitations set forth in this Section 13.1(d)) for liability for increased costs with respect to the Guaranteed Obligations (as defined in the Completion Guaranty) to the extent that such increased costs are directly attributable to elective deviations from the Approved Plans made after the Mezzanine Foreclosure or Assignment Date that are not required in order to complete the Project in accordance with the Approved Plans and that are inconsistent with the scope and quality of the work and finishes contemplated by the latest Approved Plans in place on the Mezzanine Foreclosure or Assignment Date, other than deviations that are necessary in order to comply with (A) Legal Requirements, (B) the terms of the Condominium Documents or any Residential Unit Contract of Sale, (C) field or emergency conditions at the Mortgaged Property, (D) the Transit Improvement Agreement, and/or (E) the School Unit Purchase Agreement.

ARTICLE 14

MISCELLANEOUS

Section 14.1      Notices.

(a)            All notices, consents, approvals and requests required or permitted under any Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by: (i) certified or registered United States mail, postage prepaid, return receipt requested; or (ii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery; addressed in either case as follows:

If to Lender, at the following address:

Macquarie PF Inc.

125 West 55th Street

New York, New York 10019

Attention:      Jackie Hamilton, Gautham Srinivas and MCAF Debt US Portfolio

And to:

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, New York 10017-3852

Attention:      David S. Broderick, Esq.

If to Borrower, at the following address:

TPHGREENWICH OWNER LLC

c/o Trinity Place Holdings Inc.

340 Madison Avenue

3rd Floor, Suite 3C

New York, New York 10173

Attention:        Steven Kahn

With a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention:      James P. Godman, Esq.

or to such other address and person as shall be designated from time to time by Lender or Borrower, as the case may be, in a written notice to the other party in the manner provided for in this Section 14.1. A notice shall be deemed to have been given: in the case of hand delivery, at the time of actual delivery; in the case of registered or certified mail, three (3) Business Days after deposit in the United States mail; in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day. A party receiving a notice that does not comply with the technical requirements for notice under this Section 14.1 may elect to waive any deficiencies and treat the notice as having been properly given.

(b)            Borrower acknowledges that Lender may elect to correspond or transmit information concerning the Loan or Borrower to Borrower, the Principals, Indemnitors, investors and other third parties via email or the internet. Such transmissions shall be for the convenience of the parties hereto and shall not replace or supplement the required methods of delivering notices provided for above. In addition, Borrower acknowledges that that such information may be transmitted via the internet or by email and with or without any algorithm enhanced security software and Borrower waives any right to privacy in connection therewith.

Section 14.2      Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 14.3      Successors and Assigns. This Agreement shall be binding upon Borrower’s successors and assigns and shall inure to the benefit of Lender, the Lender Parties and their respective successors and assigns.

Section 14.4      Joint and Several Liability. If more than one party is executing this Agreement as a Borrower, then each party that executes this Agreement shall be jointly and severally responsible for any and all obligations of any Borrower hereunder.

Section 14.5      Captions. The captions of the sections and Sections of this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be deemed to modify, explain, enlarge or restrict any of the provisions hereof.

Section 14.6      Further Assurances. Borrower shall do, execute, acknowledge and deliver, at Borrower’s sole cost and expense, such further acts, instruments or documentation, including additional title insurance policies or endorsements, and title reinsurance, as Lender may reasonably require from time to time to better assure, transfer and confirm unto Lender the rights now or hereafter intended to be granted to Lender under any Loan Document.

Section 14.7      Severability. All rights, powers and remedies provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable law, and are intended to be limited to the extent (but only to the extent) necessary so that they will not render this Agreement invalid or unenforceable. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remaining terms, covenants, conditions and provisions of this Agreement, or the application of such term, covenant, condition or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Agreement shall be modified and/or limited to the extent necessary to render the same valid and enforceable to the fullest extent permitted by law.

Section 14.8      Borrower’s Obligations Absolute. All sums payable by Borrower hereunder shall be paid without notice (except as otherwise expressly provided), demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, and the obligations and liabilities of Borrower hereunder shall in no way be released, discharged, or otherwise affected (except as expressly provided herein) by reason of: (a) any damage to or destruction of or any condemnation or similar taking of the Premises or any portion thereof; (b) any restriction or prevention of or interference with any use of the Premises or any portion thereof; (c) any title defect or encumbrance or any eviction from the Premises or any portion thereof by title paramount or otherwise; (d) any Bankruptcy Proceeding relating to Borrower, any Principal, any Indemnitor or any general partner, manager or managing member of Borrower, or any action taken with respect to any Loan Document by any trustee or receiver of Borrower, any Principal, any Indemnitor or any general partner, manager or managing member of Borrower, or by any court, in any such proceeding; (e) any claim which Borrower has or might have against Lender; or (f) any default or failure on the part of Lender to perform or comply with any of the terms hereof or of any other agreement with Borrower. Except as expressly provided herein, Borrower waives all rights now or hereafter conferred by statute or otherwise to any abatement, suspension, deferment, diminution or reduction of any sum secured hereby and payable by Borrower.

Section 14.9      Amendments; Consents. This Agreement cannot be altered, amended, modified or discharged orally and no executory agreement shall be effective to modify or discharge it in whole or in part, unless in writing and signed by the party against which enforcement is sought. No consent or approval required under any Loan Document shall be binding unless in writing and signed by the party sought to be bound.

Section 14.10      Other Loan Documents and Exhibits. All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Documents, and each of them, which are to be kept and performed by Borrower are hereby made a part of this Agreement to the same extent and with the same force and effect as if they were fully set forth in this Agreement, and Borrower shall keep and perform the same, or cause them to be kept and performed, strictly in accordance with their respective terms. The Cover Sheet and each exhibit, schedule and rider attached to this Agreement are integral parts of this Agreement and are incorporated herein by this reference. In the event of any conflict between the provisions of any such exhibit, schedule or rider and the remainder of this Agreement, the provisions of such exhibit, schedule or rider shall prevail.

Section 14.11      Merger. So long as any Indebtedness shall remain unpaid, fee title to and any other estate in the Mortgaged Property shall not merge, but shall be kept separate and distinct, notwithstanding the union of such estates in any Person.

Section 14.12         Time of the Essence. Time shall be of the essence in the performance of all obligations of Borrower under every Loan Document.

Section 14.13         Transfer of Loan. Lender may, at no cost or expense to Borrower or Indemnitor, at any time, sell, transfer, encumber, pledge or assign the Loan Documents or any portion thereof, and any or all servicing rights with respect thereto (collectively, a “Transfer”), or grant participations therein (a “Participation”) or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (a “Securitization”). In the case of a Transfer, the transferee shall have, to the extent of such Transfer, the rights, benefits and obligations of “Lender” under the Loan Documents. Lender may forward to each purchaser, transferee, assignee, servicer, participant, investor in such Transfer, Participation or Securitization or any Rating Agency rating such Securitization (collectively, the “Investor”) that executes and delivers Lender’s form of (or another customary) non-disclosure agreement and each prospective Investor or any agency maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Loan, the Mortgaged Property, Borrower, any Principal, and any Indemnitor, whether provided by Borrower, any Indemnitor, or otherwise, as Lender reasonably determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under applicable state or federal law to prohibit disclosure in accordance with the provisions of this Section 14.13, including any right of privacy. Further Borrower acknowledges that such information may be transmitted via the internet or by email. Lender will notify Borrower in writing of any Transfer of the Loan or any portion thereof, to the extent such Transfer occurs prior to Substantial Completion (but it shall not be a default hereunder or nullify such Transfer in the event that Lender fails to deliver such notice). As long as no Event of Default exists, at all times prior to the funding of the entire Loan, the initial named Lender hereunder shall continue to remain liable with respect to any obligation to make additional Loan Advances to Borrower in accordance with the terms of this Agreement.

Section 14.14         Cooperation. Borrower shall, and shall cause each Principal and Indemnitor to, reasonably cooperate with Lender at no material cost to Borrower in connection with servicing the Loan (provided that Borrower shall be responsible for the reasonable fees of Lender’s third party servicer) and any Transfer, Participation, Securitization or any other financing created or obtained in connection with the loan, including:

(a)            Estoppel Certificates. Borrower, within ten (10) Business Days following a request by Lender, shall provide Lender or any proposed assignee with an estoppel certificate containing the information set forth in Section 8.9 and such other information that Lender shall reasonably request, duly acknowledged and certified;

(b)            Bifurcation of Note; Creation of Mezzanine Loan. The Note and the Mortgage may, at any time until the same shall be fully paid and satisfied, at the sole election of Lender, be split or divided into two or more notes and two or more security instruments, each of which shall cover all or a portion of the Mortgaged Property to be more particularly described therein. Additionally, subject to the terms of the Mezzanine Loan Documents, Lender may create a mezzanine loan (which may be secured by a pledge of direct or indirect ownership interests in Borrower). To that end, Borrower, upon written request of Lender, shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered by any Indemnitor, the sole member of Borrower, or the then owner of any of the Mortgaged Property, to Lender and/or its designee or designees substitute notes and security instruments in such principal amounts, aggregating not more than the then unpaid principal amount of Indebtedness, and containing terms, provisions and clauses substantially the same as those contained herein and in the Note, which, in the aggregate, will have economic terms substantially consistent with the Loan, and such other documents and instruments as may be reasonably required by Lender, which have no adverse effect on Borrower, and provided that (a) the aggregate principal amount of such component notes and/or mezzanine loan (together with the Loan) shall equal the outstanding principal balance of the Loan immediately prior to the creation of such component notes and/or mezzanine loan, and (b) the weighted average interest rate of such component notes and/or mezzanine loan (together with the Loan) shall on the date created equal the interest rate which was applicable to the Loan immediately prior to the creation of such mezzanine loan. Upon the occurrence and during the continuance of an Event of Default, Lender may apply payments to such component notes and/or mezzanine loan (as applicable) in such order and proportion as Lender may elect. Lender shall reimburse Borrower for its reasonable out-of-pocket costs and expenses incurred in connection with any such Transfer, Participation or Securitization; and

(c)            Creation of Mezzanine Loan. Subject to the terms of the Mezzanine Loan Documents, Lender may create a mezzanine loan (which may be secured by a pledge of direct or indirect ownership interests in Borrower), which mezzanine loan may be paid in such order of priority as may be designated by Lender, provided that (a) the aggregate principal amount of such mezzanine loan (together with the Loan) shall equal the outstanding principal balance of the Loan immediately prior to the creation of such mezzanine loan, (b) the weighted average interest rate of such mezzanine loan (together with the Loan) shall on the date created equal the interest rate which was applicable to the Loan immediately prior to the creation of such mezzanine loan, (c) other than during the existence of an Event of Default, no partial repayment of the Loan or such mezzanine loan shall result in “rate creep”, (d) the debt service payments on such mezzanine loan (together with the Loan) shall on the date created equal the debt service payment which was due under the Loan immediately prior to the creation of such component notes, and (e) the other terms and provisions of each of such mezzanine loan shall be substantially the same in form and substance to the Loan Documents, and in no event increase Borrower’s obligations or liabilities or decrease Borrower’s right thereunder (other than to a de minimis extent). Borrower shall reasonably cooperate with all reasonable requests of Lender in order to establish such mezzanine loan and shall execute and deliver such documents as shall reasonably be required by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender and Borrower and in accordance with this Section 9.1

(d)            Transfer of Funds. In the event of a Securitization, all funds held by Lender in connection with the Loan may be deposited in eligible accounts at eligible institutions as then defined and required by any Rating Agency. Borrower and Indemnitor may be required to execute additional documents in connection with any such Transfer, Participation, Securitization or financing, including a new note or notes, which have no material adverse effect on Borrower. Borrower shall not be required to incur any out of pocket costs in connection with any such cooperation.

Section 14.15         Register. Lender shall cause to be kept a register (the “Register”) for the registration of ownership and transfer or assignment of the Note or any substitute note or notes secured by the Mortgage, including, for the avoidance of doubt, a Transfer or Participation. The names and addresses of the registered owners of such notes, the transfers or assignment of such notes and the names and addresses of the transferees of such notes will be registered in the Register under such reasonable regulations as Lender may prescribe. Borrower and Lender shall deem and treat the registered owner of any note as shown in the Register as the absolute owner thereof for all purposes, and neither Borrower nor Lender shall be affected by any notice to the contrary and payment of the principal of, interest on, and Minimum Multiple Fee or Exit Fee, as applicable, if any, due on or with respect to the related note shall be made only to or upon the order of such registered owner. All such payments so made shall be valid and effective to satisfy and discharge the liability of Borrower upon such notes to the extent of the sums so paid. Upon reasonable request from time to time, Lender shall permit Borrower to examine the Register.

Section 14.16         Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law (including the laws of the State and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited, without any Minimum Multiple Fee or Exit Fee, as applicable, to the outstanding principal of the Loan; and (b) if the Maturity Date is accelerated by reason of an election by Lender in accordance with the terms hereof, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, pro-rated, allocated and spread from the date of advance until payment in full thereof so that the actual rate of interest is uniform through the term hereof. If such amortization, pro-ration, allocation and spreading is not permitted under applicable law, then such excess interest shall be cancelled automatically on the Note as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited, without any Minimum Multiple Fee or Exit Fee, as applicable, to the outstanding principal of the Loan. The terms and provisions of this Section 14.16 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State as set forth in Section 14.19, except that if at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

Section 14.17         Survival. All of the representations, warranties, covenants, and indemnities of Borrower hereunder (other than relating to environmental matters which are instead addressed in the Environmental Indemnification Agreement) shall survive (a) until full and final repayment of the entire Indebtedness (including satisfaction of any outstanding obligations under the Recourse Guaranty Agreement), (b) the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Mortgaged Property to any party, and (c) any assignment by Lender of any interest in the Loan hereunder in accordance with the terms of this Agreement.

Section 14.18         WAIVER OF JURY TRIAL. BORROWER AND LENDER EACH HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY HAS NOT MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. BORROWER FURTHER ACKNOWLEDGES THAT BORROWER HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT BY INDEPENDENT LEGAL COUNSEL SELECTED BY BORROWER AND THAT BORROWER HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 14.19         Governing Law. In all respects, including matters of construction and performance of this Agreement and the obligations arising hereunder, this Agreement shall be governed by, and construed in accordance with, the laws of the State in which the Premises are located applicable to contracts and obligations made and performed in such State and any applicable laws of the United States of America. Interpretation and construction of this Agreement shall be according to the contents hereof and without presumption or standard of construction in favor of or against Borrower or Lender.

Section 14.20         Consent to Jurisdiction and Venue. Borrower hereby submits to personal jurisdiction in the State in which the Premises are located for the enforcement of the provisions of this Agreement and irrevocably waives any and all rights to object to such jurisdiction for the purposes of litigation to enforce any provision of this Agreement. Borrower hereby consents to the jurisdiction of and agrees that any action, suit or proceeding to enforce this Agreement may be brought in any state or federal court in the state in which the Premises are located. Borrower hereby irrevocably waives any objection that it may have to the laying of the venue of any such actions, suit, or proceeding in any such court and hereby further irrevocably waives any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

Section 14.21          Intentionally omitted.

Section 14.22         Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 14.23         Pledge and Grant of Security Interest. Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited with Lender from time to time as additional security for the payment of the Loan, but subject to the rights of tenants with respect to any tenant security deposits under Leases and the rights of Unit Purchasers under Unit Contracts of Sale. Borrower shall not further pledge, assign or grant any security interest in any monies on deposit therein from time to time or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements (except those naming Lender as the secured party) to be filed with respect thereto. Upon the occurrence of an Event of Default, Lender may apply any such sums then deposited with Lender to the payment of the charges for which such funds have been deposited or to the payment of the Loan or any other charges affecting the security of the Loan, as Lender may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender. Until expended or applied as above provided, such funds shall constitute additional security for the Loan.

Section 14.24         Confidentiality. Except to the extent (i) required under applicable Legal Requirements, and/or (ii) in connection with a dispute between Lender and Borrower, without obtaining the prior written consent of Lender in each case, neither Borrower, nor any of its Affiliates, Upstream Owners, brokers, attorneys, accountants or other agents or other representatives shall disclose to any Person or party through any means (including, but not limited to, orally or by correspondence, electronic communications, signage, press-releases, interviews or any publicity or advertising), other than to Lender and its representatives: (i) the existence of any business relationship between Borrower and Lender, or (ii) the existence of any connection between the Loan and Lender. Notwithstanding anything to the contrary, Borrower may make such disclosures as Borrower determines are required by law upon advice of counsel due to the fact that Indemnitor is a public company.

Section 14.25         Broker. Borrower shall indemnify, defend and hold harmless Lender from and against, and shall be responsible for, any Losses arising from any claim or litigation made or threatened by any broker or finder (but excluding any brokers or finders claiming by or through Lender) in connection with the proposed Loan, and any court costs and reasonable attorneys’ fees (including, without limitation, the cost of post-judgment remedies and appeals) incurred by Lender in connection with any such claim or litigation.

Section 14.26         Defaulting Lender. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment either (i) all of the Defaulting Lender’s interest in the Loan, or (ii) the Defaulting Lender’s remaining unfunded commitment, including the advance or other amount which, by its failure or refusal to so fund, caused such Defaulting Lender to become a Defaulting Lender (as applicable, the “Defaulting Lender’s Acquired Interest”). Any Lender desiring to exercise such right shall give written notice thereof to Administrative Agent and Borrower no sooner than two (2) Business Days and not later than thirty (30) Business Days after such Defaulting Lender becomes a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire the Defaulting Lender’s Acquired Interest in proportion to the interests in the Loan then held by the Lenders exercising such right. If after such thirtieth Business Day, no Lender has elected to acquire the Defaulting Lender’s Acquired Interest or, if having so elected, the Lender or Lenders that made such election have not within thirty (30) days following such election closed such acquisition of the Defaulting Lender’s Acquired Interest, then Borrower may, by giving written notice thereof to Administrative Agent, to the Defaulting Lender and to the other Lenders, demand that such Defaulting Lender assign to an Institutional Real Estate Investor proposed by Borrower, subject to and in accordance with the provisions of this Section 14.26 for the purchase price provided for below, the Defaulting Lender’s Acquired Interest. Upon any such assignment of all of its interest in the Loan (as opposed to the Defaulting Lender’s unfunded commitment), the Defaulting Lender's interest in the Loan and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase. In connection with the purchase of the Defaulting Lender’s Acquired Interest by a Lender or Lenders or by an Institutional Real Estate Investor, the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer the Defaulting Lender’s Acquired Interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption Agreement, and the Defaulting Lender shall pay to Administrative Agent an assignment fee in the amount of $25,000. If a Lender or Lenders or an Institutional Real Estate Investor purchases all of the Defaulting Lender’s interest in the Loan (as opposed to the Defaulting Lender’s unfunded commitment), the purchase price for said interest of the Defaulting Lender shall be equal to the amount of the principal balance of the principal amounts outstanding and owed by Borrower to the Defaulting Lender. In connection with an assignment of only such Defaulting Lender’s remaining unfunded commitment, the purchase price shall be zero, and the Defaulting Lender shall be entitled to receive any amount owed to it by Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, as and when and to the extent the same are received by Administrative Agent from or on behalf of Borrower. There shall be no recourse against any Lender or Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

ARTICLE 15

THE ADMINISTRATIVE AGENT

Section 15.1           Appointment, Powers and Immunities. At all times when there is a lender other than (including in addition to) Lender under this Agreement, the Lenders shall be deemed to appoint and authorize the Administrative Agent to act for all purposes as their agent under the Loan Documents. The provisions of this Article 15 shall not apply at any time when the Administrative Agent is the sole Lender.

Section 15.2           Reliance by Borrower on Administrative Agent. At all times when there is more than one Lender, (1) Borrower (a) is entitled to rely on the Administrative Agent for any waiver, amendment, approval or consent given by “Lender” under the Loan Documents, (b) shall adhere only to waivers, amendments, approvals or consents given by Administrative Agent, on behalf of “Lender” under the Loan Documents, and (c) shall make all payments under the Notes and the other Loan Documents to Administrative Agent, as set forth herein, and (2) Administrative Agent shall, on behalf of all of the Lenders, be permitted to take all actions, including exercising all remedies, permitted to be taken by “Lender” under the Loan Documents (either by law or pursuant to the terms of the Loan Documents), and (3) all legal action taken respecting the Loan Documents shall be taken by the Administrative Agent on behalf of the Lenders, and all default notices under the Loan Documents will be provided by the Administrative Agent. Unless and until the Lenders notify Borrower otherwise, the Administrative Agent is Macquarie PF Inc., a Delaware corporation. The use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Notwithstanding anything to the contrary contained in the Notes, unless otherwise directed by Administrative Agent in writing, all payments under the Loan Documents shall be made by Borrower to the Administrative Agent in accordance with the provisions of Section 2.7(a).

Section 15.3           Rights as a Lender. If the Administrative Agent is also a Lender hereunder it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.

ARTICLE 16

CONDOMINIUM UNIT RELEASE PROVISIONS

Section 16.1           The Offering Plan.

(a)            Borrower shall not make any amendments or modifications to the Offering Plan (except with respect to (i) a Price Change Amendment to the Offering Plan, increasing the Schedule A—Purchase Prices only, (ii) annual updated amendments required under Attorney General regulations to extend the term of the Offering Plan), and (iii) the proposed Eighth (8th) amendment thereto in the form attached hereto as Exhibit W and otherwise reasonably acceptable to Lender), or the other Condominium Documents (including amendments or modifications requested by the Attorney General) without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed provided (i) no Event of Default exists and (ii) such amendment or modification complies with all Condominium Laws. Lender shall endeavor to complete its review of any drafts, requested amendments or modifications to the Offering Plan and the other Condominium Documents within twenty (20) Business Days following its receipt of same and shall either approve or disapprove the same within aforesaid time periods. If Lender disapproves any requested amendments or modifications to the Offering Plan or any of the other Condominium Documents, Lender shall provide Borrower with a reasonably detailed explanation for Lender’s disapproval thereof, and Borrower shall then re-submit revised drafts of the same to Lender as soon as reasonably practicable. It shall be reasonable for Lender to disapprove any proposed amendment or modification if the SCA has the right to approve same and written evidence of such approval has not been delivered to Lender. Borrower shall cause the revised Offering Plan and the other revised Condominium Documents to address the reasonable concerns or reasons for Lender’s disapproval of the prior drafts of the same. Lender and Borrower shall repeat this process until any such requested amendments or modifications to the Offering Plan and the other Condominium Documents are approved by Lender. If Lender does not respond to Borrower’s request for approval of a proposed amendment or modification of the Offering Plan within twenty (20) Business Days after written request by Borrower and submission by Borrower of all information needed by Lender to evaluate said request, then Borrower may deliver a second written request, which written request shall state on the top of the first page in bold lettering “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE MASTER LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER.” If Lender does not respond to Borrower’s second such request for approval or disapproval of such amendment or modification to the Offering Plan within ten (10) Business Days after such second written request, then as long as no Event of Default or Potential Event of Default exists, the same shall be deemed approved.

(b)            The Offering Plan and the other Condominium Documents are and shall be in full compliance in all material respects with all Condominium Laws and other applicable Legal Requirements.

(c)            Borrower shall not record any of the Condominium Documents (to the extent not of record as of the Closing Date) without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed provided (i) no Event of Default exists and (ii) such amendment or modification complies with all Condominium Laws.

(d)            Borrower shall deliver to Lender a copy of any Price Change Amendment or other amendment Offering Plan (or other Condominium Documents) within fifteen (15) days after acceptance by the Attorney General, along with a copy of the letter from the Attorney General approving such amendment to the Offering Plan.

(e)            Borrower has provided Lender with a true, correct and complete copy of the Offering Plan (including the Declaration of Condominium and By-Laws annexed thereto) in the form accepted by the Attorney General, and Borrower has paid any and all amounts due and payable by Borrower in connection with such submission. The Offering Plan (i) complies in all material respects with all applicable Legal Requirements (including, without limitation, all Federal and State Securities Laws, all Federal and State Truth-in-Lending Statutes, and HUD filings regarding interstate sales, if applicable), (ii) contains provisions which (a) permit the Mortgaged Property to be encumbered by a mortgage subordinate to the Declaration of Condominium, and (b) provide Lender the opportunity to cure any default under the Condominium Documents that is curable by an owner of a Condominium Unit, after the receipt of notice of the default, before the Condominium Association or its representative thereunder may exercise remedies against Borrower or the Mortgaged Property or any Condominium Units; (iii) does not contain any provision which will at any time prevent the exercise of any and all remedies available to the holder of the Loan, including acquisition of fee title to the remaining Condominium Units then owned by Borrower through foreclosure, deed in lieu thereof or otherwise, by their terms or under applicable law without the requirement for consent of or approval by the Condominium Association or any Condominium Unit owner; and (iv) is accurate and complete and does not contain any information which is misleading in an respect. No other Condominium Documents (other than those that have been delivered by Borrower to Lender’s counsel prior to the date hereof) have been (a) submitted or filed with the Attorney General or any other Governmental Authority or (b) distributed to any potential purchasers of any Condominium Units. Borrower does and shall continue to comply with the terms of the Offering Plan and all Legal Requirements (including, without limitation, all Federal and State Securities Laws) pertaining thereto.

(f)            All submissions required to be made to the Attorney General in connection with the Offering Plan as of the Closing Date have been submitted to, and approved by, the Attorney General.

Section 16.2           Contracts of Sale.

(a)            Schedule H attached hereto sets for the Residential Unit Contracts of Sale that have been entered into and are in effect as of the date hereof (the “Existing Residential Unit Contracts”), together with the deposits that are being held in escrow with respect to each such Residential Unit Contract of Sale. Lender hereby approves the Existing Residential Unit Contracts. Borrower represents and warrants that (i) each such deposit is being held at Kramer Levin Naftalis & Frankel LLP, (ii) all Existing Residential Unit Contracts are the valid and binding obligation of Borrower and, to Borrower’s actual knowledge, the purchaser (subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations; and assuming the competence, of the purchaser and the execution and delivery of the applicable contract to Borrower by the purchaser) and are not rescindable for any reason, except as approved by Lender with respect to an individual Existing Residential Unit Contract, as required in accordance with applicable Legal Requirements (including future directives of the Attorney General) or as otherwise set forth in the Offering Plan or in such Existing Residential Unit Contracts, (iii) except as set forth on Schedule H, any financing contingency set forth in an Existing Residential Unit Contract has lapsed (without being exercised by the applicable purchaser) and is no longer exercisable by the applicable purchaser. To Borrower’s actual knowledge, as of the date hereof, no event has occurred which is currently continuing that would permit a purchaser under an Existing Residential Unit Contract to rescind such Existing Residential Unit Contract.

(b)            Borrower shall not enter into a Residential Unit Contract of Sale unless said Residential Unit Contract of Sale is in compliance with the terms and conditions of this Agreement. Each Residential Unit Contract of Sale shall be on the Approved Form of Contract of Sale (subject only to customary non-material negotiated revisions to said form that have no material adverse effect on Borrower, Lender or the Project), and all of the following conditions shall have been satisfied:

(i)	The purchase price under such Residential Unit Contract of Sale for a Residential Unit shall result in the payment of Residential Unit Net Sale Proceeds greater than or equal to the Residential Unit Minimum Release Price for such Residential Unit;

(ii)	such Residential Unit Contract of Sale shall not provide for Borrower, as seller, to provide any seller financing or to take back any purchase money mortgages as part of the sales price;

(iii)	such Residential Unit Contract of Sale shall not be subject to cancellation, except as (I) provided in the Offering Plan, (II) required by the Condominium Laws (including those requiring disclosures to prospective and actual purchasers), (III) required by the Attorney General and/or (IV) provided in the Approved Form of Contract of Sale;

(iv)	such Residential Unit Contract of Sale shall have no contingencies thereunder, unless otherwise approved by Lender in writing, except (w) Substantial Completion of the Construction Work, (x) those set forth in the Approved Form of Contract of Sale or Offering Plan, (y) a contingency for Borrower’s obligation to consummate the closing in accordance with the provisions of the Residential Unit Contract of Sale on or before the date set forth therein for such closing, which date shall not be prior to the date set forth on Schedule I attached hereto for said Residential Unit, and (z) a financing contingency on then-current market terms and conditions;

(v)	such Residential Unit Contract of Sale requires the applicable Residential Unit Purchaser upon execution thereof, to make a cash deposit of not less than ten percent (10%) of the gross sales price of the Residential Unit, unless Borrower obtains Lender’s prior written consent to a deposit in an amount less than ten percent (10%) of the gross sales price of the applicable Residential Unit, which consent shall not be unreasonably withheld, conditioned or delayed;

(vi)	such Residential Unit Contract of Sale provides for the entire purchase price and other payments thereunder payable to Borrower, as seller under the Residential Unit Contract of Sale, to be paid by wire transfer, bank check or certified funds at the closing of such Residential Unit (either by means of an all-cash sale, or from institutional financing obtained by the purchaser);

(vii)	such Residential Unit Contract of Sale and the proceeds thereof shall have been collaterally assigned to Lender, subject to Legal Requirements and the rights of the purchaser thereunder;

(viii)	[intentionally omitted];

(ix)	Borrower shall not enter into a Bulk Sale without Lender’s prior consent, which consent may be granted or withheld in Lender’s sole and absolute discretion; and

(x)	Notwithstanding anything herein to the contrary, (i) Borrower shall not sell any Residential Unit to an Affiliate or relative of Borrower, Indemnitor or any Principal without Lender’s approval, which approval shall be in Lender’s sole and absolute discretion, and (ii) any closing expenses, fees, charges or otherwise incurred by Borrower in connection with the sale of a Residential Unit shall only be paid to third parties unaffiliated with Borrower, Indemnitor or any Principal, unless payment of such expense is approved by Lender, which approval shall be in Lender’s sole and absolute discretion.

The approval by Lender of any Residential Unit Contract of Sale shall not obligate Lender to release any Residential Unit from the lien of the Mortgage, unless the release requirements of Lender as set forth in Section 16.3 of this Agreement are satisfied.

(c)            Borrower shall not enter into a contract for the sale of the Retail Unit (a “Retail Unit Contract of Sale”) unless all of the following conditions shall have been satisfied:

(i)	The purchase price under such Retail Unit Contract of Sale shall result in Retail Unit Net Sale Proceeds greater than or equal to the Retail Unit Minimum Release Price for the Retail Unit;

(ii)	such Retail Unit Contract of Sale shall not provide for Borrower, as seller, to provide any seller financing or to take back any purchase money mortgages as part of the sales price;

(iii)	such Retail Unit Contract of Sale shall not be subject to cancellation, except as provided in the Offering Plan, or by the Condominium Laws (including those requiring disclosures to prospective and actual purchasers) and/or pursuant to the terms of the Retail Unit Contract of Sale;

(iv)	such Retail Unit Contract of Sale provides for the entire purchase price and other payments thereunder payable to Borrower, as seller under the Retail Unit Contract of Sale, to be paid by wire transfer, bank check or certified funds at the closing of the Retail Unit (either by means of an all-cash sale, or from financing obtained by the purchaser);

(v)	such Retail Unit Contract of Sale and the proceeds thereof shall have been collaterally assigned to Lender, subject to Legal Requirements and the rights of the purchaser thereunder;

(vi)	unless Borrower shall have receive a so-called “no action” letter from the Attorney General with respect to the sale of the Retail Unit (a “No Action Letter”), the Offering Plan and the other Condominium Documents shall have been submitted to and approved by Lender and the Offering Plan shall have been accepted for filing by the Attorney General;

(vii)	Notwithstanding anything herein to the contrary, (i) Borrower shall not sell the Retail Unit to an Affiliate or relative of Borrower, Indemnitor or any Principal without Lender’s approval, which approval shall be in Lender’s sole and absolute discretion, and (ii) any closing expenses, fees, charges or otherwise incurred by Borrower in connection with the sale of the Retail Unit shall only be paid to third parties unaffiliated with Borrower, Indemnitor or any Principal, unless payment of such expense is approved by Lender, which approval shall be in Lender’s sole and absolute discretion.

The approval by Lender of any Retail Unit Contract of Sale shall not obligate Lender to release the Retail Unit from the lien of the Mortgage unless the release requirements of Lender as set forth in Section 16.3 of this Agreement are satisfied.

(d)            Borrower shall cause the Purchase Agreement Deposit Escrowee to deliver to Lender a Purchase Agreement Deposit Escrowee Acknowledgement as of the date hereof.

(e)            Subject to Section 2.3(c) of this Agreement, Borrower shall cause Purchase Agreement Deposit Escrowee to hold (at the Purchase Agreement Deposit Escrowee Bank), maintain and disburse all Purchase Agreement Deposits in accordance with the applicable Residential Unit Contract of Sale (or Retail Unit Contract of Sale), the Offering Plan (in the case of a sale of the Retail Unit, unless Borrower obtained a No Action Letter), the Purchase Agreement Deposit Escrow Agreement and all other Legal Requirements. Borrower hereby grants to Lender a security interest in Borrower’s interest in the Purchase Agreement Deposit Escrow Agreement, and in all rights of Borrower, if any, in and to all Purchase Agreement Deposit Accounts and all sums on deposit therein, including all Purchase Agreement Deposits, Residential Unit Net Sale Proceeds and Retail Unit Net Sale Proceeds and all interest that may accrue thereon, as additional security for the Obligations under the Loan Documents, subject to Legal Requirements and the right of Residential Unit Purchasers under Residential Unit Contracts of Sale or a purchaser of the Retail Unit, as applicable. Borrower shall have no right to release Purchase Agreement Deposits from the Purchase Agreement Deposit Accounts, except as expressly provided in the applicable Residential Unit Contract of Sale or the Retail Unit Contract of Sale, as applicable. The funds on deposit in the Purchase Agreement Deposit Accounts shall be disbursed in accordance with this Article 16 and the Purchase Agreement Deposit Escrow Agreement.

(f)            Intentionally omitted.

(g)            Once Borrower shall have entered into a Retail Unit Contract of Sale or any Residential Unit Contract of Sale, Borrower shall:

(i)	comply with all of the obligations, covenants and agreements of Borrower set forth in the Retail Unit Contract of Sale or Residential Unit Contract of Sale, as applicable.

(ii)	make all necessary efforts to cause any sales to be in compliance with all applicable Legal Requirements of any Governmental Authorities having jurisdiction thereof;

(iii)	except for customary non-material negotiated amendments that have no material adverse effect on Borrower, Lender or the Project, not modify, amend or terminate (unless such termination is as a result of a default by purchaser) any Retail Unit Contract of Sale or a Residential Unit Contract of Sale without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed); and

(iv)	promptly deliver to Lender (i) a true and complete copy of each and every notice of default received or sent by Borrower with respect to the obligations of Borrower or the contract purchaser under any Residential Unit Contract of Sale or Retail Unit, and (ii) copies of all material correspondence with purchasers related to the exercise of any recission or termination right with respect to a Residential Unit Contract of Sale (whether in connection with a financing contingency or otherwise).

(h)            Borrower shall deliver to Lender, promptly after execution thereof, an executed counterpart of the Retail Unit Contract of Sale and each Residential Unit Contract of Sale and any amendments, modifications and terminations thereof.

Section 16.3           Conditions for Release of Units. After all of the following conditions have been satisfied, and upon Borrower’s written request to Lender, Lender shall release any Residential Unit or the Retail Unit, as applicable, from the lien of the Mortgage pursuant to a release in the form of Exhibit R attached hereto (or another form provided by Borrower and reasonably acceptable to Lender):

(a)            Lender shall have received the Offering Plan and the other Condominium Documents in accordance with the terms and conditions of this Agreement, and the Offering Plan and any amendment thereto shall have been accepted for filing by the Attorney General;

(b)            no Potential Event of Default or Event of Default under this Agreement or the other Loan Documents shall then exist;

(c)            if such request is made with respect to a Residential Unit, Lender shall have received a fully executed counterpart of the Residential Unit Contract of Sale for such Residential Unit with a bona fide “third party” Residential Unit Purchaser of the Residential Unit (unless otherwise approved by Lender in its sole and absolute discretion), which Residential Unit Contract of Sale shall satisfy the conditions set forth in Section 16.2 hereof;

(d)            if such request is made with respect to the Retail Unit, Lender shall have received a fully executed counterpart of the Retail Unit Contract of Sale with a bona fide “third party” purchaser (unless otherwise approved by Lender in its sole and absolute discretion), which Retail Unit Contract of Sale shall satisfy the conditions set forth in Section 16.2 hereof;

(e)            not later than one (1) Business Day prior to the closing of such Residential Unit or the Retail Unit, Borrower shall have delivered to Lender a copy of the closing statement with respect to such closing, which closing statement shall have been certified by Borrower as true and correct;

(f)            The Purchase Agreement Deposit Escrow Agreement shall be in full force and effect;

(g)            Borrower shall to notify Lender not later than five (5) Business Days prior to any closing of such Residential Unit or the Retail Unit of (i) the proposed closing date for the sale of such Residential Unit or the Retail Unit, as applicable, and (ii) the amount of the Residential Unit Net Sale Proceeds or Retail Unit Net Sale Proceeds, as applicable, to be paid to Lender in connection with such sale;

(h)            the Residential Unit or Retail Unit to be released will constitute one or more tax lots separate and distinct from the tax lot or lots applicable to the remaining portion of the Property (including all remaining unsold Residential Unit) encumbered by the lien of the Mortgage;

(i)            neither the release from the lien of the Mortgage, nor the conveyance to the transferee of such Residential Unit or Retail Unit will violate any applicable zoning or subdivision laws;

(j)            in the case of a Residential Unit (other than the penthouse to the extent not required by applicable Legal Requirements and requested by the purchaser thereof) a temporary certificate of occupancy is in effect for such Residential Unit to be released;

(k)            Agent shall have received such other documents, certificates, instruments, opinions or assurances as Agent may reasonably request;

(l)            Borrower shall have paid (1) Lender’s actual out-of-pocket expenses (including reasonable legal fees) incurred in connection with the release, together with (2) an administrative fee of $500.00 in connection with such release; and

(m)            simultaneously with the closing under the Residential Unit Contract of Sale or the Retail Unit Contract of Sale, as applicable, Lender shall receive the Residential Unit Net Sale Proceeds for the Residential Unit in question (which shall be in an amount not less than the applicable Residential Unit Minimum Release Price) or the Retail Unit Net Sale Proceeds for the Retail Unit (which shall be in an amount not less than the Retail Unit Minimum Release Price), as applicable, which, subject to the provisions of Section 2.3(c), Residential Unit Net Sale Proceeds or Retail Unit Net Sale Proceeds, as applicable, shall be deposited into the Cash Collateral Account and, as long as no Event of Default exists, be applied by Lender in accordance with the provisions of Section 2.7(d). The provisions of this subsection “(m)” are subject to the provisions of Section 2.3(c) of this Agreement.

Solely with respect to the matters addressed in Section 16.2 and Section 16.3 above, (i) any notices to Lender or requests for Lender approval required pursuant to such Section 16.2 and/or Section 16.3 may be delivered to Lender via email to the following email addresses: Gautham.Srinivas@macquarie.com, Jackie.Hamilton@macquarie.com, and mcpfopsus@macquarie.com, and (ii) any such requested approvals may be granted or denied by Lender via reply email from one of the email addresses set forth in the foregoing clause (i).

In connection with any sale of a Residential Unit or Retail Unit, upon the request of Borrower and at no cost to Lender, Lender shall, to the extent permitted by law, cooperate in a commercially reasonable manner to sever the Mortgage and assign such severed portion of the Mortgage and the related severed promissory note secured thereby to the lender providing mortgage financing to the purchaser of the applicable Residential Unit or Retail Unit being conveyed (in an amount not to exceed the amount of the applicable purchaser’s mortgage), pursuant to documentation in the forms reasonably approved by Lender.

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IN WITNESS WHEREOF, Lender and Borrower have executed and delivered this Agreement as of the date first written above.

LENDER AND ADMINISTRATIVE AGENT:

MACQUARIE PF INC.,
a Delaware corporation

By:	/s/ Gautham Srinivas
Name: Gautham Srinivas
Title: Authorized Signatory

By:	/s/ Barrie Bloom
Name: Barrie Bloom
Title: Authorized Signatory

[Signatures continue on the following page]

IN WITNESS WHEREOF, Lender and Borrower have executed and delivered this Agreement as of the date first written above.

BORROWER:

TPHGREENWICH OWNER LLC,
a Delaware limited liability company

By:	/s/ Steven Kahn
Name:	Steven Kahn
Title:	Chief Financial Officer